                                            REGISTRATION NOS. -______/811-08862

   As filed with the Securities and Exchange Commission on December 31, 2012

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-4

                               -----------------

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      Pre-Effective Amendment No.      [ ]
                      Post Effective Amendment No.     [ ]
                                                   __
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                      Amendment No. 1                  [X]
                                    __
                               -----------------

                             AG SEPARATE ACCOUNT A
                          (EXACT NAME OF REGISTRANT)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

                  2727-A ALLEN PARKWAY, HOUSTON, TEXAS 77019
        (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                (800) 871-2000
              (DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               -----------------

                              Manda Ghaferi, Esq.
                            AIG Life and Retirement
                           1999 Avenue of the Stars
                          Los Angeles, CA 60067-6121
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                               -----------------

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

It is proposed that this filing will become effective:
[ ]immediately upon filing pursuant to paragraph (b) of Rule 485
[ ]on [date] pursuant to paragraph (b) of Rule 485
[ ]60 days after filing pursuant to paragraph (a) (1) of Rule 485
[ ]on [date] pursuant to paragraph (a) (1) of Rule 485

                               -----------------

TITLE OF SECURITIES BEING REGISTERED: TITLE OF SECURITIES BEING REGISTERED:
Units of interests in A.G Separate Account A of American General Life Insurance Company under ElitePlus Bonus Fixed and Variable Annuity Contracts.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file another amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the

Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

No filing fee is due because an indefinite amount of securities is deemed to have been registered in reliance on Section 24(f) of the Investment Company Act of 1940.

  AMERICAN GENERAL LIFE INSURANCE COMPANY              AG SEPARATE ACCOUNT A
  UNITS OF INTEREST UNDER FLEXIBLE PREMIUM INDIVIDUAL             PROSPECTUS
  FIXED AND VARIABLE DEFERRED ANNUITY CONTRACTS              JANUARY 2, 2013

                                ELITEPLUS BONUS

American General Life Insurance Company (the "Company" or "AGL") offers the flexible premium individual fixed and variable deferred annuity contracts (the "Contract" or "Contracts") to provide for the accumulation of Account Value on a fixed or variable basis and payment of annuity payments on a fixed and/or variable basis. The Contract permits you to invest in and receive retirement benefits in up to 4 Fixed Account Options and/or an array of Variable Account Options described in this prospectus. The Contracts are designed for use by individuals in retirement plans on a qualified or nonqualified basis; however, no new contracts are being issued since this product is no longer offered for sale.

                           VARIABLE ACCOUNT OPTIONS
--------------------------------------------------------------------------------

Invesco V.I. Diversified Income Fund -- Series I                  VALIC Company I
Invesco Van Kampen V.I. American Franchise Fund, Series I Shares  Government Securities Fund
  (formerly, the Invesco Van Kampen V.I. Capital Growth Fund)     Growth & Income Fund
Janus Aspen Overseas Portfolio -- Service Shares                  International Equities Fund
Janus Aspen Portfolio -- Service Shares                           Money Market I Fund
MFS VIT Core Equity Series, Initial Class                         Science & Technology Fund
Oppenheimer Capital Appreciation Fund/VA, Non-Service Shares      Stock Index Fund
Oppenheimer Global Strategic Income Fund/VA, Non-Service Shares
Oppenheimer Main Street Fund/VA, Non-Service Shares               VALIC Company I
Oppenheimer Main Street Small- & Mid-Cap Fund/VA,                 High Yield Bond Fund
  Non-Service Shares                                              Mid Cap Value Fund
Putnam VT Global Equity Fund -- Class IB Shares                   Strategic Bond Fund
Templeton Developing Markets Securities Fund -- Class 2
Templeton Foreign Securities Fund -- Class 2

The Contract provides for a 1% Bonus to be applied to eligible Purchase Payments. Fees and charges for a variable annuity contract with a bonus, such as this Contract, are higher than fees and charges for a variable annuity contract without a bonus. The Company pays for the 1% Bonus through higher fees and charges deducted from the Contract. Any increase in Account Value that you receive in connection with the 1% Bonus may be more than offset by the higher fees and charges used by the Company to pay for the 1% Bonus.

This prospectus provides you with information you should know before investing in the Contract. This prospectus is accompanied by the current prospectuses for the mutual fund options described in this prospectus. Please read and retain each of these prospectuses for future reference. You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

A Statement of Additional Information ("SAI"), dated January 2, 2013, has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related materials at the SEC's internet web site (http://www.sec.gov). This SAI contains additional information about the Contract and is part of this prospectus. For a free copy, complete and return the form contained in the back of this prospectus or call 1-800-424-4990.

THE CONTRACTS ARE NOT INSURED BY THE FDIC, THE FEDERAL RESERVE BOARD OR ANY SIMILAR AGENCY. THEY ARE NOT A DEPOSIT OR OTHER OBLIGATION OF, NOR ARE THEY GUARANTEED OR ENDORSED BY, ANY BANK OR DEPOSITORY INSTITUTION. AN INVESTMENT IN A VARIABLE ANNUITY CONTRACT IS SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTED.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES.

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                  PAGE
                                                                  ----
          GLOSSARY OF TERMS                                         3
          FEE TABLES                                                4
          EXAMPLES                                                  5
          SELECTED PURCHASE UNIT DATA                               6
          SUMMARY                                                   8
             Fixed and Variable Options..........................   8
             Death Benefit Options...............................   8
             Transfers...........................................   8
             Fees and Charges....................................   9
             Payout Options......................................   9
             Communications to the Company.......................   9
             Federal Tax Information.............................   9
             Purchase Requirements...............................  10
          GENERAL INFORMATION                                      10
             About the Contract..................................  10
             The Merger..........................................  10
             About the Company...................................  11
             About AG Separate Account A.........................  11
             About the Fixed Account Options.....................  12
             Units of Interest...................................  12
             Distribution of the Contracts.......................  12
          FIXED AND VARIABLE ACCOUNT OPTIONS                       13
             Fixed Account Options...............................  13
             Variable Account Options............................  13
          PURCHASE PERIOD                                          15
             Purchase Payments...................................  15
             Right to Return.....................................  16
             1% Bonus............................................  16
             Purchase Units......................................  17
             Stopping Purchase Payments..........................  17
          TRANSFERS BETWEEN INVESTMENT OPTIONS                     18
             During the Purchase Period..........................  18
             Policy Against Market Timing and Frequent Transfers.  18
             Communicating Transfer or Reallocation Instructions.  19
             Sweep Account Program...............................  19
             Effective Date of Transfer..........................  19
             Reservation of Rights...............................  19
             Dollar Cost Averaging Program.......................  20
             Portfolio Rebalancing Program.......................  20
             During the Payout Period............................  20
          FEES AND CHARGES                                         21
             Account Maintenance Fee.............................  21
             Surrender Charge....................................  21
             Market Value Adjustment.............................  22

                                                                 PAGE
                                                                 ----
             Premium Tax Charge.................................  23
             Separate Account Charges...........................  23
             Optional Separate Account Charges..................  23
             Fund Annual Expense Charges........................  23
             Other Tax Charges..................................  23
          PAYOUT PERIOD                                           24
             Fixed Payout.......................................  24
             Variable Payout....................................  24
             Combination Fixed and Variable Payout..............  24
             Payout Date........................................  24
             Payout Options.....................................  24
             Payout Information.................................  25
          SURRENDER OF ACCOUNT VALUE                              25
             When Surrenders are Allowed........................  25
             Amount That May Be Surrendered.....................  25
             Surrender Restrictions.............................  26
             Partial Surrender..................................  26
             Systematic Withdrawal Program......................  26
             Distributions Required By Federal Tax Law..........  26
          DEATH BENEFITS                                          26
             Beneficiary Information............................  26
             Proof of Death.....................................  27
             Special Information for Nonqualified Contracts.....  27
             Important Information for Beneficiaries who Elect
               to Defer Payment.................................  27
             Joint Owner Spousal Election Information...........  27
             During the Purchase Period.........................  27
             During the Payout Period...........................  28
          OTHER CONTRACT FEATURES                                 28
             Change of Beneficiary..............................  28
             Cancellation -- The 10 Day "Free Look".............  28
             We Reserve Certain Rights..........................  29
             Deferring Payments.................................  29
          VOTING RIGHTS                                           29
             Who May Give Voting Instructions...................  29
             Determination of Fund Shares Attributable to Your
               Account..........................................  29
             How Fund Shares Are Voted..........................  30
          FEDERAL TAX MATTERS                                     30
             Types of Plans.....................................  30
             Tax Consequences in General........................  30
          LEGAL PROCEEDINGS.....................................  32
          FINANCIAL INFORMATION.................................  33
          TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
            INFORMATION.........................................  33

GLOSSARY OF TERMS
--------------------------------------------------------------------------------

Unless otherwise specified in this prospectus, the words "we," "us", "our," "Company," mean American General Life Insurance Company and the words "you" and "your," unless otherwise instructed in this prospectus, mean the contract owner, annuitant or beneficiary. Other specific terms we use in this prospectus are:

ACCOUNT VALUE - the total sum of your Fixed Account Options and/or Variable Account Options that have not yet been applied to your Payout Payments.

AG SEPARATE ACCOUNT A - a segregated asset account established by the Company under the Texas Insurance Code. The purpose of AG Separate Account A is to receive and invest your Purchase Payments and Account Value in the Variable Account Options you have selected.

ANNUITANT - the individual, (in most cases this person is you) to whom Payout Payments will be paid. The Annuitant is also the measuring life for the Contract.

ANNUITY SERVICE CENTER - our Annuity Service Center is located at 205 E. 10/th/ Avenue, Amarillo, Texas 79101.

ASSUMED INVESTMENT RATE - the rate used to determine your first monthly Payout Payment per thousand dollars of Account Value in your Variable Account Option(s).

BENEFICIARY - the person designated to receive Payout Payments or the Account Value upon death of an Annuitant or the Owner.

BONUS - an additional amount paid by the Company, equal to 1% of the initial Purchase Payment and certain subsequent Purchase Payments.

CONTRACT ANNIVERSARY - the date that the Contract is issued and each yearly anniversary of that date thereafter.

CONTRACT YEAR - the first twelve month period and then each yearly anniversary of that period following the issue date of the Contract.

CONTRACT OWNER - the person entitled to the ownership rights as stated in this prospectus

FIXED ACCOUNT OPTIONS - a particular subaccount into which your Purchase Payments and Account Value may be allocated to fixed investment options and are guaranteed to earn at least a minimum rate of interest.

MUTUAL FUND OR FUND - the investment portfolio(s) of a registered open-end management investment company, which serves as the underlying investment vehicle for each Division represented in AG Separate Account A.

MVA BAND - the name given to a specific amount of Account Value allocated to the MVA Option for an MVA Term. See the "MVA Option" and "Market Value Adjustment" sections in this prospectus.

MVA TERM - a period of time in which an amount of account Value is allocated to a guarantee period in the MVA Option. See the "MVA Option" section in the prospectus.

PAYOUT PAYMENTS - the payments made to you during the Payout Period. Payout Payments may be made on a fixed Variable, or combination of fixed and variable basis.

PAYOUT PERIOD - the time when you begin to withdraw your money in Payout Payments. This may also be called the "Annuity Period."

PAYOUT UNIT a measuring unit used to calculate Payout Payments from your Variable Account Option. Payout Unit values will vary with the investment experience of the AG Separate Account A Division you have selected.

PURCHASE PAYMENTS - an amount of money you pay to the Company to receive the benefits offered by the Contract.

PURCHASE PERIOD - the time between your first Purchase Payment and your Payout Period (or surrender).

PURCHASE UNIT - a measuring unit used to calculate your Account Value during the Purchase Period. The value of a Purchase Unit will vary with the investment experience of the Separate Account Division you have selected.

VARIABLE ACCOUNT OPTIONS - investment options that correspond to AG Separate Account A Divisions offered by the Contract. Investment returns on Variable Account Options may be positive or negative depending on the investment performance of the underlying Mutual Fund.

VARIABLE PAYOUT - payments to you during the Payout Period that will vary based on your investments in the Variable Account Options of AG Separate Account A. Because the value of your Variable Account Options may vary, we cannot guarantee the amounts of the Variable Payout.

FEE TABLES
--------------------------------------------------------------------------------

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU MAY PAY WHEN BUYING, OWNING, AND SURRENDERING THE CONTRACT. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE CONTRACT, SURRENDER THE CONTRACT, OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS. STATE PREMIUM TAXES, RANGING FROM ZERO TO 3 1/2%, MAY ALSO BE DEDUCTED IF APPLICABLE.

MAXIMUM OWNER TRANSACTION EXPENSES

Maximum Surrender Charge
(As a percentage of the Purchase Payment withdrawn)...................... 5.00%

Surrender Charge Schedule (As a percentage of the Purchase Payment withdrawn and based on the length of time from when each Purchase Payment was received)

                      Years  1   2   3   4   5 6     7   8+
                      --------------------------------------
                       5%    5%  5%  4%  3%  2%      1%  0%

Transfer Fee (1)........................................................... $25

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING THE VARIABLE ACCOUNT OPTION FEES AND EXPENSES.

ACCOUNT MAINTENANCE FEE (2)................................................ $30

SEPARATE ACCOUNT ANNUAL CHARGES (3)
(deducted daily as a percentage of your average Account Value)

  Mortality and Expense Risk Fee.......................................... 1.25%
  Administration Fee...................................................... 0.15%
  Optional Enhanced Death Benefit Charge.................................. 0.05%
  Optional Annual Step-Up Death Benefit Charge............................ 0.10%
                                                                           ----
  TOTAL SEPARATE ACCOUNT ANNUAL CHARGES................................... 1.55%
                                                                           ====

THE NEXT TABLE SHOWS THE TOTAL OPERATING EXPENSES CHARGED BY THE MUTUAL FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING EACH MUTUAL FUND'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH FUND.

 ------------------------------------------------------------------------------
 TOTAL ANNUAL MUTUAL FUND OPERATING EXPENSES                  MINIMUM  MAXIMUM
 ------------------------------------------------------------------------------
 (Expenses that are deducted from the assets of a Mutual
 Fund, including management fees, distribution and/or
 service (12b-1) fees, and other expenses)                       0.38%    1.65%
 ------------------------------------------------------------------------------

--------
    (1)Currently, no transfer fee is imposed on transfers. The Company reserves the right to impose a fee in the future, which will not exceed the lesser of $25 or 2% of the amount transferred. See "Transfers Between Investment Options" in this prospectus.
    (2)During the Purchase Period, if the Account Value on a Contract Anniversary is at least $40,000, then no Account Maintenance Fee will be deducted for that Contract Year. See "Fees and Charges" in this prospectus.
    (3)Please note that a Contract Owner may only choose one of the two optional death benefits. If the more expensive of the two options were chosen, the maximum total separate account annual charges would be 1.50%. If a Contract Owner did not choose any optional features, then the maximum total separate account annual charges would be 1.40%.

EXAMPLES
--------------------------------------------------------------------------------

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, account maintenance fees, separate account annual charges and the Variable Account Option fees and expenses.

These examples assume that you invest a single purchase payment of $10,000 in the Contract for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assumes the maximum fees and expenses for a Variable Account Option (1.70%), and that you have chosen the Optional Annual Step-Up Death Benefit (0.10%). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1) If you surrender your Contract at the end of the applicable time period:

                      -----------------------------------
                      1 YEAR  3 YEARS  5 YEARS  10 YEARS
                      ------  -------  -------  --------
                      -----------------------------------
                      $825    $1,467   $1,979   $3,523
                      -----------------------------------

(2) If you annuitize or do not surrender your Contract:

                      -----------------------------------
                      1 YEAR  3 YEARS  5 YEARS  10 YEARS
                      ------  -------  -------  --------
                      -----------------------------------
                      $325     $992    $1,683   $3,523
                      -----------------------------------

Note: These examples should not be considered representative of past or future expenses for AG Separate Account A or for any Mutual Fund. Actual expenses may be greater or less than those shown above. Similarly, the 5% annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance. Total Annual Mutual Fund Operating Expense information is provided by the Mutual Funds and has not been verified by us. The Operating Expense information does not include the effects of any voluntary or contractual reduction in fees; thus, the actual fees paid by a Fund may be lower than that shown above.

SELECTED PURCHASE UNIT DATA (1)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------
           FUND             YEAR  UNIT VALUE   UNIT       NUMBER OF
           NAME                      AT       VALUE AT      UNITS
                                  BEGINNING   END OF    OUTSTANDING AT
                                   OF YEAR     YEAR      END OF YEAR
-----------------------------------------------------------------------
INVESCO V.I. CAPITAL APPRECIATION FUND, SERIES 1 (DIVISION 117)(6)
-----------------------------------------------------------------------
                            2011   10.108     9.178        65,957
-----------------------------------------------------------------------
                            2010   8.876      10.108       82,982
-----------------------------------------------------------------------
                            2009   7.435      8.876        106,202
-----------------------------------------------------------------------
                            2008   13.113     7.435        135,175
-----------------------------------------------------------------------
                            2007   11.874     13.113       183,386
-----------------------------------------------------------------------
                            2006   11.328     11.874       256,410
-----------------------------------------------------------------------
                            2005   10.556     11.328       341,248
-----------------------------------------------------------------------
                            2004   10.040     10.556       417,540
-----------------------------------------------------------------------
                            2003   7.862      10.040       458,784
-----------------------------------------------------------------------
                            2002   10.541     7.862        508,872
-----------------------------------------------------------------------
INVESCO V.I. DIVERSIFIED INCOME FUND, SERIES 1 (DIVISION 118)
-----------------------------------------------------------------------
                            2011   11.378     12.007       36,397
-----------------------------------------------------------------------
                            2010   10.486     11.378       42,245
-----------------------------------------------------------------------
                            2009   9.574      10.486       42,667
-----------------------------------------------------------------------
                            2008   11.523     9.574        51,222
-----------------------------------------------------------------------
                            2007   11.489     11.523       85,970
-----------------------------------------------------------------------
                            2006   11.152     11.489       156,162
-----------------------------------------------------------------------
                            2005   10.991     11.152       196,861
-----------------------------------------------------------------------
                            2004   10.613     10.991       231,712
-----------------------------------------------------------------------
                            2003   9.853      10.613       265,111
-----------------------------------------------------------------------
                            2002   9.769      9.853        275,418
-----------------------------------------------------------------------
INVESCO VAN KAMPEN V.I. AMERICAN FRANCHISE FUND, SERIES 1
(DIVISION 136) (3)(6)
-----------------------------------------------------------------------
                            2011   23.013     21.290       150,742
-----------------------------------------------------------------------
                            2010   19.475     23.013       168,863
-----------------------------------------------------------------------
                            2009   11.893     19.475       193,808
-----------------------------------------------------------------------
                            2008   23.646     11.893       234,985
-----------------------------------------------------------------------
                            2007   20.506     23.646       296,684
-----------------------------------------------------------------------
                            2006   20.219     20.506       389,055
-----------------------------------------------------------------------
                            2005   18.998     20.219       494,999
-----------------------------------------------------------------------
                            2004   18.001     18.998       600,653
-----------------------------------------------------------------------
                            2003   14.336     18.001       690,881
-----------------------------------------------------------------------
                            2002   21.537     14.336       783,530
-----------------------------------------------------------------------
JANUS ASPEN OVERSEAS PORTFOLIO-SERVICE SHARES (DIVISION 142) (5)
-----------------------------------------------------------------------
                            2011   19.502     13.011       41,322
-----------------------------------------------------------------------
                            2010   15.821     19.502       46,854
-----------------------------------------------------------------------
                            2009   8.960      15.821       36,274
-----------------------------------------------------------------------
                            2008   19.024     8.960        35,131
-----------------------------------------------------------------------
                            2007   15.072     19.024       47,154
-----------------------------------------------------------------------
                            2006   10.425     15.072       63,394
-----------------------------------------------------------------------
                            2005   8.013      10.425       68,847
-----------------------------------------------------------------------
                            2004   6.847      8.013        74,584
-----------------------------------------------------------------------
                            2003   5.162      6.847        81,647
-----------------------------------------------------------------------
                            2002   7.051      5.162        98,962
-----------------------------------------------------------------------
JANUS ASPEN PORTFOLIO-SERVICE SHARES (DIVISION 141) (5)
-----------------------------------------------------------------------
                            2011   7.292      6.792        26,984
-----------------------------------------------------------------------
                            2010   6.473      7.292        43,653
-----------------------------------------------------------------------
                            2009   4.827      6.473        50,256
-----------------------------------------------------------------------
                            2008   8.141      4.827        62,138
-----------------------------------------------------------------------
                            2007   7.193      8.141        88,195
-----------------------------------------------------------------------
                            2006   6.564      7.193        100,413
-----------------------------------------------------------------------
                            2005   6.400      6.564        113,057
-----------------------------------------------------------------------
                            2004   6.229      6.400        122,169
-----------------------------------------------------------------------
                            2003   4.804      6.229        171,826
-----------------------------------------------------------------------
                            2002   6.650      4.804        143,504
-----------------------------------------------------------------------
MFS VIT CORE EQUITY SERIES, INITIAL CLASS (DIVISION 143) (4)
-----------------------------------------------------------------------
                            2011   7.762      7.576        109,218
-----------------------------------------------------------------------
                            2010   6.716      7.762        107,574
-----------------------------------------------------------------------
                            2009   5.143      6.716        24,376
-----------------------------------------------------------------------

-----------------------------------------------------------------------
           FUND             YEAR  UNIT VALUE   UNIT       NUMBER OF
           NAME                      AT       VALUE AT      UNITS
                                  BEGINNING   END OF    OUTSTANDING AT
                                   OF YEAR     YEAR      END OF YEAR
-----------------------------------------------------------------------
                            2008   8.574      5.143        31,954
-----------------------------------------------------------------------
                            2007   7.824      8.574        59.642
-----------------------------------------------------------------------
                            2006   6.972      7.824        73,894
-----------------------------------------------------------------------
                            2005   6.954      6.972        86,864
-----------------------------------------------------------------------
                            2004   6.271      6.954        93,941
-----------------------------------------------------------------------
                            2003   4.993      6.271        109,343
-----------------------------------------------------------------------
                            2002   7.202      4.993        94,261
-----------------------------------------------------------------------
OPPENHEIMER CAPITAL APPRECIATION FUND/VA, NON-SERVICE SHARES
(DIVISION 112)
-----------------------------------------------------------------------
                            2011   12.608     12.289       151,488
-----------------------------------------------------------------------
                            2010   11.686     12.608       167,365
-----------------------------------------------------------------------
                            2009   8.200      11.686       205,585
-----------------------------------------------------------------------
                            2008   15.267     8.200        255,636
-----------------------------------------------------------------------
                            2007   13.565     15.267       338,729
-----------------------------------------------------------------------
                            2006   12.745     13.565       436,132
-----------------------------------------------------------------------
                            2005   12.298     12.745       564,115
-----------------------------------------------------------------------
                            2004   11.664     12.298       659,195
-----------------------------------------------------------------------
                            2003   9.034      11.664       718,257
-----------------------------------------------------------------------
                            2002   12.527     9.034        781,319
-----------------------------------------------------------------------
OPPENHEIMER GLOBAL STRATEGICINCOME FUND/VA, NON-SERVICE SHARES
 (DIVISION 114)
-----------------------------------------------------------------------
                            2011   3.916      3.771        47,364
-----------------------------------------------------------------------
                            2010   3.459      3.916        52,245
-----------------------------------------------------------------------
                            2009   2.799      3.459        51,547
-----------------------------------------------------------------------
                            2008   13.311     2.799        54,818
-----------------------------------------------------------------------
                            2007   13.515     13.311       111,416
-----------------------------------------------------------------------
                            2006   12.526     13.515       145,731
-----------------------------------------------------------------------
                            2005   12.416     12.526       197,930
-----------------------------------------------------------------------
                            2004   11.556     12.416       241,911
-----------------------------------------------------------------------
                            2003   9.455      11.556       273,109
-----------------------------------------------------------------------
                            2002   9.825      9.455        281,951
-----------------------------------------------------------------------
OPPENHEIMER MAIN STREET FUND/VA, NON-SERVICE SHARES (DIVISION 111)
-----------------------------------------------------------------------
                            2011   11.618     11.454       234,671
-----------------------------------------------------------------------
                            2010   10.148     11.618       276,391
-----------------------------------------------------------------------
                            2009   8.023      10.148       299,430
-----------------------------------------------------------------------
                            2008   13.225     8.023        356,636
-----------------------------------------------------------------------
                            2007   12.845     13.225       508,846
-----------------------------------------------------------------------
                            2006   11.326     12.845       720,347
-----------------------------------------------------------------------
                            2005   10.838     11.326       971,523
-----------------------------------------------------------------------
                            2004   10.042     10.838      1,139,814
-----------------------------------------------------------------------
                            2003   8.037      10.042      1,233,050
-----------------------------------------------------------------------
                            2002   10.038     8.037       1,309,561
-----------------------------------------------------------------------
OPPENHEIMER MAIN STREET SMALL- & MID- CAP FUND/VA (DIVISION 113) (7)
-----------------------------------------------------------------------
                            2011   21.397     20.631       36,304
-----------------------------------------------------------------------
                            2010   17.584     21.397       37,148
-----------------------------------------------------------------------
                            2009   12.999     17.584       44,335
-----------------------------------------------------------------------
                            2008   21.206     12.999       64,136
-----------------------------------------------------------------------
                            2007   21.772     21.206       104,824
-----------------------------------------------------------------------
                            2006   19.201     21.772       147,076
-----------------------------------------------------------------------
                            2005   17.715     19.201       188,711
-----------------------------------------------------------------------
                            2004   15.045     17.715       237,948
-----------------------------------------------------------------------
                            2003   10.569     15.045       252,075
-----------------------------------------------------------------------
                            2002   12.723     10.569       270,490
-----------------------------------------------------------------------
PUTNAM VT GLOBAL EQUITY FUND CLASS IB SHARES (DIVISION 149)
-----------------------------------------------------------------------
                            2011   7.177      6.727         8,266
-----------------------------------------------------------------------
                            2010   6.627      7.177         7.879
-----------------------------------------------------------------------
                            2009   5.171      6.627         7,404
-----------------------------------------------------------------------
                            2008   9.597      5.171         9,524
-----------------------------------------------------------------------

-----------------------------------------------------------------------
           FUND             YEAR  UNIT VALUE   UNIT       NUMBER OF
           NAME                      AT       VALUE AT      UNITS
                                  BEGINNING   END OF    OUTSTANDING AT
                                   OF YEAR     YEAR      END OF YEAR
-----------------------------------------------------------------------
                            2007   8.928      9.597        26,820
-----------------------------------------------------------------------
                            2006   7.349      8.928        34,168
-----------------------------------------------------------------------
                            2005   6.851      7.349        32,707
-----------------------------------------------------------------------
                            2004   6.112      6.851        33,642
-----------------------------------------------------------------------
                            2003   4.797      6.112        36,218
-----------------------------------------------------------------------
                            2002   6.269      4.797        44,163
-----------------------------------------------------------------------
TEMPLETON DEVELOPING MARKETS SECURITIES FUND CLASS 2 (DIVISION 115)
-----------------------------------------------------------------------
                            2011   32.029     26.574       16,169
-----------------------------------------------------------------------
                            2010   27.625     32.029       17,715
-----------------------------------------------------------------------
                            2009   16.233     27.625       19,456
-----------------------------------------------------------------------
                            2008   33.969     16.233       23,237
-----------------------------------------------------------------------
                            2007   26.753     33.969       29,148
-----------------------------------------------------------------------
                            2006   21.182     26.753       46,674
-----------------------------------------------------------------------
                            2005   16.858     21.182       60,954
-----------------------------------------------------------------------
                            2004   13.709     16.858       72,655
-----------------------------------------------------------------------
                            2003   9.088      13.709       72,312
-----------------------------------------------------------------------
                            2002   9.231      9.088        86,857
-----------------------------------------------------------------------
TEMPLETON FOREIGN SECURITIES FUND CLASS 2 (DIVISION 116) (2)
-----------------------------------------------------------------------
                            2011   15.210     13.403       27,651
-----------------------------------------------------------------------
                            2010   14.230     15.210       29,959
-----------------------------------------------------------------------
                            2009   10.531     14.230       34,275
-----------------------------------------------------------------------
                            2008   17.864     10.531       40,349
-----------------------------------------------------------------------
                            2007   15.693     17.864       73,921
-----------------------------------------------------------------------
                            2006   13.105     15.693       104,437
-----------------------------------------------------------------------
                            2005   12.064     13.105       137,142
-----------------------------------------------------------------------
                            2004   10.323     12.064       166,088
-----------------------------------------------------------------------
                            2003   7.918      10.323       174,369
-----------------------------------------------------------------------
                            2002   9.861      7.918        188,788
-----------------------------------------------------------------------
VC I GOVERNMENT SECURITIES FUND (DIVISION 138)
-----------------------------------------------------------------------
                            2011   17.347     18.778       158,586
-----------------------------------------------------------------------
                            2010   16.923     17.347       178,715
-----------------------------------------------------------------------
                            2009   17.839     16.923       204,045
-----------------------------------------------------------------------
                            2008   16.483     17.839       276,074
-----------------------------------------------------------------------
                            2007   15.528     16.483       361,884
-----------------------------------------------------------------------
                            2006   15.284     15.528       484,453
-----------------------------------------------------------------------
                            2005   15.106     15.284       686,443
-----------------------------------------------------------------------
                            2004   14.810     15.106       890,027
-----------------------------------------------------------------------
                            2003   14.850     14.810      1,066,805
-----------------------------------------------------------------------
                            2002   13.443     14.850      1,410,001
-----------------------------------------------------------------------
VC I GROWTH & INCOME FUND (DIVISION 134)
-----------------------------------------------------------------------
                            2011   14.280     13.468       186,545
-----------------------------------------------------------------------
                            2010   12.901     14.280       206,858
-----------------------------------------------------------------------
                            2009   10.741     12.901       250,731
-----------------------------------------------------------------------
                            2008   17.223     10.741       297,861
-----------------------------------------------------------------------
                            2007   16.319     17.223       363,029
-----------------------------------------------------------------------
                            2006   14.347     16.319       464,322
-----------------------------------------------------------------------
                            2005   14.342     14.347       609,828
-----------------------------------------------------------------------
                            2004   13.137     14.342       778,325
-----------------------------------------------------------------------
                            2003   10.862     13.137       863,408
-----------------------------------------------------------------------
                            2002   14.037     10.862      1,016.827
-----------------------------------------------------------------------
VC II HIGH YIELD BOND FUND (DIVISION 147)
-----------------------------------------------------------------------
                            2011   17.924     18.452        8,367
-----------------------------------------------------------------------
                            2010   16.013     17.924        8,992
-----------------------------------------------------------------------
                            2009   11.317     16.013       11,605
-----------------------------------------------------------------------
                            2008   16.706     11.317        8,022
-----------------------------------------------------------------------
                            2007   16.699     16.706       32,979
-----------------------------------------------------------------------
                            2006   15.076     16.699       41,956
-----------------------------------------------------------------------
                            2005   14.257     15.076       38,517
-----------------------------------------------------------------------
                            2004   12.477     14.257       38,303
-----------------------------------------------------------------------
                            2003   9.736      12.477       45,204
-----------------------------------------------------------------------
                            2002   10.057     9.736        34,960
-----------------------------------------------------------------------
VC I INTERNATIONAL EQUITIES FUND (DIVISION 135)
-----------------------------------------------------------------------
                            2011   12.653     10.842       70,468
-----------------------------------------------------------------------

-----------------------------------------------------------------------
           FUND             YEAR  UNIT VALUE   UNIT       NUMBER OF
           NAME                      AT       VALUE AT      UNITS
                                  BEGINNING   END OF    OUTSTANDING AT
                                   OF YEAR     YEAR      END OF YEAR
-----------------------------------------------------------------------
                            2010   11.831     12.653       76,240
-----------------------------------------------------------------------
                            2009   9.259      11.831       92,861
-----------------------------------------------------------------------
                            2008   16.591     9.259        107,067
-----------------------------------------------------------------------
                            2007   15.471     16.591       136,751
-----------------------------------------------------------------------
                            2006   12.750     15.471       187,286
-----------------------------------------------------------------------
                            2005   11.053     12.750       242,590
-----------------------------------------------------------------------
                            2004   9.512      11.053       310,419
-----------------------------------------------------------------------
                            2003   7.441      9.512        350,102
-----------------------------------------------------------------------
                            2002   9.293      7.441        390,455
-----------------------------------------------------------------------
VC II MID CAP VALUE FUND (DIVISION 145)
-----------------------------------------------------------------------
                            2011   17.630     15.856       108,400
-----------------------------------------------------------------------
                            2010   14.631     17.630       110,467
-----------------------------------------------------------------------
                            2009   10.849     14.631       87,106
-----------------------------------------------------------------------
                            2008   17.949     10.849       98,969
-----------------------------------------------------------------------
                            2007   17.709     17.949       133,726
-----------------------------------------------------------------------
                            2006   15.384     17.709       158,363
-----------------------------------------------------------------------
                            2005   14.260     15.384       177,297
-----------------------------------------------------------------------
                            2004   12.440     14.260       194,500
-----------------------------------------------------------------------
                            2003   8.801      12.440       185,518
-----------------------------------------------------------------------
                            2002   10.374     8.801        176,463
-----------------------------------------------------------------------
VC I MONEY MARKET I FUND (DIVISION 132)
-----------------------------------------------------------------------
                            2011   12.997     12.817       253,612
-----------------------------------------------------------------------
                            2010   13.179     12.997       281,788
-----------------------------------------------------------------------
                            2009   13.326     13.179       64,005
-----------------------------------------------------------------------
                            2008   13.221     13.326       69,896
-----------------------------------------------------------------------
                            2007   12.807     13.221       109.597
-----------------------------------------------------------------------
                            2006   12.415     12.807       114,379
-----------------------------------------------------------------------
                            2005   12.257     12.415       149,983
-----------------------------------------------------------------------
                            2004   12.331     12.257       209,418
-----------------------------------------------------------------------
                            2003   12.432     12.331       255,508
-----------------------------------------------------------------------
                            2002   12.453     12.432       327,542
-----------------------------------------------------------------------
VC I STOCK INDEX FUND (DIVISION 133)
-----------------------------------------------------------------------
                            2011   18.512     18.585       184,652
-----------------------------------------------------------------------
                            2010   16.369     18.512       214,253
-----------------------------------------------------------------------
                            2009   13.159     16.369       242,045
-----------------------------------------------------------------------
                            2008   21.254     13.159       272,398
-----------------------------------------------------------------------
                            2007   20.506     21.254       368,503
-----------------------------------------------------------------------
                            2006   18.020     20.506       465,160
-----------------------------------------------------------------------
                            2005   17.478     18.020       609,480
-----------------------------------------------------------------------
                            2004   16.041     17.478       739,198
-----------------------------------------------------------------------
                            2003   12.690     16.041       805,831
-----------------------------------------------------------------------
                            2002   16.592     12.690       884,902
-----------------------------------------------------------------------
VC II STRATEGIC BOND FUND (DIVISION 146)
-----------------------------------------------------------------------
                            2011   19.326     19.881       33,397
-----------------------------------------------------------------------
                            2010   17.659     19.326       36,366
-----------------------------------------------------------------------
                            2009   14.214     17.659       39,313
-----------------------------------------------------------------------
                            2008   16.801     14.214       31,349
-----------------------------------------------------------------------
                            2007   16.362     16.801       47,227
-----------------------------------------------------------------------
                            2006   15.287     16.362       67,259
-----------------------------------------------------------------------
                            2005   14.779     15.287       75,982
-----------------------------------------------------------------------
                            2004   13.550     14.779       89,079
-----------------------------------------------------------------------
                            2003   11.505     13.550       110,815
-----------------------------------------------------------------------
                            2002   10.945     11.505       114,447
-----------------------------------------------------------------------
VC I SCIENCE & TECHNOLOGY FUND (DIVISION 144)
-----------------------------------------------------------------------
                            2011   5.348      4.957        21,801
-----------------------------------------------------------------------
                            2010   4.443      5.348        26,177
-----------------------------------------------------------------------
                            2009   2.722      4.443        28,645
-----------------------------------------------------------------------
                            2008   5.112      2.722        39,665
-----------------------------------------------------------------------
                            2007   4.405      5.112        73,877
-----------------------------------------------------------------------
                            2006   4.221      4.405        83,944
-----------------------------------------------------------------------
                            2005   4.143      4.221        106,864
-----------------------------------------------------------------------
                            2004   4.168      4.143        118,037
-----------------------------------------------------------------------
                            2003   2.791      4.168        112,137
-----------------------------------------------------------------------
                            2002   4.734      2.791        115,630
-----------------------------------------------------------------------

   (1) The Selected Purchase Unit Data does not include the purchase of any optional death benefits.
   (2) Effective May 1, 2002, the Templeton International Securities Fund changed its name to the Templeton Foreign Securities Fund.
   (3) Van Kampen LIT Emerging Growth Fund changed its name to Van Kampen LIT Strategic Growth Fund on August 15, 2006 and then to the Van Kampen LIT Capital Growth Portfolio on May 1, 2008. On or about June 1, 2010, Van Kampen LIT Capital Growth Fund, Class I Shares was reorganized into the Invesco Van Kampen V.I. Capital Growth Fund, Series I Shares. On or about April 30, 2012, the Fund changed its name to the Invesco Van Kampen V.I. American Franchise Fund.
   (4) On May 1, 2007, MFS VIT Capital Opportunities changed its name to MFS VIT Core Equity Series.
   (5) On May 1, 2009, Janus Aspen Large Cap Growth changed its name to Janus Aspen Portfolio, and Janus Aspen International Growth Portfolio changed to Janus Aspen Overseas Portfolio.
   (6) On or about April 30, 2012, the Invesco V.I. Capital Appreciation Fund was reorganized into the Invesco V.I. Capital Growth Fund.
   (7) On April 30, 2011, Oppenheimer Main Street Small Cap Fund changed its name to Oppenheimer Main Street Small- & Mid-Cap Fund.

Financial statements of AG Separate Account A are included in the SAI, which is available upon request. Purchase units shown are for a Purchase Unit outstanding throughout the year under a representative contract of the type invested in each column shown.

SUMMARY
--------------------------------------------------------------------------------

The Contract is a combination fixed and variable annuity that offers you a wide choice of investment options and flexibility. A summary of the Contract's major features is presented below. For a more detailed discussion of the Contract, please read the entire prospectus carefully.

FIXED AND VARIABLE OPTIONS

The Contract offers a choice of several Fixed and Variable Account Options. Fixed Account Options are sub-accounts, that are part of the general account assets of the Company, into which your Purchase Payments and Account Value may be allocated to fixed investment options. Currently, there are four Fixed Account Options: the One Year Fixed Account Option; the DCA One Year Fixed Account Option; the DCA Six Month Fixed Account Option; and the MVA Option. The Fixed Account Options are invested in accordance with applicable state regulations and guaranteed to earn at least a minimum rate of interest. Variable Account Options are investment options that correspond to Separate Account Divisions offered by the Contract. Investment returns on Variable Account Options may be positive or negative depending on the investment performance of the underlying Mutual Fund. See the "Fixed and Variable Account Options" and "Dollar Cost Averaging Program" sections of this prospectus.

DEATH BENEFIT OPTIONS

At the time that your Contract is issued you may choose the Enhanced Death Benefit or the Annual Step-Up Death Benefit, in place of the Standard Death Benefit offered in the Contract. There will be a charge for choosing the Enhanced Death Benefit or the Annual Step-Up Death Benefit. There is no charge for the Standard Death Benefit. See the "Death Benefit" section and the "Fees and Charges" section in this prospectus.

TRANSFERS

You may transfer money in your account among the Contract's investment options free of charge. We reserve the right, however, to impose a fee that will not exceed the lesser of $25 or 2% of the amount transferred for each transfer which will be deducted from the amount transferred. Transfers during the Purchase Period are permitted as follows:

    . You may transfer your Account Value among the Variable Account Options; . You may transfer your Account Value from the One Year Fixed Account
       Option to one or more Variable Account Options; and . You may transfer your Account Value from one or more Variable Account
       Options into the One Year Fixed Account Option, subject to a six month waiting period following any transfer of Account Value from the One Year Fixed Account Option into one or more Variable Account Options. (For example, if you make a transfer of Account Value from the One Year Fixed Account Option into the Stock Index Fund Division 5 on January 3 of a Contract Year, you will not be allowed to transfer the Account Value in the Stock Index Fund Division 5 back into the One Year Fixed Account Option until June 3 of such Contract Year.)

Once you begin receiving payments from your account (in the Payout Period), you may still transfer funds among the Variable Account Options and from the Variable Account Options to the One Year Fixed Account Option.

You cannot transfer amounts you have invested in the MVA Option to another investment option during an MVA Term without the application of a Market Value Adjustment. See the "MVA Option" and "Market Value Adjustment" sections of this prospectus. Transfers can be made by calling the Annuity Service Center at 1-800-424-499. For more information on account transfers, see the "Transfers Between Investment Options" section in this prospectus.

FEES AND CHARGES

Account Maintenance Fee

On each Contract Anniversary, the Company deducts an Account Maintenance Fee of $30 from your Account Value. The fee is deducted proportionately from each investment option. During the Purchase Period, if the Account Value on a Contract Anniversary is at least $40,000, the Company will waive the fee for that Contract Year. More information on Fees may be found in this prospectus under the headings "Fees and Charges" and "Fee Table."

Surrender Charge

Under some circumstances a surrender charge is deducted from your account. These situations are discussed in detail in the section of this prospectus entitled "Fees and Charges -- Surrender Charge." When this happens, the surrender charge is computed as a percent of the total Purchase Payments withdrawn based on the length of time from when each Purchase Payment was received up to a maximum of 5.0% of Purchase Payments.

Withdrawals from the MVA Option prior to the end of the applicable MVA Term will also be subject to a Market Value Adjustment unless an exception applies. This may increase or reduce the amount withdrawn. However, the Market Value Adjustment will not reduce the amount invested in the MVA Option below the guaranteed amount. See the "MVA Option" and "Market Value Adjustment" sections of this prospectus for more information.

Withdrawals are always subject to federal tax restrictions, which generally include a tax penalty on withdrawals made prior to age 59 1/2.

Premium Tax Charge

Premium taxes ranging from zero to 3.5% are currently imposed by certain states and municipalities on Purchase Payments made under the Contract. For a detailed discussion on timing and deduction of premium taxes see the section of this prospectus entitled "Fees and Charges - Premium Tax Charge."

Separate Account Charges

If you choose a Variable Account Option you will incur a mortality and expense risk fee and an administration fee. We take these charges from your Variable Account Options on a daily basis. These charges are at annualized rates of 1.25% and 0.15%, respectively.

Optional Separate Account Charges

If you choose one of the optional death benefits you will incur additional charges which we take from your Variable Account Options on a daily basis. More information on the Optional Separate Account Charges can be found in the "Fee Table" and the "Fees and Charges" sections in this prospectus.

PAYOUT OPTIONS

When you withdraw your money, you can select from several payout options: an annuity (which guarantees payment for as long as you live), periodic withdrawals and systematic withdrawals. More information on payout options can be found in the "Payout Period" section of this prospectus.

COMMUNICATIONS TO THE COMPANY

You should include, in communications to the Company, your Contract number, your name, and, if different, the Annuitant's name. You may direct communications to the Annuity Service Center or call the toll-free number shown on the first page of this prospectus. We will consider communications to be received at our Annuity Service Center on the date we actually receive them, if they are in the form described in this prospectus. See "Transfers Between Investment Options -- Communicating Transfer or Reallocation Instructions" in this prospectus.

FEDERAL TAX INFORMATION

Although deferred annuity contracts such as the Contract can be purchased with after-tax dollars, they are also used in connection with retirement programs which receive favorable tax treatment under federal law. Thus, a deferred annuity contract generally does not provide additional tax deferral beyond the tax-qualified retirement plan or program itself. Annuities, custodial accounts and trusts used to fund tax-qualified retirement plans and programs (such as those established under Internal Revenue Code ("Code") sections 403(b) or 401(k) and Individual Retirement Accounts ("IRAs") generally defer payment on taxes and earnings until withdrawal. If you are considering an annuity to fund a tax-qualified plan or program, you should know that an annuity generally does not provide additional tax deferral beyond the tax-qualified plan or program itself. Annuities, however, may provide other important features and benefits such as the income payout option, which means that you can choose to receive periodic payments for the rest of your life or for a certain number of years, and a minimum guaranteed death benefit, which protects your Beneficiaries if you die before you begin the income payout option. Separate Account fees are charged for these benefits, as described in the "Fees and Charges" section of this prospectus. For a more detailed discussion of these income tax provisions, see the "Federal Tax Matters" sections of this prospectus and of the SAI.

PURCHASE REQUIREMENTS

The minimum initial Purchase Payment for Nonqualified Contracts is $5,000 and for Qualified Contracts is $2,000. The minimum subsequent Purchase Payment is $1,000 for nonqualified Contracts and $250 for Qualified Contracts. The minimum amount per a preauthorized debit Purchase Payment under the Automatic Check Option is $50. More information about the Automatic Check Option can be found in the "Purchase Period" section of this prospectus.

At the time that your initial Purchase Payment is made, the Company will credit an additional 1% of the amount as a Bonus. Any subsequent Purchase Payments of at least $5,000 for Nonqualified Contracts and $2,000 for Qualified Contracts will also be credited with an additional 1% of the amount as a Bonus (subject to state regulatory approval). For more information on the 1% Bonus and on Purchase Payments, see the "Purchase Period" section in this prospectus.

From time to time the Company may change the minimum amount necessary to establish a new MVA Option guarantee period (an "MVA Band"). For more information on the MVA Band, see the "MVA Option" and "Market Value Adjustment" sections in this prospectus.

Right to Return

You may return your Contract by mailing it directly to the Annuity Service Center or returning it to the registered representative through whom you purchased the Contract within 10 days after you receive it, unless your state permits a longer period. We will then return to you:

  . Your Purchase Payment, adjusted to reflect investment experience and any Fees and Charges which have been deducted; or

  .  In certain states, your entire Purchase Payment as required by state law.

See the "Purchase Period -- Right to Return" and "Purchase Period -- 1% Bonus" sections in this prospectus for information on how the 1% Bonus is impacted by the Right to Return.

GENERAL INFORMATION
--------------------------------------------------------------------------------

ABOUT THE CONTRACT

The Contract was developed to help you save money for your retirement. It offers a combination of fixed and variable investment options that you can invest in to help you reach your retirement savings goals. Your contributions to the Contract can come from different sources, such as payroll deductions or money transfers. Your retirement savings process with the Contract will involve two stages: the Purchase Period and the Payout Period. The first is when you make contributions into the Contract called "Purchase Payments." The second is when you receive your retirement payouts. For more information, see "Purchase Period" and "Payout Period" sections in this prospectus.

You may choose, depending upon your retirement savings goals, your personal risk tolerances, and your retirement plan, to invest in the Fixed Account Options and/or the Variable Account Options described in this prospectus. When you decide to retire, or otherwise withdraw your money, you can select from a wide array of payout options including both fixed and variable payments. In addition, this prospectus will describe for you all fees and charges that may apply to your participation in the Contract.

THE MERGER

Effective December 31, 2012, Western National Life Insurance Company ("WNL"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts were issued by WNL. Upon the Merger, all contract obligations of WNL became obligations of AGL.

The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the company that provides your contract benefits from WNL to AGL. You will receive a contract endorsement from AGL that reflects the change from WNL to AGL. The Merger also did not result in any adverse tax consequences for any contract owners.

Until we update all the forms to reflect the WNL merger into AGL, we may provide you with forms, statements or reports that still reflect WNL as the issuer. You may also contact AGL. You can contact AGL at its Administrative

Office, VUL Administration, P.O. Box 4880, Houston, Texas 77210-4880 (for U. S.
Mail); VUL Administration, 2727-A Allen Parkway, Houston, Texas 77019-2191 (for Express Delivery). Telephone Number: (800) 340-2765.

ABOUT THE COMPANY

We are American General Life Insurance Company ("AGL"). AGL is a stock life insurance company organized under the laws of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is a successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly-owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

AGL is regulated for the benefit of contract owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). In connection with the FRBNY Credit Facility, a trust was established for the sole benefit of the U.S. Department of the Treasury (the "Department of Treasury") to hold all of the outstanding AIG Series C Perpetual Convertible Participating Preferred Stock ("Series C Preferred Stock"). The Series C Preferred Stock was, to the extent permitted by law, entitled to vote on all matters with the AIG common stock and was entitled to approximately 79.8 percent of the voting power of AIG's shareholders entitled to vote on any particular matter. In addition, the Department of the Treasury held all of the outstanding AIG Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock ("Series E Preferred Stock") and Series F Fixed Rated Non-Cumulative Perpetual Preferred Stock ("Series F Preferred Stock").

On January 14, 2011, AIG completed a series of previously announced integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing all amounts owing under the FRBNY Credit Facility, and the facility was terminated. The Series C Preferred Stock was exchanged for shares of AIG common stock, which was transferred by the trust to the Department of the Treasury. The Series E Preferred Stock and Series F Preferred Stock were exchanged for interests in special purpose entities.

As a result of the Recapitalization, AIG is controlled by the Department of the Treasury. Immediately after the Recapitalization, the Department of the Treasury owned shares of AIG common stock representing approximately 92 percent of AIG common stock then outstanding. As a result of certain transactions since the Recapitalization, ownership of AIG common stock by the Department of the Treasury has been reduced to approximately __ percent. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its remaining ownership interest over time.

More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission at www.sec.gov. For more information about the Company, see the SAI.

ABOUT AG SEPARATE ACCOUNT A

Before December 31, 2012, AG Separate Account A ("Separate Account") was a separate account of WNL, named AG Separate Account A and originally established under Texas law on November 9, 1994. On December 31, 2012, and in conjunction with the merger of AGL and WNL, AG Separate Account A was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes. AG Separate Account A is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended ("1940 Act"). Units of interest in AG Separate Account A are registered as securities under the Securities Act of 1933, as amended ("1933 Act").

When you direct money to the Contract's Variable Account Options, you will be sending that money through AG Separate Account A. You do not invest directly in the Mutual Funds made available in the Contract. AG Separate Account A invests in the Mutual Funds on behalf of your account. AG Separate Account A is made up of what we call "Divisions." Several Divisions are available and represent the Variable Account Options in the Contract. Each of these Divisions invests in a different Mutual Fund made available through the Contract. The earnings (or losses) of each Division are credited to (or charged against) the assets of that Division, and do not affect the performance of the other Divisions of AG Separate Account A.

AG Separate Account A is administered and accounted for as part of the Company's business operations. However, the income, capital gains or capital losses, whether or not realized, of each Division of AG Separate Account A are credited to or charged against the assets held in that Division without regard to the income, capital gains or capital losses of any other Division or arising out of any other business the Company may conduct. In accordance with the terms of the Contract, AG Separate Account A may not be charged with the liabilities of any other Company operation. The Texas Insurance Code requires that the assets of AG Separate Account A attributable to the Contract be held exclusively for the benefit of the Contract Owner, annuitants, and beneficiaries of the Contract. The commitments under the Contracts are the Company's, and AIG and SAFG have no legal obligation to back those commitments.

ABOUT THE FIXED ACCOUNT OPTIONS

When you direct money to the Contract's Fixed Account Options, it will become part of the Company's general assets (except in certain states where allocations to the MVA Option must be allocated to a separate account of the Company). These assets are invested in accordance with applicable state regulations and our obligations for the Fixed Account Options are legal obligations of the Company. Our general assets support these obligations. These general assets also support our obligations under other annuity contracts we issue. See the "Purchase Period -- Choosing Investment Options" section in this prospectus.

With the MVA Option, a Market Value Adjustment may increase or reduce the Account Value in this Fixed Account Option. See the "MVA Option" and "Market Value Adjustment" sections in this prospectus for additional information.

UNITS OF INTEREST

Your investment in a Division of AG Separate Account A is represented by units of interest issued by AG Separate Account A. On a daily basis, the units of interest issued by AG Separate Account A are revalued to reflect that day's performance of the underlying Mutual Fund minus any applicable fees and charges to AG Separate Account A.

DISTRIBUTION OF CONTRACTS

The Contracts are sold by licensed insurance agents who are registered representatives of broker-dealers who are members of the Financial Industry Regulatory Authority ("FINRA"), unless such broker-dealers are exempt from the broker-dealer registration requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The principal underwriter and distributor for AG Separate Account A is American General Distributors, Inc. ("AGDI"), an affiliate of the Company, located at 2929 Allen Parkway, Houston TX, 77019. AGDI was formerly known as AG Distributors, Inc. In the States of Florida and Illinois, AGDI is known as American General Financial Distributors of Florida, Inc. and American General Financial Distributors of Illinois, Inc., respectively. AGDI was organized as a Delaware corporation on June 24, 1994, and is a registered broker-dealer under the 1934 Act, and a member of FINRA. For more information about the Distributor, see the SAI.

The broker-dealers who sell the Contracts will be compensated for such sales by commissions ranging up to 7% of each Purchase Payment. These commissions are paid by the Company and do not result in any charge to Contract Owners or to AG Separate Account A in addition to the charges described under the "Fees and Charges" section in this prospectus.

The Company and AGDI may enter into marketing and/or sales agreements with certain broker-dealers where these broker-dealers and/or their affiliates, work with the Company and AGDI in the promotion and marketing of the Contracts. These arrangements do not result in any charge to Contract Owners or to AG Separate Account A in addition to the charges described under the "Fees and Charges" section in this prospectus.

FIXED AND VARIABLE ACCOUNT OPTIONS
--------------------------------------------------------------------------------

There are several fixed and variable investment options offered under the Contract. The Funds that underlie the Variable Account Options are registered as investment companies under and are subject to regulation of the 1940 Act. The Fixed Account Options are not subject to regulation under the 1940 Act and are not required to be registered under the 1933 Act. As a result, the SEC has not reviewed data in this prospectus that relates to the Fixed Account Options. However, federal securities law does require such data to be accurate and complete.

FIXED ACCOUNT OPTIONS

Each of the Fixed Account Options is part of the Company's general assets. The MVA Option may be invested in either the general assets of the Company or in a separate account of the Company, depending on state requirements. You may allocate all or a portion of your Purchase Payment to the Fixed Account Options listed in the "Summary" section appearing in this prospectus. Purchase Payments you allocate to these Fixed Account Options are guaranteed to earn at least a minimum rate of interest. Interest is paid on each of the Fixed Account Options at declared rates, which may be different for each option. With the exception of a Market Value Adjustment which generally will be applied to withdrawals or transfers from an MVA Option prior to the end of the MVA Term, as explained below, we bear the entire investment risk for the Fixed Account Option. All Purchase Payments and interest earned on such amounts in your Fixed Account Option will be paid regardless of the investment results experienced by the Company's general assets.

FIXED ACCOUNT OPTIONS

-----------------------------------------------------------------------------------------------------------
One Year Guarantee Period ("One Year Fixed Account")     Guaranteed current interest income
-----------------------------------------------------------------------------------------------------------
DCA One Year Guarantee Period ("DCA One Year Fixed       Guaranteed current interest income
Account")
-----------------------------------------------------------------------------------------------------------
DCA Six Month Guarantee Period ("DCA Six Month Fixed     Guaranteed current interest income
Account")
-----------------------------------------------------------------------------------------------------------
Market Value Adjustment Guarantee Period ("MVA Option")  Multi-year guaranteed interest income (May not be available in all states)
-----------------------------------------------------------------------------------------------------------

Non-MVA Fixed Account Options

The Contract offers three Fixed Account Options that are not associated with the MVA Option. These three non-MVA Fixed Account Options are the One Year Fixed Account, the DCA One Year Fixed Account and the DCA Six Month Fixed Account.

The DCA One Year Fixed Account Option and the DCA Six Month Fixed Account Option are used exclusively in connection with the Dollar Cost Averaging Program. See the "Dollar Cost Averaging Program" section of this prospectus.

MVA Option

The MVA Option is a Fixed Account Option where all or a portion of your Account Value is placed in one or more separate MVA Bands for specific MVA Terms. Each additional allocation to the MVA Option is allocated to a separate MVA Band for a separate MVA Term. For example, let's say that on September 1, 2011, you allocate a portion of Account Value ("September 1 Account Value") to the MVA Option, for a specified period of time offered by the Company, and at a declared interest rate guaranteed by the Company. Then on September 2, 2011, you allocate additional Account Value ("September 2 Account Value") to the MVA Option, for a specified period of time offered by the Company, and at a declared interest rate guaranteed by the Company. The September 1 Account Value and the September 2 Account Value are considered 2 separate and distinct MVA Bands. Each MVA Band must remain in the MVA Option for the specific amount of time we offered, which is called the MVA Term. (For example, the Company may offer a five year MVA Term.) If Account Value is withdrawn from an MVA Band before the MVA Term ends, then a Market Value Adjustment will apply. The minimum amount to establish a new MVA Band may be changed from time to time. The MVA Option may not be available in all states. See the "Market Value Adjustment" section in this prospectus.

VARIABLE ACCOUNT OPTIONS

You may allocate all or a portion of your Purchase Payments to the Variable Account Options listed in this prospectus. Based upon a Variable Account Option's

Purchase Unit Value your account will be credited with the applicable number of Purchase Units. The Purchase Unit Value of each Variable Account Option will change daily depending upon the investment performance of the underlying fund (which may be positive or negative) and the deduction of AG Separate Account A charges. See the "Fees and Charges" section in this prospectus. Because Purchase Unit Values change daily, the number of Purchase Units your account will be credited with for subsequent Purchase Payments will vary. Each Variable Account Option bears its own investment risk. Therefore, the value of your account may be worth more or less at retirement or withdrawal.

The Variable Annuity Life Insurance Company ("VALIC"), the Adviser to the VALIC Company I and II funds, and SunAmerica Asset Management Corp. ("Sun America"), a sub-adviser, are affiliated with the Company due to common ownership.

----------------------------------------------------------------------------------------------------------------------
              FUND NAME                            INVESTMENT OBJECTIVE              ADVISER             SUB-ADVISER
----------------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Income Fund    Total return comprised of current income     Invesco Advisers,   --
Series I (1)                            and capital appreciation.                    Inc.
----------------------------------------------------------------------------------------------------------------------
Government Securities Fund (4)          Seeks high current income and protection of  VALIC               SunAmerica
                                        capital through investments in intermediate
                                        and long-term U.S. Government debt
                                        securities.
----------------------------------------------------------------------------------------------------------------------
Growth & Income Fund (4)                Seeks to provide long-term growth of         VALIC               SunAmerica
                                        capital and secondarily, current income
                                        through investments in common stocks and
                                        equity-related securities.
----------------------------------------------------------------------------------------------------------------------
High Yield Bond Fund (5)                Seeks the highest possible total return and  VALIC               Wellington
                                        income consistent with conservation of                           Management
                                        capital through investment in a diversified                      Company,
                                        portfolio of high yielding, high risk                            LLP
                                        fixed-income securities.
----------------------------------------------------------------------------------------------------------------------
International Equities Fund (4)         Seeks to provide long-term growth of         VALIC               PineBridge
                                        capital through investments primarily in a                       Investments,
                                        diversified portfolio of equity and equity                       LLC
                                        related securities of foreign issuers.
----------------------------------------------------------------------------------------------------------------------
Janus Aspen Portfolio - Service         Seeks long-term growth of capital.           Janus Capital       --
 Shares (2)                                                                          Management, LLC
----------------------------------------------------------------------------------------------------------------------
Janus Aspen Overseas Portfolio -        Seeks long-term growth of capital.           Janus Capital       --
Service Shares (2)                                                                   Management, LLC
----------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Core Equity Series, Initial  Seeks capital appreciation.                  Massachusetts       --
Class (3)                                                                            Financial Services
                                                                                     Company
----------------------------------------------------------------------------------------------------------------------
Mid Cap Value Fund (5)                  Seeks capital growth through investment in   VALIC               Wellington
                                        equity securities of medium capitalization                       Management
                                        companies using a value-oriented investment                      Company,
                                        approach.                                                        LLP
----------------------------------------------------------------------------------------------------------------------
Money Market I Fund (4)                 Seeks liquidity, protection of capital and   VALIC               SunAmerica
                                        current income through investments in
                                        short-term money market instruments.
----------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation        Seeks to achieve capital appreciation by     OppenheimerFunds,   --
Fund/VA, Non-Service Shares (6)         investing in securities of well-known        Inc.
                                        established companies.
----------------------------------------------------------------------------------------------------------------------
OppenheimerGlobal Strategic Income      Seeks a high level of current income by      OppenheimerFunds,   --
Fund/VA, Non-Service Shares (6)         investing mainly in a diversified portfolio  Inc.
                                        of high-yield, lower grade, fixed-income
                                        securities.
----------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Fund/VA,        Seeks high total return from equity and      OppenheimerFunds,   --
Non-Service Shares (6)                  debt securities.                             Inc.
----------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small- &        Seeks to provide capital appreciation        OppenheimerFunds,   --
Mid-Cap Fund/VA, Non-Service Shares (6) primarily through investments in common      Inc.
                                        stocks of small-cap and mid-cap companies.
----------------------------------------------------------------------------------------------------------------------
Putnam VT Global Equity Fund            Seeks capital appreciation.                  Putnam Investment   --
 - Class IB Shares (7)                                                               Management, LLC
----------------------------------------------------------------------------------------------------------------------
Science & Technology Fund (4)           Seeks long-term capital appreciation.        VALIC               T. Rowe
                                                                                                         Price
                                                                                                         Associates,
                                                                                                         Inc., RCM
                                                                                                         Capital
                                                                                                         Management
                                                                                                         LLC and
                                                                                                         Wellington
                                                                                                         Management
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
               FUND NAME                                INVESTMENT OBJECTIVE                 ADVISER    SUB-ADVISER
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                                                        Company,
                                                                                                        LLP
--------------------------------------------------------------------------------------------------------------------
Stock Index Fund (4)                     Seeks long-term capital growth through              VALIC      SunAmerica
                                         investments in common stocks that, as a group,
                                         are expected to provide investment results
                                         closely corresponding to the performance of the
                                         Standard & Poor's 500(R) Index.
--------------------------------------------------------------------------------------------------------------------
Strategic Bond Fund (5)                  Seeks the highest possible total return and         VALIC      PineBridge
                                         income consistent with conservation of capital                 Investments,
                                         through investment in a diversified portfolio of               LLC
                                         income producing securities.
--------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities  Seeks long-term capital appreciation. The Fund      Templeton  --
Fund - Class 2 (8)                       normally invests at least 80% of its net assets in  Asset
                                         emerging market investments.                        Management
                                                                                             Ltd.
--------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund -      Long-term capital growth. The Fund normally         Templeton  --
Class 2 (8)                              invests at least 80% of its net assets in           Investment
                                         investments of issuers located outside the United   Counsel,
                                         States, including emerging markets.                 LLC
--------------------------------------------------------------------------------------------------------------------
Invesco Van Kampen V.I. American         Capital appreciation by investing in common         Invesco    --
Franchise Fund - Series I Shares (1)     stocks of strategic growth companies.               Advisers,
                                                                                             Inc.
--------------------------------------------------------------------------------------------------------------------

--------
    (1) A series of AIM Variable Insurance Funds.
    (2) A series of Janus Aspen Series -- Service Shares.
    (3) A series of MFS(R) Variable Insurance Trust.
    (4) A series of VALIC Company I.
    (5) A series of VALIC Company II.
    (6) A series of Oppenheimer Variable Account Funds.
    (7) A series of Putnam Variable Trust.
    (8) A series of Franklin Templeton Variable Insurance Products Trust.

Each of the Funds are registered as an open-end, management investment company and is regulated under the 1940 Act. For complete information about each Fund, including a detailed description of a fund's principal investment objective, strategies and risks and its fees and expenses, you should refer to the prospectus for that Fund. There can be no assurance that investment objectives will be achieved. Additional copies of the Funds' prospectuses are available from the Company's Annuity Service Center at the address shown in the back of this prospectus.

Some of these Funds or their affiliates have an agreement with the Company to pay the Company for administrative and shareholder services provided to the underlying Fund. We receive payments for the administrative services we perform, such as account recordkeeping, proxy mailing and tabulation, mailing of Fund-related information and responding to inquiries about the Funds. Currently, these payments range from 0.00% to 0.25% of the market value of the assets invested in the underlying Fund as of a certain date, usually paid at the end of each calendar quarter. We may also receive what is referred to as "12b-1 fees" from some of the Funds themselves and are disclosed in a Fund's prospectus. These fees are designed to help pay for our direct and indirect distribution costs. These fees are 0.00% to 0.25% of the daily market value of the assets invested in the underlying Fund. From time to time some of these fund arrangements may be renegotiated so that we receive a greater payment than previously paid. These fee arrangements do not result in any additional charges to Contract Owners or participants.


PURCHASE PERIOD
--------------------------------------------------------------------------------

The Purchase Period begins when your first Purchase Payment is credited and the Contract is issued (as discussed below) and continues until you begin your Payout Period. The Purchase Period can also end when the Contract is surrendered before the Payout Period.

PURCHASE PAYMENTS

You may establish an account only through a registered representative. NO NEW APPLICATIONS ARE BEING ACCEPTED AT THIS TIME BECAUSE THE CONTRACT IS NO LONGER OFFERED FOR SALE. All Purchase Payments and sums payable to the Company under the Contract must be sent to the Company at the following addresses: American General Life Insurance Company, P.O. Box 1792, Amarillo, TX 79105, if the Purchase Payments are sent by mail; and Amarillo National Bank, Lockbox 1792, 410 S. Taylor, Amarillo, TX 79101, if the Purchase Payments are sent by overnight delivery.

Minimum initial and subsequent Purchase Payments are as follows:

                       Initial  Subsequent
                       Purchase  Purchase
Contract Type Payment  Payment   Payment
---------------------  -------- ----------
Nonqualified Contract   $5,000    $1,000
Qualified Contract      $2,000    $  250

Subject to the maximum and minimum Purchase Payment requirements, you may make subsequent Purchase Payments and may increase or decrease or change the frequency of such payments. The maximum total Purchase Payments we will accept without our prior approval is $500,000 if the Contract is issued to you at age 74 or younger and $250,000 if the Contract is issued to you at age 75 or older.

You may select on your Contract application the Automatic Check Option. The Automatic Check Option allows you to preauthorize debits against a bank account that you indicate on the Preauthorized Debit Form to be sent in with your Contract application. The minimum amount per a preauthorized debit Purchase Payment under the Automatic Check Option is $50.

Purchase Payments are received by the Company at the address above. When an initial Purchase Payment is accompanied by a properly completed application, within 2 business days we will:

    . Accept the Application -- credit the Purchase Payment and issue a Contract;
    .  Reject the Application -- return the Purchase Payment; or
    . Request Additional Information -- to correct or complete the application. You must respond to our request within 5 business days after we receive your Purchase Payment and application at the address above. Then we will process the application, credit the Purchase Payment and issue a Contract within 2 business days after we receive the requested information.

In states where we are required by state law to refund an amount equal to Purchase Payments, we invest your initial Purchase Payment and any additional Purchase Payments in the Money Market I Fund (Division 132) (the "Money Market I Division") from the date your investment performance begins until the first business day 10 days later, unless your state permits a longer period. Then we will automatically allocate your investment among the investment options you have chosen. See "Right to Return" below.

If mandated under applicable law, we may be required to reject a Purchase Payment. We may also be required to block a Contract Owner's account and thereby refuse to pay any request for transfers, withdrawals, surrenders, loans or death benefits, until instructions are received from the appropriate regulator.

RIGHT TO RETURN

If for any reason you are not satisfied with your Contract, you may return it to the Company and receive a refund of your Purchase Payments adjusted to reflect (1) investment experience and (2) any Fees and Charges which have been deducted. (In certain states, we will return Purchase Payments as required by state law.) To exercise your right to return your Contract, you must mail it directly to the Annuity Service Center or return it to the registered representative through whom you purchased the Contract within 10 days after you receive it, unless your state permits a longer period. Please see the "1% Bonus" section below for information on how the 1% Bonus is impacted by the Right to Return.

1% BONUS

At the time that your initial Purchase Payment is made, the Company will credit an additional 1% of the amount to your Account Value as a Bonus. Any subsequent Purchase Payments of at least $5,000 for nonqualified Contracts and $2,000 for Qualified Contracts will also be credited with an additional 1% of the amount to your Account Value as a Bonus. (The 1% Bonus will not be credited for any subsequent Purchase Payments in the States of New Jersey and Oregon.) The 1% Bonus will be applied to the Account Value pro rata by each Variable Account Option(s) and/or the One Year Fixed Account Option in the same ratio as the Purchase Payment is allocated. The Company reserves the right to limit its total payment of such Bonus to $5,000 per Contract.

Fees and charges for a variable annuity contract with a bonus, such as this Contract, are higher than fees and charges for a variable annuity contract without a bonus. The Company pays for the 1% Bonus through higher fees and charges deducted from the Contract. Any increase in Account Value that you receive in connection with the 1% Bonus may be more than offset by the higher fees and charges used by the Company to pay for the 1% Bonus.

IN ANY OF THE FOLLOWING CIRCUMSTANCES, YOU WILL NOT BE ALLOWED TO RETAIN ALL OR A PORTION OF THE 1% BONUS APPLIED TO YOUR CONTRACT:

    . IF YOU RETURN YOUR CONTRACT WITHIN THE RIGHT TO RETURN PERIOD AND THERE HAS BEEN AN INCREASE IN ACCOUNT VALUE. If this occurs, the Company will subtract the 1% Bonus from the Account Value pro rata by the One Year Fixed Account Option and each Variable Account Option in which you currently have money invested. The Company will not subtract any Account Value earned because of the 1% Bonus.

..  IF YOU RETURN YOUR CONTRACT WITHIN THE RIGHT TO RETURN PERIOD AND THERE HAS
   BEEN A DECREASE IN ACCOUNT VALUE. If this occurs, the Company will subtract a portion of the 1% Bonus from the Account Value pro rata by the One Year Fixed Account Option and each Variable Account Option in which you currently have money invested. You will not have the amount of money returned to you reduced due to the 1% Bonus.

..  IF YOU WITHDRAW MONEY FROM YOUR ACCOUNT VALUE WITHIN SEVEN YEARS OF A
   PURCHASE PAYMENT WHICH QUALIFIED FOR THE 1% BONUS, AND THE AMOUNT OF MONEY WITHDRAWN IS MORE THAN THE AMOUNT PERMITTED UNDER THE SYSTEMATIC WITHDRAWAL OPTION OR THE 10% FREE WITHDRAWAL AMOUNT. If this occurs, the Company will subtract the 1% Bonus from the Account Value pro rata by each Variable Account Option and the One Year Fixed Account Option in which you currently have money invested. The Company will not subtract any Account Value earned by the 1% Bonus.

Important Notes: (1) Because your Contract deducts certain fees and expenses based on Account Value, you will be charged additional amounts due to the 1% Bonus. (2) Since charges will have been assessed against the higher amount (Purchase Payments plus the 1% Bonus), it is possible that upon a withdrawal after the right to return period has expired, particularly in a declining market, you will receive less money back than you would have if you had not received the 1% Bonus.

Please see the section on "Federal Tax Matters" in this prospectus for information on how the Bonus is treated by federal tax laws.

PURCHASE UNITS

A Purchase Unit is a unit of interest owned by you in your Variable Account Option. Purchase Unit values are calculated following the close of regular trading of the New York Stock Exchange (the "Exchange"), normally 4:00 p.m. Eastern time ("Market Close"). Once we have issued your Contract and have applied your initial Purchase Payment as described above, any subsequent Purchase Payments received by the Company at the address above, before the close of the Exchange will be credited the same business day. If not, they will be calculated and credited the next business day. Purchase Unit values will vary depending on the net investment results of each of the Variable Account Options. This means the value of your Variable Account Option will fluctuate.

Here is how to calculate the value of each Variable Account Option in your account during the Purchase Period:

     Value of Your Variable Account Option
  =  (EQUALS)
     Total Number of Purchase Units
  X  (MULTIPLIED BY)
     Current Purchase Unit Value

During periods of low short-term interest rates, and in part due to Contract fees and expenses, the yield of the Money Market I Fund may become extremely low and possibly negative. If the daily dividends paid by the underlying mutual fund are less than the daily portion of the separate account charges, the Purchase Unit Value will decrease. In the case of negative yields, your investment in the Money Market I Fund will lose value.

Here is how you may calculate the value of your Fixed Account Option during the Purchase Period:

     Value of Your Fixed Account Options*
  =  (EQUALS)
     all Purchase Payments made to the Fixed
     Account Options
  +  (PLUS)
     Amounts transferred from Variable Account
     Options to the Fixed Account Options
  +  (PLUS)
     All interest earned
  -  (MINUS)
     Amounts transferred or withdrawn from Fixed
     Account Options (including applicable fees and charges)

     --------
     * Your Account Value in the Fixed Account may be subject to a Market
     Value Adjustment under the MVA Option.

STOPPING PURCHASE PAYMENTS

Purchase Payments may be stopped at any time and may be resumed at any time before your Contract has been surrendered. The value of the Purchase Units will continue to vary. Your Account Value will continue to be subject to charges.

If your Account Value falls below $2,000, and you do not make any Purchase Payments for 180 days we reserve the right to forward to your attention, written notice that we will close your Account and pay the Account Value 90 days from the date of notice if additional Purchase

Payments are not made in amounts sufficient to increase your Account Value to $2,000 or more.

TRANSFERS BETWEEN INVESTMENT OPTIONS
--------------------------------------------------------------------------------

You may transfer all or part of your Account Value between the various Fixed Account and Variable Account Options in the Contract subject to the limitations on transfers discussed below. Transfer instructions may be made either in writing or by telephone as discussed below. Transfers may be made during the Purchase Period or during the Payout Period.

DURING THE PURCHASE PERIOD

During the Purchase Period, transfers may be made among the Contract's Variable Account Options and between the Variable Account Options and the One Year Fixed Account Option free of charge. We reserve the right to impose a fee of the lesser of $25 or 2% of the amount transferred for each transfer (which will be deducted from the amount transferred).

Transfers during the Purchase Period are permitted as follows:

  .  You may transfer your Account Value among the Variable Account Options;
  . You may transfer your Account Value from the One Year Fixed Account Option to one or more Variable Account Options; and/or
  . You may transfer your Account Value from one or more Variable Account Options into the One Year Fixed Account Option, subject to a six month waiting period following any transfer of Account Value from the One Year Fixed Account Option into one or more Variable Account Options. (For example, if you make a transfer of Account Value from the One Year Fixed Account Option into the Stock Index Fund Division 5 on January 3 of a Contract Year, you will not be allowed to transfer the Account Value in the Stock Index Fund Division 5 back into the One Year Fixed Account Option until June 3 of such Contract Year.)

The minimum amount to be transferred in any one transfer is $250 or the entire amount in the Variable Account Option or One Year Fixed Account Option from which the transfer is made. If a transfer request would reduce your Account Value in a Variable Account Option or the One Year Fixed Account Option below $500, we will transfer your entire Account Value in that Variable Account Option or the One Year Fixed Account Option.

Transfers from the One Year Fixed Account Option to a Variable Account Option are limited to 20%, per Contract Year, of the Account Value of the One Year Fixed Account Option. This 20% per Contract Year limit is determined as of the immediately preceding Contract Anniversary.

We currently do not permit transfers from the Variable Account Options to the DCA Fixed Account Options. Transfers from the DCA Fixed Account Options may only be made under the Dollar Cost Averaging Program. See the "Dollar Cost Averaging Program" section of this prospectus.

Withdrawals or transfers from the MVA Option are subject to a Market Value Adjustment if they occur prior to the end of the MVA Term. Each MVA Band will require a minimum transfer. From time to time the Company may change the minimum transfer amount. To learn more about the MVA Option, see the "MVA Option" and "Market Value Adjustment" sections in this prospectus.

POLICY AGAINST MARKET TIMING AND FREQUENT TRANSFERS

The Company has a policy to discourage excessive trading and market timing. Therefore, during the Purchase Period, you may make up to 20 transfers per calendar year between Account Options. Multiple transfers between Account Options on the same day will be counted as a single transfer for purposes of applying this limitation. Transfers in excess of this limit may be required to be submitted in writing by regular U.S. mail and/or you may be restricted to one transfer every 30 days. The Contracts and Accounts Options are not designed to accommodate short-term trading or market timing organizations or individuals engaged in trading strategies that include programmed transfers, frequent transfers or transfers that are large in relation to the total assets of an underlying Mutual Fund. These trading strategies may be disruptive to the underlying Mutual Funds by negatively affecting investment strategies and increasing portfolio turnover, as well as raising recordkeeping and transaction costs. Further, excessive trading harms fund investors, as the excessive trader takes security profits intended for the entire fund, in effect forcing securities to be sold to meet redemption needs. The premature selling and disrupted investment strategy causes the fund's performance to suffer, and exerts downward pressure on the fund's price per share. If we determine, in our sole discretion, that your transfer patterns among the Account Options reflect a potentially harmful strategy, we will require that transfers be submitted in writing by regular U.S. mail, to protect the other investors.

Regardless of the number of transfers you have made, we will monitor and, upon written notification, may suspend or restrict your transfer privileges, if it appears that you are engaging in a potentially harmful pattern of transfers. We will notify you in writing if you are restricted to mailing transfer requests to us via the U.S. mail service. Some of the factors we will consider include:

  .  the dollar amount of the transfer;
  . the total assets of the Variable Account Option involved in the transfer; . the number of transfers completed in the current calendar quarter; or . whether the transfer is part of a pattern of transfers to take advantage of short-term market fluctuations.

We intend to enforce these frequent trading policies uniformly for all Contract Owners. We cannot guarantee, however, that we will be able to prevent all market timing activity or abusive trading. We make no assurances that all the risks associated with frequent trading will be completely eliminated by these policies and/or restrictions. If we are unable to detect or prevent market timing activity, the effect of such activity may result in additional transaction costs for the Variable Account Options and dilution of long-term performance returns. Thus, your Account Value may be lower due to the effect of the extra costs and resultant lower performance. We reserve the right to modify these policies at any time and will apply modifications uniformly.

COMMUNICATING TRANSFER OR REALLOCATION INSTRUCTIONS

A written instruction to transfer or reallocate all or part of your Account Value between the various investment options in the Contract should be sent to our Annuity Service Center.

Instructions for transfers or reallocations may be made by calling the Annuity Service Center. Telephone transfers will be allowed unless we have been notified not to accept such telephone instructions. In this event, we must receive written instructions in order to permit future telephone transfers to be made. Before a transfer will be made by telephone, you must give us the requested identifying information concerning your account(s).

Unless we have been instructed not to accept requests for telephone transfers, anyone may effect a telephone transfer if they furnish the requested information. You will bear any loss resulting from such instructions, whether the caller was specifically authorized by you or not.

Generally, no one may give us telephone instructions on your behalf without your written or recorded verbal consent. Financial advisors or authorized employees who have received client permission to perform a client-directed transfer of value via the telephone or Internet will follow prescribed verification procedures.
We will send you a confirmation of the completed transfer within 5 days from the date of your instruction. When you receive your confirmation, it is your duty to verify the information shown, and advise us of any errors within one business day.

You will bear the risk of loss arising from instructions received by telephone. We are not responsible for the authenticity of such instructions. Any telephone instructions which we reasonably believe to be genuine will be your responsibility. This includes losses from errors in communication. Telephone transfer instructions may not be made during the Payout Period. We reserve the right to stop telephone transfers at any time.

SWEEP ACCOUNT PROGRAM

During the Purchase Period you may elect to participate in the Sweep Account Program if your Account Value in the One Year Fixed Account Option is at least $25,000 on the date that the request for the Sweep Account Program is received by us at the Annuity Service Center. The Sweep Account Program allows you to transfer the earnings from the One Year Fixed Account Option to the Variable Account Options. The transfers can be made on an annual, semi-annual, quarterly or monthly basis. All amounts transferred must be in whole percentages, with a 10% minimum to be transferred to each selected Variable Account Option(s). There is no charge for the Sweep Account Program. We do not take into account transfers made pursuant to the Sweep Account Program in assessing any transfer fee.

EFFECTIVE DATE OF TRANSFER

The effective date of a transfer will be:

    . The date of receipt, if all required information is received at our Annuity Service Center before the Market Close on a day values are calculated; otherwise
    .  The next date values are calculated.

RESERVATION OF RIGHTS

If a transfer causes your Account Value in the One Year Fixed Account Option or a Variable Account Option to fall below $500, we may transfer the remaining Account Value in the same proportions as your transfer request.

We may defer any transfer from the One Year Fixed Account Option to the Variable Account Options for up to six months.

DOLLAR COST AVERAGING PROGRAM

You may elect the Dollar Cost Averaging Program which permits the systematic transfer of your Account Value from a Fixed Account Option or the Money Market I Division to one or more Variable Account Options, not including the Money Market I Division. By allocating amounts on a regularly scheduled basis, as opposed to allocating the total amount at one particular time, you may be less susceptible to the effect of market fluctuations. We currently provide four Fixed Account Options, two of which, the DCA One Year Fixed Account and the DCA Six Month Fixed Account, are available only for dollar cost averaging.

We determine the amount of transfers from a DCA Fixed Account Option or the Money Market I Division by dividing the Purchase Payments allocated to that DCA Fixed Account Option or the Money Market I Division by a factor based on the number of months remaining in the term. Transfers from a DCA Fixed Account Option or the Money Market I Division are only available on a monthly basis. We require that you specify each allocation to a Variable Account Option, not including the Money Market I Division, in whole percentages using a maximum of 10 Variable Account options. The minimum amount to be transferred into a Variable Account Option is 10% of the entire amount transferred.

We will transfer your entire Account Value in a DCA Fixed Account Option by the expiration of its term. The minimum amount to be transferred under the Dollar Cost Averaging Program is $250 per transfer. We currently do not permit transfers to either DCA Fixed Account Option from the Variable Account Options or the One Year Fixed Account Option. Transfers from either DCA Fixed Account Option may only be made under the Dollar Cost Averaging Program.

You may enroll in dollar cost averaging for the DCA Fixed Account Options only when you make your initial or subsequent Purchase Payments. However, you may enroll in dollar cost averaging for the Money Market I Division at any time. There is no charge for dollar cost averaging. We do not take into account transfers made pursuant to the Dollar Cost Averaging Program in assessing any transfer fee.

The chart below explains the different Account Options you may choose if you elect to participate in the Dollar Cost Averaging Program offered by the
Contract:

------------------------------------------------------------------------------------------------------------------------------
ACCOUNT OPTION                                     FREQUENCY OF TRANSFERS          OTHER RESTRICTIONS
--------------                                     ----------------------          ------------------
------------------------------------------------------------------------------------------------------------------------------
DCA One Year Fixed Account                         Monthly, for a 12 month period  You may only participate at the time that
                                                                                   Purchase Payments are made
------------------------------------------------------------------------------------------------------------------------------
DCA Six Month Fixed Account Option                 Monthly, for a 6 month period   You may only participate at the time that
                                                                                   Purchase Payments are made
------------------------------------------------------------------------------------------------------------------------------
Money Market I Division                            Monthly                         You must remain in this account option for
                                                                                   the Dollar Cost Averaging Program for at
                                                                                   least a 12 month period.
------------------------------------------------------------------------------------------------------------------------------
(1)You will not be permitted to transfer Account Value into a DCA Fixed Account Option once the entire Account Value has been transferred out of a DCA Fixed Account Option.
(2)The Dollar Cost Averaging Program will only apply to the Purchase Payment portion of your Account Value.

PORTFOLIO REBALANCING PROGRAM

From time to time, we will make available a portfolio rebalancing program which provides for periodic pre-authorized automatic transfers among the Variable Account Options pursuant to your written allocation instructions. We will make such transfers to maintain a specified percentage allocation of Account Value among the Variable Account Options as selected by you. We require each allocation to a Variable Account Option equal at least 1% of Account Value.

The portfolio rebalancing program will begin on the date that your request for portfolio rebalancing is received by us at the Annuity Service Center. You may select rebalancing to occur on a monthly, quarterly, semi-annual, or annual basis, and currently, all Variable Account Options are available for portfolio rebalancing. The Fixed Account Options do not participate in portfolio rebalancing.

There is no charge for portfolio rebalancing. We do not take into account transfers made pursuant to the Portfolio Rebalancing Program in assessing any transfer fee.

DURING THE PAYOUT PERIOD

During the Payout Period, transfers may be made between the Variable Account Options and from the Variable Account Options to the One Year Fixed Account Option. We will not permit transfers from any Fixed Account Option during the Payout Period. We reserve the right to impose a fee of the lesser of $25 or 2% of the amount transferred for each transfer (which will be deducted from the amount transferred). The minimum amount to be transferred during the Payout Period is $250. Transfers during the Payout Period are permitted subject to the following limitations:

------------------------------------------------------------------------------------------------------------------------------
 ACCOUNT   % OF ACCOUNT
 -------   ------------
 OPTION        VALUE                         FREQUENCY                                   OTHER RESTRICTIONS (2)
 ------        -----                         ---------                                   ----------------------
------------------------------------------------------------------------------------------------------------------------------
Variable:. Up to 100%     Unlimited among Variable Account Options (1).     The minimum amount to be transferred is $250
                          Once per year if the transfer is made to the One  or the entire amount in the Variable Account
                          Year Fixed Account Option                         Option if less. The minimum amount which
                                                                            must remain in the Variable Account Option
                                                                            after transfer is $500 or $0 if the entire amount
                                                                            of the Variable Account Option is transferred.

------------------------------------------------------------------------------------------------------------------------------
  Fixed:.. Not permitted  --                                                --

------------------------------------------------------------------------------------------------------------------------------

(1)The Company may change the number of transfers permitted to no more than six
   (6) transfers per year during the Payout Period.
(2)The Company may impose a transfer fee of $25 or 2% of the amount transferred for each transfer above six (6) transfers per year.

FEES AND CHARGES
--------------------------------------------------------------------------------

By investing in the Contract, you may be subject to these basic types of fees and charges:

       .  Account Maintenance Fee
       .  Surrender Charge
       .  Premium Tax Charge
       .  Separate Account Charges
       .  Optional Separate Account Charges
       .  Fund Annual Expense Charges
       .  Other Tax Charges

These fees and charges are explained below. For additional information about these fees and charges, see the "Fee Tables." More detail regarding Mutual Fund fees and expenses may be found in the prospectus for each Mutual Fund.

In addition to the charges listed above, certain charges which may apply to the MVA Option are discussed at the end of this section under "Market Value Adjustment."

ACCOUNT MAINTENANCE FEE

An account maintenance fee of $30 will be deducted on each Contract Anniversary from your Account Value. If all your money in the Contract is withdrawn, the fee will be deducted at that time. The fee will be assessed equally among the Variable Account and Fixed Account Options that make up your Account Value.

The account maintenance fee is to reimburse the Company for our administrative expenses for providing Variable Account and Fixed Account Options. This includes the expense for establishing and maintaining the record keeping for your Contract.

During the Purchase Period, if your Account Value on a Contract Anniversary is at least $40,000, we will waive the account maintenance fee for that Contract Year.

SURRENDER CHARGE

When you withdraw money from your account, you may be subject to a surrender charge that will be deducted from the amount withdrawn. For information about your right to surrender, see the "Surrender of Account Value" in this prospectus.

It is assumed that the most recent Purchase Payments are withdrawn first. No surrender charge will be applied unless an amount is actually withdrawn. We consider all Purchase Payments to be withdrawn before earnings are withdrawn.

We calculate the surrender charge by multiplying the applicable percentages specified in the table below by the Purchase Payments withdrawn.

Amount of Surrender Charge

A surrender charge may not be greater than:

                Number of Years Since  Charge as Percentage of
                ---------------------  ------------------------
                  Date of Purchase         Purchase Payment
                  ----------------         ----------------
                      Payments                Withdrawn
                      --------                ---------
                         1                            5%
                         2                            5%
                         3                            5%
                         4                            4%
                         5                            3%
                         6                            2%
                         7                            1%
                         8+                           0%

10% Free Withdrawal

For each Contract Year after the first Contract Year, up to 10% of the Account Value, determined as of the immediately preceding Contract Anniversary (or if during the first Contract Year, the date the Contract is issued) may be withdrawn once each Contract Year without a surrender charge. The surrender charge will apply to any amount withdrawn that exceeds this 10% limit. The percentage withdrawn will be determined by dividing the amount withdrawn by the Account Value, determined as of the immediately preceding Contract Anniversary.

If a surrender charge is applied to all or part of a Purchase Payment, then your Purchase Payment (or portion thereof) will be considered withdrawn, and no surrender charge will be applied to such Purchase Payment (or portion thereof) again.

The 10% free withdrawal requires a minimum withdrawal of $100, or if less, the entire Account Value. The minimum amount which must remain in each Division in which you are invested, after a withdrawal, is $500.

Exceptions to Surrender Charge

No surrender charge will be applied:

    .  To death benefits;
    .  To Payout Payments;
    . To surrenders (full or partial) under certain Contracts issued in connection with Code section 403(b); and
    . To partial surrenders through the Systematic Withdrawal Program, in lieu of the 10% free withdrawal, during the first Contract Year.

Additionally, if the Extended Care Waiver Endorsement is available in your state, no surrender charge will apply to a surrender (full or partial), made during any period of time that the Contract Owner is continuously confined for 90 days or more in a hospital or state-licensed in-patient nursing facility. Confinement cannot begin until at least one year after the date that your Contract is issued. You must give us a written request for each surrender (full or partial), with proof of confinement, within 91 days of the last day that extended care was received, or while the extended care is ongoing. If the Extended Care Waiver Endorsement is available in your state, it will automatically be attached to your Contract. You do not need to elect it. There is no additional charge for the Extended Care Waiver Endorsement.

MARKET VALUE ADJUSTMENT

Under the MVA Option you may establish one or more MVA Bands with a minimum amount required to be invested in each MVA Band, as described in the "MVA Option" section of this prospectus. The Company may change the minimum from time to time. Each MVA Band will be guaranteed to receive a stated rate of interest through the end of the selected MVA Term. We guarantee that your MVA Option will earn at least the lowest minimum interest rate applicable to any of the Fixed Account Options in the Contract.

While any withdrawal from the Contract will generally be subject to a surrender charge if the amount of the withdrawal exceeds the amount of the free withdrawal amount permitted under your Contract, withdrawals or transfers from an MVA Band prior to the end of an MVA Term will always be subject to a Market Value Adjustment, unless an exception applies. The Market Value Adjustment may increase or reduce the amount withdrawn or transferred, based upon the differences in selected interest rates at the time that the MVA Band was established and at the time of the withdrawal or transfer. For example, if your MVA Term is five years, and you withdraw all or a portion of your Account Value from the MVA Band before the five year MVA Term ends, your withdrawal amount may be more or less than before the withdrawal because of the Market Value Adjustment. However, we guarantee that any reduction in the amount withdrawn or transferred will not be below the amount initially invested in the MVA Band plus the lowest minimum interest rate applicable to any of the Fixed Account Options offered under the Contract.

The Market Value Adjustment applies independently of surrender charges, and can still apply even if the withdrawal is within the free withdrawal amount. See the "Systematic Withdrawal Program" under the "Surrender of Account Value" section of this prospectus. The Market Value Adjustment will not apply upon the Contract Owner's death, or if the Contract Owner is not a natural person, upon the death of the Annuitant. The Market Value Adjustment may be waived for distributions that are required under your Contract. The Market Value

Adjustment will also be waived for 30 days following the end of an MVA Term.

PREMIUM TAX CHARGE

Taxes on Purchase Payments are imposed by some states, cities, and towns. The rate will range from zero to 3 1/2%.

The timing of tax levies varies from one taxing authority to another. If premium taxes are applicable to a Contract, we will deduct such tax against Account Value in a manner determined by us in compliance with applicable state law. We may deduct an amount for premium taxes either upon:

    .  receipt of the Purchase Payments;
    .  the commencement of Payout Payments;
    .  surrender (full or partial); or
    .  the payment of death benefit proceeds.

SEPARATE ACCOUNT CHARGES

There will be a mortality and expense risk fee and an administration fee applied to AG Separate Account A. These are daily charges at annualized rates of 1.25% and 0.15%, respectively, on the average daily net asset value of AG Separate Account A. Each charge is guaranteed and cannot be increased by the Company. The mortality and expense risk fee is to compensate the Company for assuming mortality and expense risks under the Contract. The mortality risk that the Company assumes is the obligation to provide payments during the Payout Period for your life no matter how long that might be. In addition, the Company assumes the obligation to pay during the Purchase Period a death benefit. For more information about the death benefit see the "Death Benefit" section of this prospectus. The expense risk is our obligation to cover the cost of issuing and administering the Contract, no matter how large the cost may be.

The Company may make a profit on the mortality and expense risk fee and on the administration fee. The administration fee is to reimburse the Company for our administrative expenses under the Contract. This includes the expense of administration and marketing (including but not limited to enrollment and Contract Owner education). For more information about the mortality and expense risk fee and administration fee, see the "Fee Tables" section in this prospectus.

OPTIONAL SEPARATE ACCOUNT CHARGES

Optional Death Benefit Charges

At the time that your Contract is issued, you may choose the Enhanced Death Benefit or the Annual Step-Up Death Benefit, in place of the Standard Death Benefit offered in the Contract. During the Purchase Period there will be an additional charge if you choose the Enhanced Death Benefit or the Annual Step-Up Death Benefit. We take these charges from your Variable Account Options on a daily basis. These charges are at annualized rates of 0.05% for the Enhanced Death Benefit or 0.10% for the Annual Step-Up Death Benefit. Each charge is guaranteed and cannot be increased by the Company. The charges for the optional death benefits are to compensate the Company for assuming the mortality risks associated with these options. The mortality risk that the Company assumes is the obligation to provide a higher death benefit payment than the Standard Death Benefit. There is no charge for the Standard Death Benefit. For more information about the optional death benefits, see the "Death Benefit" section of this prospectus.

The Company may make a profit on the optional death benefit charges. For more information on the optional death benefit charges, see the "Fee Table" section in this prospectus.

FUND ANNUAL EXPENSE CHARGES

Investment advisory fees and other Fund expenses based on a percentage of each Fund's average daily net assets are payable by each Fund. Depending on the Variable Account Option selected, the fees and charges will be paid by each Fund to its investment adviser, other affiliates, and vendors. These Fund charges and expenses are described in the prospectuses and statements of additional information for the Funds.

OTHER TAX CHARGES

We reserve the right to charge for certain taxes (other than premium taxes) that we may have to pay. This could include federal income taxes. Currently, no such charges are being made.

Fees for plan services provided by parties other than the Company or its affiliates maybe assessed to participant accounts upon the direction or authorization of a plan representative. Such withdrawals will be identified on applicable participant account reports.

PAYOUT PERIOD
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The Payout Period begins when you decide to withdraw your money in a steady stream of Payout Payments. You select the date to begin the Payout Period, the payout date. You may apply any portion of your Account Value to one of the types of Payout Options listed below. You may choose to have your Payout Option on a fixed, a variable, or a combination payout basis. When you choose to have your Payout Option on a variable basis, you may keep the same Variable Account Options in which your Purchase Payments were made, or transfer to different ones.

FIXED PAYOUT

Under Fixed Payout, you will receive payments from the Company. These payments are fixed and guaranteed by the Company. The amount of these payments will depend on:

    .  Type and duration of Payout Option chosen;
    .  Your age or your age and the age of your survivor(1);
    . Your gender or your gender and the gender of your survivor(1,2); . The portion of your Account Value being applied; and . The payout rate being applied and the frequency of the payments.

--------
(1)This applies only to joint and survivor payouts.
(2)Not applicable for certain Contracts.

VARIABLE PAYOUT

With a Variable Payout, you may select from your existing Variable Account Options. Your payments will vary accordingly. This is due to the varying investment results that will be experienced by each of the Variable Account Options you selected. The Payout Unit Value is calculated just like the Purchase Unit Value for each Variable Account Option except that the Payout Unit Value includes a factor for the Assumed Investment Rate. For additional information on how Payout Payments and Payout Unit Values are calculated, see the SAI.

In determining your first Payout Payment, an Assumed Investment Rate of 3% is used. If the net investment experience of the Variable Account Option exceeds the Assumed Investment Rate, your next payment will be greater than your first payment. If the investment experience of the Variable Account Option is lower than your Assumed Investment Rate, your next payment will be less than your first payment.

COMBINATION FIXED AND VARIABLE PAYOUT

With a Combination Fixed and Variable Payout, you may choose:

    . From your existing Variable Account Options (payments will vary); with a . Fixed Payout (payment is fixed and guaranteed).

PAYOUT DATE

The Payout Date is the date elected by you on which your Payout Payments will start and is subject to our approval. The Payout Date must be at least five years after the date that the Contract is issued. You may change the Payout Date subject to our approval. We will notify you of the approaching Payout Date 60 to 90 days prior to such date. Unless you select a Payout Date, we will automatically extend the Payout Date to begin at the later of when you attain age 85 or ten years after we issue the Contract. Generally, for Qualified Contracts, the Payout Date may begin when you attain age 59 1/2 or separate from service, but must begin no later than April 1 following the calendar year you reach age 70 1/2 or the calendar year in which you retire. However, the date may be later for participants in 403(b) plans. Nonqualified annuities do not have a specific age requirement. For additional information on the minimum distribution rules that apply to payments under IRA or 403(b) plans, see the "Federal Tax Matters" section in this prospectus and in the SAI.

PAYOUT OPTIONS

You may specify the manner in which your Payout Payments are made. You may select one of the following options:

    . Life Only -- payments are made only to you during your lifetime. Under this option there is no provision for a death benefit for the beneficiary. For example, it would be possible under this option for the Annuitant to receive only one payout payment if he died prior to the date of the second payment, two if he died before the third payment.

    . Life with Period Certain -- payments are made to you during your lifetime; but if you die before the guaranteed period has expired, your beneficiary will receive payments for the rest of your guaranteed period.

    . Joint and Survivor Life -- payments are made to you during the joint lifetime of you and your joint annuitant. Upon the death of either you or your joint annuitant, payments continue during the lifetime of the survivor. This option is designed primarily for couples who require payouts during their joint lives and are not concerned with providing for beneficiaries at death of the last survivor. For example, it would be possible under this option for the Joint Annuitants to receive only one payment if both Annuitants died prior to the date of the second payment. Additionally, it would be possible for the Joint Annuitants to receive only one payment and the surviving Annuitant to receive only one payment if one Annuitant died prior to the date of the second payment and the surviving Annuitant dies prior to the date of the third payment.

For more information about Payout Options available under the Contract, see the SAI.

PAYOUT INFORMATION

Once your Payout Payments have begun, the option you have chosen may not be changed. Any one of the Variable Account Options may result in your receiving unequal payments during your life expectancy because of the investment returns of the underlying mutual funds in which the Variable Account Options are invested. If payments begin before age 59 1/2, you may suffer unfavorable tax consequences if you do not meet an exception under federal tax law. See the "Federal Tax Matters" section in this prospectus.

Your Payment Option should be selected at least 15 days before your Payout Date. If such selection is not made and state or federal law does not require the selection of the Joint and Survivor Life Option:

    .  Payments will be made under the Life with Period Certain Option;
    .  The payments will be guaranteed for a 10 year period;
    . The payments will be based on the allocation used for your Account Value; . The One Year Fixed Account Option will be used to distribute payments to you on a Fixed Payout basis; and
    . Variable Account Options will be used to distribute payments to you on a Variable Payout basis.

Most Payout Payments are made monthly; however, Payout Payments may also be made as quarterly, semi-annual or annual installments. If you have chosen either a Fixed or Variable Payout Option and if the amount of your payment is less than $200, we reserve the right to reduce the number of payments made each year so each of your payments is at least $200. If you have chosen a combination of Fixed and Variable Payout Options and the amount of your payment is less than $100, we reserve the right to reduce the number of payments made each year so each of your payments is at least $100.

SURRENDER OF ACCOUNT VALUE
--------------------------------------------------------------------------------

WHEN SURRENDERS ARE ALLOWED

You may withdraw all or part of your Account Value at any time before the Payout Period begins if:

    . allowed under federal and state law; and . allowed under your retirement plan.

For an explanation of charges that may apply if you surrender your Account Value, see the "Fees and Charges" section in this prospectus.

You may be subject to a 10% federal tax penalty for partial or total surrenders made before age 59 1/2. See the "Federal Tax Matters" section in this prospectus. We may be required under applicable law to block a request for a surrender until we receive instructions from the appropriate regulator, due to the USA Patriot Act.

AMOUNT THAT MAY BE SURRENDERED

The amount that may be surrendered at any time can be determined as follows:

             Allowed   =(EQUALS).      Your Account Value(1)
            Surrender                         -(MINUS)
              Value               Any Applicable Surrender Charge,
                                  any applicable taxes and Account
                                          Maintenance Fee.

(1) Equals the Account Value next computed after your properly completed request for surrender is received at the Annuity Service Center.

There is no guarantee that the Surrender Value in a Variable Account Option will ever equal or exceed the total amount of your Purchase Payments received by us.

We will mail to you the Surrender Value within 7 calendar days after we receive your properly completed surrender request at the Annuity Service Center. However, we may be required to suspend or postpone payments if redemption of an underlying Fund's shares have been suspended or postponed. See your current Fund prospectuses for a discussion of the reasons why the redemption of shares may be suspended or postponed.

If we receive a surrender for a Purchase Payment which has not cleared the banking system, we may delay payment of that portion of your Surrender Value until the check clears.

SURRENDER RESTRICTIONS

Generally, Code section 403(b)(11) permits total or partial distributions from a 403(b) contract only on account of hardship (employee contributions only without accrued interest), attainment of age 59 1/2, separation from service, death or disability.

PARTIAL SURRENDER

You may request a partial surrender of your Account Value at any time during the Purchase Period. A partial surrender plus any surrender charge will reduce your Account Value.

To process your partial surrender, you may specify the Account Value that should be deducted from each investment option. If you fail to provide us with this information, we may deduct the partial surrender from each investment option in which your Account Value is held on a pro rata basis.

The minimum partial surrender we will allow is $500 or your entire Account Value, if less.

We reserve the right to defer the payment of a partial surrender from the One Year Fixed Account Option for up to six months. We currently do not permit partial surrenders from the DCA Fixed Account Options.

SYSTEMATIC WITHDRAWAL PROGRAM

The Systematic Withdrawal Program allows you to make withdrawals in a Contract Year of up to 10% of your Account Value without the imposition of a surrender charge. If you withdraw more than 10% of your Account Value, you will be subject to a surrender charge. Account Value, for purposes of the Systematic Withdrawal Program, is determined as of the immediately preceding Contract Anniversary or, if during the first Contract Year, the date we issue you the Contract. See the "Fees and Charges" section in this prospectus.

If within seven years of a Purchase Payment, you withdraw more than 10% of your Account Value, then you will not be allowed to retain the 1% Bonus. This provision is not applicable in the states of New Jersey and Oregon. See the "Purchase Period" section in this prospectus.

You may elect to withdraw all or part of your Account Value under a systematic withdrawal method described in your Contract. Withdrawals using this method are eligible for the 10% free withdrawal privilege each Contract Year. The Systematic Withdrawal Program provides for:

    .  Payments to be made to you;
    .  Payments over a stated period of time;
    .  Payments of a stated yearly dollar amount or percentage.

We may require a minimum withdrawal of $100 per withdrawal under this method. The portion of your account that has not been withdrawn will continue to receive the investment return of the Variable Account Option or the Fixed Account Option that you selected. A systematic withdrawal election may be changed or revoked at no charge. No more than one systematic withdrawal election may be in effect at any one time. We reserve the right to discontinue any or all systematic withdrawals or to change its terms, at any time.

DISTRIBUTIONS REQUIRED BY FEDERAL LAW

See the "Federal Tax Matters" section in this prospectus and in the SAI for more information about required distributions imposed by federal tax law. For an explanation of possible adverse tax consequences of a surrender, see the "Federal Tax Matters" section in this prospectus and in the SAI.

DEATH BENEFITS
--------------------------------------------------------------------------------

The Contract will pay a death benefit during either the Purchase Period or the Payout Period. The death benefit provisions may vary from state to state.

BENEFICIARY INFORMATION

The Beneficiary may receive death benefits:

    .  In a lump sum; or
    .  Payment of the entire death benefit within 5 years of the date of death;
       or

    . In the form of an annuity under any of the Payout Options stated in the Payout Period section of this prospectus subject to the restrictions of that Payout Option.

Payment of any death benefits must be within the time limits set by federal tax law.

PROOF OF DEATH

We accept the following as proof of any person's death:

    .  a certified death certificate;
    . a certified decree of a court of competent jurisdiction as to the finding of death;
    . a written statement by a medical doctor who attended the deceased at the time of death; or
    .  any other proof satisfactory to us.

Once we have paid the death proceeds, the Contract terminates, and our obligations are complete.

SPECIAL INFORMATION FOR NONQUALIFIED CONTRACTS

It is possible that the Contract Owner and the Annuitant under a nonqualified Contract are not the same person. If this is the case, and the Contract Owner dies, death benefits must be paid:

    . commencing within 5 years of the date of death; or . beginning within 1 year of the date of death under:
       . a life annuity with or without a period certain, or . an annuity for a designated period not extending beyond the life expectancy of the Beneficiary.

IMPORTANT INFORMATION FOR BENEFICIARIES WHO ELECT TO DEFER PAYMENT

The Account Value on the date both proof of death and the election method are received by the Company at its Annuity Service Center will be transferred to the One Year Fixed Account and will remain in the One Year Fixed Account until all funds are withdrawn.

JOINT OWNER SPOUSAL ELECTION INFORMATION

The Beneficiary will receive the Death Benefit payout if:

    . the Contract Owner dies before the Payout Date, or . the Annuitant dies during the Annuity Period.

If the Annuitant dies before the Annuity date, the Owner may designate a new Annuitant or become the Annuitant.

With regard to joint Owners of a nonqualified Contract, the Death Benefit is payable upon the death of either Owner during the Purchase Period. However, in the event of your death where the sole Beneficiary of the nonqualified Contract is your spouse, your spouse may continue the Contract as Owner, in lieu of receiving the Death Benefit.

DURING THE PURCHASE PERIOD

Three types of death benefits are available if death occurs during the Purchase
Period: the Standard Death Benefit, the Enhanced Death Benefit or the Annual Step-Up Death Benefit. The Enhanced Death Benefit or the Annual Step-Up Death Benefit can only be chosen at the time that the Contract is issued. If you do not make a choice of death benefit at the time that the Contract is issued then you will automatically be given the Standard Death Benefit.

You will be required to pay a charge if you choose the Enhanced Death Benefit or the Annual Step-Up Death Benefit. All of the optional death benefits are subject to state availability. There is no charge for the Standard Death Benefit offered by the Contract.

Once selected, the Enhanced Death Benefit or Annual Step-Up Death Benefit may not be cancelled.

Standard Death Benefit

If death occurs before your 85th birthday, then the Death Benefit during the Purchase Period will be the greatest of:

    . Your Account Value on the date both proof of death and election of the payment method are received by the Company at its Annuity Service Center;
    .  100% of Purchase Payments (to Fixed and/or Variable Account Options)
       - (MINUS)
       Amount of all prior withdrawals and charges; OR
    . The greatest Account Value on any prior seventh Contract Anniversary plus any Purchase Payments made after such Contract Anniversary
       - (MINUS)
       Amount of all prior withdrawals and charges.

If death occurs at the age of 85 or older, then the Death Benefit during the Purchase Period will be:

    . Your Account Value on the date both proof of death and election of the payment method are received by the Company at its Annuity Service Center.

Enhanced Death Benefit

You will be charged a fee for choosing the Enhanced Death Benefit. See the "Fees and Charges" section in this prospectus.

If death occurs before your 85th birthday, then the Death Benefit during the Purchase Period will be the greatest of:

    . Your Account Value on the date both proof of death and election of the payment method are received by the Company at its Annuity Service Center;

    .  100% of Purchase Payments (to Fixed and/or Variable Account Options)
       - (MINUS)
       Amount of all prior withdrawals and charges;

    . The greatest Account Value on any prior seventh Contract Anniversary plus any purchase Payments made after such Contract Anniversary
       - (MINUS)
       Amount of all prior withdrawals and charges made after such Contract Anniversary; OR

    . The total amount of Purchase Payments made up to the date of death accumulated at a 3% interest rate each year
       - (MINUS)
       Amount of all prior withdrawals and charges accumulated at a 3% interest rate each year, not to exceed 200% of total Purchase Payments made minus all prior withdrawals and any surrender charges.

If death occurs on or after your 85th birthday and before your 90th birthday, then the Death Benefit during the Purchase Period will be the greater of the first three bullet points above. If death occurs at the age of 90 or older, then the Death Benefit during the Purchase Period will be the first bullet point above. However, the charge for the Enhanced Death Benefit will still be deducted.

Annual Step-Up Death Benefit

You will be charged a fee for choosing the Annual Step-Up Death Benefit. See the "Fees and Charges" section in this prospectus.

If death occurs before your 85th birthday, then the Death Benefit during the Purchase Period will be the greatest of:

    . Your Account Value on the date of proof of death and election of the payment method are received by the Company at its Annuity Service Center;
    .  100% of Purchase Payments (to Fixed and/or Variable Account Options)
    - (MINUS)
    Amount of all prior withdrawals and charges; OR
    . The greatest Account Value on any prior Contract Anniversary plus any purchase Payments made after such Contract Anniversary.
    - (MINUS)
    Amount of all prior withdrawals and charges made after such Contract Anniversary.

If death occurs at the age of 85 or older, then the Death Benefit during the Purchase Period will be the first bullet point above. However, the charge for the Annual Step-Up Death Benefit will still be deducted.

DURING THE PAYOUT PERIOD

If the Annuitant dies during the Payout Period, your Beneficiary may receive any continuing payments under the Payout Option that you selected. The Payout Options available in the Contract are described in the "Payout Period" section of this prospectus.

OTHER CONTRACT FEATURES
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CHANGE OF BENEFICIARY

The Beneficiary (if not irrevocable) may usually be changed at any time.

The right to name or change a Beneficiary may be subject to approval by the spouse. Also, the right to name a Beneficiary other than the spouse may be subject to certain laws and regulations.

If the Contract Owner dies, and there is no Beneficiary, any death benefit will be payable to the Contract Owner's estate.

If a Beneficiary dies while receiving payments, and there is no co-Beneficiary to continue to receive payments, any amount still due will be paid to the Beneficiary's estate.

CANCELLATION - THE 10 DAY "FREE LOOK"

You may cancel the Contract by returning it to the Company within 10 days after delivery. A longer period will be allowed if required under state law. A refund will be made to you within 7 days after receipt of the Contract within the required period. The refund amount will be your Purchase Payments, adjusted to reflect (1) investment experience and (2) any Fees and Charges which have been deducted. See the "Purchase Period -- Right to Return" and "Purchase Period -- 1% Bonus" sections in this prospectus.

WE RESERVE CERTAIN RIGHTS

We reserve the right to:

    .  amend the Contract to conform with substitutions of investments;
    .  amend the Contract to comply with tax or other laws;
    . operate AG Separate Account A as a management investment company under the 1940 Act, in consideration of an investment management fee or in any other form permitted by law;
    . deregister AG Separate Account A under the 1940 Act, if registration is no longer required;
    .  reflect a change in AG Separate Account A or any Division;
    .  create new separate accounts;
    . transfer any assets in any Division to another Division, or to one or more separate accounts, or to the One Year Fixed Account;
    . add, combine or remove Divisions in AG Separate Account A, or combine AG Separate Account A with another separate account;
    .  add additional Fixed Account Options;
    .  make any new Division available to you on a basis we determine;
    . change the way in which certain fees are calculated and deducted, without changing the amount of the fee itself;
    . commence deducting premium taxes or adjust the amount of premium taxes deducted in accordance with state law that applies; or
    .  make any changes required to comply with the rules of any Fund.

When required by law, we will obtain (1) your approval of changes and (2) the approval of any appropriate regulatory authority.

DEFERRING PAYMENTS

We reserve the right to defer payment of any surrender, payout payment, or death proceeds out of the Account Value if:

    . the Exchange is closed other than for customary weekend and holiday closings, or trading on the Exchange is restricted as determined by the SEC;
    . the SEC determines that an emergency exists, as a result of which disposal of securities held in a Division is not reasonably practicable or it is not reasonably practicable to fairly determine the Account Value; or
    .  the SEC by order permits the delay for the protection of Contract Owners.

We may also postpone transfers and allocations of Account Value under these circumstances.

VOTING RIGHTS
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As discussed in the "About AG Separate Account A" section of this prospectus, AG Separate Account A holds on your behalf shares of the Funds which comprise the Variable Account Options. From time to time the Funds may be required to hold a shareholder meeting to obtain approval from their shareholders for certain matters. As a Contract Owner, you may be entitled to give voting instructions to us as to how AG Separate Account A should vote its Fund shares on these matters. Those persons entitled to give voting instructions will be determined before the shareholder meeting is held.

WHO MAY GIVE VOTING INSTRUCTIONS

In most cases during the Purchase Period, you will have the right to give voting instructions for the shareholder meetings. Contract Owners will instruct AG Separate Account A in accordance with these instructions. You will receive proxy material and a form on which voting instructions may be given before the shareholder meeting is held.

You will not have the right to give voting instructions if the Contract was issued in connection with a nonqualified unfunded deferred compensation plan.

DETERMINATION OF FUND SHARES ATTRIBUTABLE TO YOUR ACCOUNT

During the Purchase Period

The number of Fund shares attributable to your account will be determined on the basis of the Purchase Units credited to your account on the record date set for the Fund shareholder meeting.

During the Payout Period or After a Death Benefit has been paid

The number of Fund shares attributable to your account will be based on the liability for future variable annuity payments to your payees on the record date set for the Fund shareholder meeting.

HOW FUND SHARES ARE VOTED

AG Separate Account A will vote all of the shares of the Funds it holds based on, and in the same proportion as, the instructions given by all Contract Owners invested in that Fund entitled to give instructions at that shareholder meeting. AG Separate Account A will vote the shares of the Funds it holds for which it receives no voting instructions in the same proportion as the shares for which voting instructions have been received.

The Company will vote the shares of the Funds it holds based on, and in the same proportion as, the voting instructions received from Contract Owners.

In the future, we may decide how to vote the shares of AG Separate Account A in a different manner if permitted at that time under federal securities law.

FEDERAL TAX MATTERS
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The Contracts provide tax-deferred accumulation over time, but may be subject to certain federal income and excise taxes, mentioned below. Refer to the SAI for further details. Section references are to the Code. We do not attempt to describe any potential estate or gift tax, or any applicable state, local or foreign tax law other than possible premium taxes mentioned under "Premium Tax Charge." Remember that future legislation could modify the rules discussed below, and always consult your personal tax advisor regarding how the current rules apply to your specific situation. The information below is not intended as tax advice to any individual.

TYPES OF PLANS

Tax rules vary, depending on whether the Contract is offered under your employer's tax-qualified retirement program, an individual retirement plan, or is instead a nonqualified Contract. The Contracts are used under the following types of retirement arrangements:

    . Section 403(b) annuities for employees of public schools and section 501(c)(3) tax-exempt organizations;
    . Section 401(a), 403(a) and 401(k) qualified plans (including self-employed individuals);
    .  Section 408(b) traditional IRAs;
    .  Section 408A Roth IRAs;
    . Section 457 deferred compensation plans of governmental and tax-exempt employers;
    .  Section 408(k) SEPs and SARSEPs; and
    .  Section 408(p) SIMPLE retirement accounts.

Contributions under one of these retirement arrangements generally must be made to a qualifying annuity Contract or to a qualifying trust or custodial account, in order for the contributions to receive favorable tax treatment as pre-tax contributions. Contracts purchased under these retirement arrangements are "Qualified Contracts." Certain Contracts may also be available for nondeductible section 408A Roth Individual Retirement Annuity ("Roth IRA") and 403(b) and 401(k) Roth Accounts, and effective for tax years beginning after 2010, eligible 457(b) Roth accounts, pursuant to section 402A.

Note that the specific terms of the governing employer plan may limit rights and options otherwise available under a Contract. In addition, changes in the applicable laws or regulations may impose additional limitations or may require changes to the contract to maintain its status as a Qualified Contract.

In addition, the Contracts are also available through "Nonqualified Contracts." Such nonqualified Contracts generally include unfunded, nonqualified deferred compensation plans, as well as individual annuity contracts issued outside of the context of any formal employer retirement plan or arrangement. Nonqualified Contracts generally may invest only in Fixed Account Options and in mutual funds that are not available to the general public outside of annuity contracts or life insurance contracts. The restriction on including publicly available funds results from a longstanding IRS position articulated in a 1981 Revenue Ruling and added to the Code in 1984. The restriction generally does not apply to Qualified Contracts, as confirmed by the IRS in 1999 guidance.

TAX CONSEQUENCES IN GENERAL

Purchase Payments, distributions, withdrawals, transfers and surrender of a Contract can each have a tax effect, which varies with the governing retirement arrangement. Please refer to the detailed explanation in the SAI, the documents (if any) controlling the retirement arrangement through which the Contract is offered, and your personal tax advisor.

Purchase Payments under the Contracts can be made as contributions by employers or as pre-tax or after-tax contributions by employees, depending on the type of retirement program. Purchase Payments also can be made outside of an employer-sponsored retirement program. After-tax Purchase Payments, including after-tax employee contributions, generally constitute "investment in the Contract." All Qualified Contracts receive deferral of tax on the inside build-up of earnings on invested Purchase Payments, until a distribution occurs. See the SAI for a discussion of the taxation of distributions, including upon death, and special rules, including those applicable to taxable, non-natural owners of nonqualified Contracts.

Transfers among investment options within a variable annuity Contract generally are not taxed at the time of such a transfer. However, in 1986, the IRS indicated that limitations might be imposed with respect to either the number of investment options available within a Contract, or the frequency of transfers between investment options, or both, in order for the Contract to be treated as an annuity Contract for federal income tax purposes. If imposed, VALIC can provide no assurance that such limitations would not be imposed on a retroactive basis to Contracts issued under this prospectus. However, VALIC has no present indications that the IRS intends to impose such limitations, or what the terms or scope of those limitations might be. In addition, based upon published guidance issued by the IRS in 1999, it appears likely that such limitations, if imposed, would only apply to nonqualified Contracts.

Distributions are taxed differently depending on the program through which the Contracts are offered and the previous tax characterization of the contributions to which the distribution relates. Generally, the portion of a distribution that is not considered a return of investment in the Contract is subject to income tax. For annuity payments, investment in the Contract is recovered ratably over the expected payout period. Special recovery rules might apply in certain situations. Non-periodic payments such as partial withdrawals and full surrenders during the Purchase Period are referred to as "amounts not received as an annuity" in the Code. These types of payments are generally taxed to the extent of any gain existing in the Contract at the time of withdrawal.

Amounts subject to income tax may also incur excise or penalty taxes, under certain circumstances. Generally, as more fully discussed in the SAI, taxable distributions received before you attain age 59 1/2 are subject to a 10% penalty tax in addition to regular income tax, unless you make a rollover, in the case of a Qualified Contract, to another tax-deferred investment vehicle or meet certain exceptions. And, if you have to report the distribution as ordinary income, you may need to make an estimated tax payment by the due date for the quarter in which you received the distribution, depending on the amount of federal tax withheld from the distribution. When calculating your tax liability to determine whether you need to make an estimated tax payment, your total tax for the year should also include the amount of the 10% additional tax on early distributions unless an exception applies. Amounts eligible for grandfathered status afforded to pre-1982 accounts might be exempt from the 10% early withdrawal penalty. Please consult with your tax advisor concerning these exceptions, tax reporting, and the tax-related effects of an early distribution. Required tax withholding will vary according to the type of program, type of payment and your tax status. In addition, amounts received under all Contracts may be subject to state income tax withholding requirements.

The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty after September 11, 2001 and payments made directly to an insurer up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free.

On March 30, 2010 the Health Care and Education Reconciliation Act ("Reconciliation Act") was signed into law. Among other provisions, the Reconciliation Act imposes a new tax on net investment income. This tax, which goes into effect in 2013, is at the rate of 3.8% of applicable thresholds for Modified Adjusted Gross Income ($250,000 for joint filers; $125,000 for married individuals filing separately; and, $200,000 for individual filers). An individual with MAGI in excess of the threshold will be required to pay this new tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable withdrawals from a Nonqualified contract, as well as other taxable amounts including amounts taxed annually to an owner that is not a natural person (see final paragraph in this section). This new tax generally does not apply to Qualified Contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

It is the opinion of the Company and its tax counsel that a Qualified Contract described in section 401(a), 403(a), 403(b), 408(b) or 408A of the Code does not lose its deferred tax treatment if Purchase Payments under the Contract are invested in publicly available Mutual Funds. As noted previously, in 1999, the IRS confirmed this opinion, reversing its previous position by modifying a contrary ruling it had issued in 1981.

In its ruling in 1981, the IRS had taken the position that, where Purchase Payments under a variable annuity Contract are invested in publicly available Mutual Funds, the Contract Owner should be treated as the owner of the Mutual Fund shares, and deferred tax treatment under the Contract should not be available. In the opinion of VALIC and its tax counsel, the 1981 ruling was superseded by subsequent legislation, section 817(h), which specifically exempts these Qualified Contracts, and the IRS had no viable legal basis or reason to apply the theory of the 1981 ruling to these Qualified Contracts under current law.

It is also the opinion of the Company and its tax counsel that for each other type of Qualified Contract an independent exemption provides tax deferral regardless of how ownership of the Mutual Fund shares might be imputed for federal income tax purposes.

Investment earnings on contributions to nonqualified Contracts that are not owned by natural persons (except for trusts or other entities as agent for a natural person) will be taxed currently to the Contract Owner and such Contracts will not be treated as annuities for federal income tax purposes.

Important Information Regarding 403(b) Regulations

On July 26, 2007, the Department of the Treasury published final 403(b) regulations that became largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. The final regulations, subsequent IRS guidance, and the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased.

In general, certain contracts originally established by a 90-24 transfer prior to September 25, 2007 are exempt (or grandfathered) from some of the requirements of the final regulations; provided that no salary reduction or other contributions have ever been made to the contract, and that no additional transfers were made to the contract on or after September 25, 2007. Further, contracts that are not grandfathered were generally required to be part of, and subject to the requirements of an employer's 403(b) plan upon its establishment, but no later than by January 1, 2009.

The new rules in the final regulations generally do not affect a participant's ability to transfer some or all of a 403(b) account to a state-defined benefit plan to purchase service credits, where such a transfer is otherwise consistent with applicable rules and requirements and with the terms of the employer's plan.

As a general matter, all Contracts that have received plan contributions after 2004 are required to be included in the plan and in the plan's administrative coordination, even if the Contract is no longer permitted to receive new contributions and/or transfers. You should be aware, however, that some rules governing contracts inside and outside of the plan after 2008 are subject to different interpretations, as well as possible additional IRS guidance. The foregoing discussion is intended as a general discussion of the new requirements only, and you may wish to discuss the new regulations and/or the general information above with your tax advisor.

LEGAL PROCEEDINGS
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The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business.

In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.

FINANCIAL STATEMENTS
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The financial statements of AGL, AG Separate Account A and AIG can be found in this registration statement.

You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at (800) 424-4990. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

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         TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
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                                                             Page
               General Information..........................   2
               Types of Variable Annuity Contracts..........   2
               Variable Annuity Contract General Provisions.   2
               Federal Tax Matters..........................   3
               Calculation of Surrender Charge..............  12
               Calculation of MVA Option....................  14
               Purchase Unit Value..........................  15
               Payout Payments..............................  16
               Distribution of Variable Annuity Contracts...  17
               Experts......................................  18
               Comments on Financial Statements.............  18

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                             AG SEPARATE ACCOUNT A
                   UNITS OF INTEREST UNDER FLEXIBLE PREMIUM
                INDIVIDUAL FIXED AND VARIABLE DEFERRED ANNUITY
                                   CONTRACTS
                      ELITEPLUS(R) BONUS VARIABLE ANNUITY

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                      STATEMENT OF ADDITIONAL INFORMATION

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                                FORM N-4 PART B
                                JANUARY 2, 2013

This Statement of Additional Information is not a prospectus but contains information in addition to that set forth in the prospectus for the Individual Flexible Premium Fixed and Variable Deferred Annuity Contracts dated January 2, 2013 ("Contracts") and should be read in conjunction with the prospectus. The terms used in this Statement of Additional Information have the same meaning as those set forth in the prospectus. A prospectus may be obtained by calling or writing American General Life Insurance Company, at 205 E. 10th Avenue, Amarillo, Texas 79101; 1-800-424-4990. Prospectuses are also available from registered sales representatives.

                               TABLE OF CONTENTS

               General Information                            2
               Types of Variable Annuity Contracts            2
               Variable Annuity Contract General Provisions   2
               Federal Tax Matters                            3
               Calculation of Surrender Charge               12
               Calculation of MVA Option                     14
               Purchase Unit Value                           15
               Payout Payments                               16
               Distribution of Variable Annuity Contracts    17
               Financial Statements                          18

                              GENERAL INFORMATION

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                                  THE COMPANY
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       We are American General Life Insurance Company ("AGL" or The "Company"). AGL is a stock life insurance company organized under the laws of the State of Texas. AGL is a successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly-owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

       AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

       American General Life Companies, www.americangeneral.com, is the marketing name for a group of affiliated domestic life insurers, including AGL. The commitments under the Contracts are AGL's, and AIG has no legal obligation to back those commitments.

       On December 31, 2012, Western National Life Insurance Company ("WNL"), an affiliate of AGL, merged with and into AGL. Prior to this date, the Contracts were issued by WNL.

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                      TYPES OF VARIABLE ANNUITY CONTRACTS
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       The Contracts are no longer offered for sale. Previously, the Company offered flexible payment deferred annuity Contracts.

       Under flexible payment Contracts, Purchase Payments generally are made until retirement age is reached. However, no Purchase Payments are required to be made after the first payment. Purchase Payments are subject to any minimum payment requirements under the Contract. Purchase Payments are invested and accumulate on a fixed or variable basis until the date the Contract Owner selects to commence annuity payments.

       The majority of these Contracts were sold to individuals through financial institutions in the nonqualified market. A smaller number of these Contracts were sold in the qualified market through 403(b) plans and certain IRA situations.

       The Contracts are non-participating and will not share in any of the profits of the Company.

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                 VARIABLE ANNUITY CONTRACT GENERAL PROVISIONS
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       THE CONTRACT: The entire Contract consists of the Contract, the Application, if any, and any riders or endorsements attached to the Contract. The Contract may be changed or altered only by an authorized officer of the Company. A change or alteration must be made in writing.

       MISSTATEMENT OF AGE OR SEX: If the age or sex of any Annuitant has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct age or sex. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

       MODIFICATION: The Contract may be modified in order to maintain compliance with applicable state and federal law. When required, the Company will obtain the Contract Owner's approval of changes and gain approval from appropriate regulatory authorities.

       NON-PARTICIPATING: The Contract will not share in any distribution of dividends.

       EVIDENCE OF SURVIVAL: The Company may require satisfactory evidence of continued survival of any person(s) on whose life Annuity Payments are based.

       PROOF OF AGE: The Company may require evidence of age of any Annuitant or Contract Owner.

       PROTECTION OF PROCEEDS: To the extent permitted by law, death benefits and annuity payments shall be free from legal process and the claim of any creditor if the person is entitled to them under the Contract. No payment and no amount under the Contract can be taken or assigned in advance of its payment date unless the Company receives the Contract Owner's written consent.

       REPORTS: At least once each calendar year, the Company will furnish the Contract Owner with a report showing the Contract Value as of a date not more than four months prior to the date of mailing, and will provide any other information as may be required by law. Reports will be sent to the last known address of the Contract Owner.

       TAXES: Any taxes paid to any governmental entity relating to the Contract will be deducted from the Purchase Payment or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of the Purchase Payments; or commencement of annuity payments. The Company may, in its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. While the Company is not currently maintaining a provision for federal income taxes with respect to the Separate Account, the Company has reserved the right to establish a provision for income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. The Company will deduct any withholding taxes required by applicable law.

       REGULATORY REQUIREMENTS: All values payable under the Contract, including any paid-up annuity, cash withdrawal or death benefits that may be available, will not be less than the minimum benefits required by the laws and regulations of the state in which the Contract is delivered.

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                              FEDERAL TAX MATTERS
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Note: We have prepared the following information on taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax advisor about your own circumstances.

   This section summarizes the major tax consequences of contributions, payments, and withdrawals under the Contracts, during life and at death.

   It is the opinion of the Company and its tax counsel that a Qualified Contract described in section 401(a), 403(a), 403(b), or 408(b) of the Internal Revenue Code of 1986, as amended ("Code" or "IRC") does not lose its deferred tax treatment if Purchase Payments under the contract are invested in publicly available mutual funds. In 1999, the Internal Revenue Service ("IRS") confirmed this opinion, reversing its previous position by modifying a contrary ruling it had issued in 1981.

   In its ruling in 1981, the IRS had taken the position that, where purchase payments under a variable annuity contract are invested in publicly available mutual funds, the contract owner should be treated as the owner of the mutual fund shares, and deferred tax treatment under the contract should not be available. In the opinion of the Company and its tax counsel, the 1981 ruling was superseded by subsequent legislation (Code section 817(h)) which specifically exempts these Qualified Contracts, and the IRS had no viable legal basis or reason to apply the theory of the 1981 ruling to these Qualified Contracts under current law.

   It is also the opinion of the Company and its tax counsel that for each other type of Qualified Contract an independent exemption provides tax deferral regardless of how ownership of the Mutual Fund shares might be imputed for federal income tax purposes.

   For nonqualified Contracts, not all Variable Account Options are available within your contract. Variable Account Options that are invested in Mutual Funds available to the general public outside of annuity contracts or life insurance contracts generally are not offered under nonqualified Contracts. Investment earnings on contributions to nonqualified Contracts that are not owned by natural persons will be taxed currently to the owner, and such contracts will not be treated as annuities for federal income tax purposes (except for trusts as agents for an individual).

TAX CONSEQUENCES OF PURCHASE PAYMENTS

   403(b) Annuities. Purchase Payments made by section 501(c)(3) tax-exempt organizations and public educational institutions toward Contracts for their employees are excludable from the gross income of employees, to the extent aggregate Purchase Payments do not exceed several competing tax law limitations on contributions and meet certain other conditions. This gross income exclusion applies both to employer contributions and to your voluntary and nonelective salary reduction contributions. The exclusion, however, does not apply to Roth 403(b) contributions, which are made on an after-tax basis; however, the contribution limits apply to such contributions. Roth 403(b) contributions will be referred to as elective deferrals, along with voluntary salary reduction contributions.

   For 2012, your elective deferrals are generally limited to $17,000, although additional "catch-up" contributions are permitted under certain circumstances. Combined employer contributions, nonelective employee contributions and elective deferrals are generally limited to $50,000, or up to 100% of "includible compensation" as defined in the Code for 403(b) plans. In addition, after 1988, employer contributions for highly compensated employees may be further limited by applicable nondiscrimination rules.

   401(a)/(k) and 403(a) Qualified Plans. Purchase Payments made by an employer (or a self-employed individual) under a qualified pension, profit-sharing or annuity plan are excluded from the gross income of the employee. Purchase Payments made by an employee may be made on a pre-tax or an after-tax basis, depending on several factors, including whether the employer is eligible to establish a 401(k) contribution option, and whether the employer, if is eligible to establish a 401(k) option, has established a Roth 401(k) option under the Plan.

   408(b) Individual Retirement Annuities ("408(b) IRAs" or "Traditional IRAs"). For 2012, annual tax-deductible contributions for 408(b) IRA Contracts are limited to the lesser of $5,000 or 100% of compensation ($6,000 if you are age 50 or older), and are generally fully deductible in 2012 only by individuals who:

       (i)are not active Participants in another retirement plan, and are not married;

      (ii)are not active Participants in another retirement plan, are married, and either (a) the spouse is not an active Participant in another retirement plan, or (b) the spouse is an active Participant, but the couple's adjusted gross income is less than $173,000;

     (iii)are active Participants in another retirement plan, are unmarried, and have adjusted gross income of less than $58,000; or

      (iv)are active Participants in another retirement plan, are married, and have adjusted gross income of less than $92,000 .

   Active Participants in other retirement plans whose adjusted gross income exceeds the limits in (ii), (iii) or (iv) by less than $10,000 are entitled to make deductible 408(b) IRA contributions in proportionately reduced amounts. If a 408(b) IRA is established for a non-working spouse who has no compensation, the annual tax-deductible Purchase Payments for both spouses' Contracts cannot exceed the lesser of $10,000 or 100% of the working spouse's earned income, and no more than $5,000 may be contributed to either spouse's IRA for any year. The $10,000 limit increases to $12,000 if both spouses are age 50 or older ($1,000 for each spouse age 50 or older).

   You may be eligible to make nondeductible IRA contributions of an amount equal to the excess of:

       (i)the lesser of $5,000 ($6,000 if you are age 50 or older; $10,000 for you and your spouse's IRAs, or $12,000 if you are both age 50 or older) or 100% of compensation, over

      (ii)your applicable IRA deduction limit.

   You may also make contributions of eligible rollover amounts from other tax-qualified plans and contracts. See Tax-Free Rollovers, Transfers and Exchanges.

   408A Roth Individual Retirement Annuities ("408A Roth IRAs" or "Roth IRAs"). For 2012, annual nondeductible contributions for 408A Roth IRA Contracts are limited to the lesser of $5,000 or 100% of compensation ($6,000 if you are age 50 or older), and a full contribution may be made only by individuals who:

       (i)are unmarried and have adjusted gross income of less than $110,000; or

      (ii)are married and filing jointly, and have adjusted gross income of less than $173,000

   The available nondeductible 408A Roth IRA contribution is reduced proportionately to zero where modified AGI is between $173,000 and $183,000 for those who are married filing joint returns. No contribution may be made for those with modified AGI over $183,000. Similarly, the contribution is reduced for those who are single with modified AGI between $110,000 and $125,000, with no contribution for singles with modified AGI over $125,000. Similarly, individuals who are married and filing separate returns and whose modified AGI is over $10,000 may not make a contribution to a Roth IRA; a portion may be contributed for modified AGI between $0 and $10,000.

   All contributions to 408(b) traditional IRAs and 408A Roth IRAs must be aggregated for purposes of the annual contribution limit.

   457(b) Plans. A unit of a state or local government may establish a deferred compensation program for individuals who perform services for the government unit if permitted by applicable state (and/or local) laws. In addition, a non-governmental tax-exempt employer may establish a deferred compensation program for individuals who: (i) perform services for the employer, and
(ii) belong to either a select group of management or highly compensated employees and are independent contractors.

   This type of program allows eligible individuals to defer the receipt of compensation (and taxes thereon) otherwise presently payable to them. For 2012, if the program is an eligible deferred compensation plan (an "EDCP"), you and your employer may contribute (and defer tax on) the lesser of $17,000 or 100% of your "includible" compensation (compensation from the employer currently includible in taxable income). Additionally, catch-up deferrals are permitted in the final three years before the year you reach normal retirement age and for governmental plans only, age-based catch-up deferrals up to $5,500 are also permitted for individuals age 50 or older. Generally, however, a participant can not utilize both the catch-up in the three years before normal retirement age, and the age 50 catch-up, in the same year.

   The employer uses deferred amounts to purchase the Contracts offered by this prospectus. For plans maintained by a unit of a state or local government, the Contract is generally held for the exclusive benefit of plan Participants, (although certain Contracts remained subject to the claims of the employer's general creditors until 1999). For plans of non-governmental tax-exempt employers, the employee has no present rights to any vested interest in the Contract and is entitled to payment only in accordance with the EDCP provisions.

   Simplified Employee Pension Plan ("SEP"). Employer contributions under a SEP are made to a separate individual retirement account or annuity established for each participating employee, and generally must be made at a rate representing a uniform percent of participating employees' compensation. Employer contributions are excludable from employees' taxable income. For 2012, the employer may contribute up to 25% of your compensation or $50,000, whichever is less. You may be able to make higher contributions if you are age 50 or older, subject to certain conditions.

   Through 1996, employees of certain small employers (other than tax-exempt organizations) were permitted to establish plans allowing employees to contribute pretax, on a salary reduction basis, to the SEP. In 2012, these salary reductions may not exceed $17,000. Such plans if established by December 31, 1996, may still allow employees to make these contributions. Additionally, you may be able to make higher contributions if you are age 50 or older, subject to certain conditions.

   SIMPLE IRA. Employer and employee contributions under a SIMPLE IRA Plan are made to a separate individual retirement account or annuity for each employee. For 2012, employee salary reduction contributions cannot exceed $11,500. You may be able to make higher contributions if you are age 50 or older, subject to certain conditions. Employer contributions must be in the form of matching contribution or a nonelective contribution of a percentage of compensation as specified in the Code. Only employers with 100 or fewer employees can maintain a SIMPLE IRA plan, which must also be the only plan the employer maintains.

   Nonqualified Contracts. Purchase Payments made under nonqualified Contracts, whether under an employer-sponsored plan or arrangement or independent of any such plan or arrangement, are neither excludible from the gross income of the Contract Owner nor deductible for tax purposes. However, any increase in the Purchase Unit value of a nonqualified Contract resulting from the investment performance of AG Separate Account A is not taxable to the Contract Owner until received by him. Contract Owners that are not natural persons (except for trusts or other entities as agent for an individual) however, are currently taxable on any increase in the Purchase Unit value attributable to Purchase Payments made after February 28, 1986 to such Contracts.

   Unfunded Deferred Compensation Plans. Private for-profit employers may establish unfunded nonqualified deferred compensation plans for a select group of management or highly compensated employees and/or for independent contractors. Certain arrangements of nonprofit employers entered into prior to August 16, 1986, and not subsequently modified, are also subject to the rules discussed below.

   An unfunded deferred compensation plan is a bare contractual promise on the part of the employer to defer current wages to some future time. The Contract is owned by the employer and remains subject to the claims of the employer's general creditors. Private for-profit employers that are not natural persons are currently taxable on any increase in the Purchase Unit value attributable to Purchase Payments made on or after February 28, 1986 to such Contracts. Participants have no present right or vested interest in the Contract and are only entitled to payment in accordance with plan provisions.

TAX CONSEQUENCES OF DISTRIBUTIONS

   403(b) Annuities. Elective deferrals (including salary reduction amounts and Roth 403(b) contributions) accumulated after December 31, 1988, and earnings on such contributions, may not be distributed before one of the following:

       (1)attainment of age 59 1/2;

       (2)severance from employment;

       (3)death;

       (4)disability, or

       (5)qualifying hardship (hardship distributions are limited to salary reduction contributions only, exclusive of earnings thereon).

   Similar restrictions will apply to all amounts transferred from a Code section 403(b)(7) custodial account other than certain rollover contributions, except that pre-1989 earnings included in such amounts generally will be eligible for a hardship distribution.

   As a general rule, distributions are taxed as ordinary income to the recipient in accordance with Code section 72. However, three important exceptions to this general rule are:

       (1)distributions of Roth 403(b) contributions;

       (2)qualified distributions of earnings on Roth 403(b) contributions and,

       (3)other after-tax amounts in the Contract.

Distributions of Roth 403(b) contributions are tax-free. "Qualified" distributions of earnings on Roth 403(b) made upon attainment of age 59 1/2, or upon death or disability are tax-free as long as five or more years have passed since the first contribution to the Roth account or any Roth account under the employer's Plan. Distribution of earnings that are non-qualified are taxed in the same manner as pre-tax contributions and earnings under the Plan. Distributions of other after-tax amounts in the Contract are tax-free.

   401(a)/(k) and 403(a) Qualified Plans. Distributions from Contracts purchased under qualified plans are taxable as ordinary income, except to the extent allocable to an employee's after-tax contributions (investment in the Contract). If you or your Beneficiary receive a "lump sum distribution" (legally defined term), the taxable portion may be eligible for special 10-year income averaging treatment. Ten-year income averaging uses tax rates in effect for 1986, allows 20% capital gains treatment for the taxable portion of a lump sum distribution attributable to years of service before 1974, and is available if you were 50 or older on January 1, 1986. The distribution restrictions for 401(k) elective deferrals in Qualified Plans are generally the same as described for elective deferrals to 403(b) annuities. The tax consequences of distributions from Qualified Plans are generally the same as described above for 403(b) annuities.

   408(b) Traditional IRAs, SEPs and SIMPLE IRAs. Distributions are generally taxed as ordinary income to the recipient. Rollovers from a Traditional IRA to a Roth IRA, and conversions of a Traditional IRA to a Roth IRA, where permitted, are generally taxable in the year of the rollover or conversion. The taxable value of such a conversion may take into account the value of certain benefits under the Contract. Prior to 2010, individuals with adjusted gross income over $100,000 were generally ineligible for such conversions, regardless of marital status, as are married individuals who file separately. Beginning in 2010, such conversions are available without regard to income.

   408A Roth IRAs. "Qualified" distributions upon attainment of age 59 1/2, upon death or disability or for qualifying first-time homebuyer expenses are tax-free as long as five or more years have passed since the first contribution to the taxpayer's first 408A Roth IRA. Qualified distributions may be subject to state income tax in some states. Nonqualified distributions are generally taxable to the extent that the distribution exceeds Purchase Payments.

   457(b) Plans. Amounts received from an EDCP are includible in gross income for the taxable year in which they are paid or, if a non-governmental tax-exempt employer, otherwise made available to the recipient.

   Unfunded Deferred Compensation Plans. Amounts received are includible in gross income for the taxable year in which the amounts are paid or otherwise made available to the recipient.

   Nonqualified Contracts. Partial redemptions from a nonqualified Contract purchased after August 13, 1982 (or allocated to post-August 13, 1982 Purchase Payments under a pre-existing Contract), generally are taxed as ordinary income to the extent of the accumulated income or gain under the Contract if they are not received as an annuity. Partial redemptions from a nonqualified Contract purchased before August 14, 1982 are taxed only after the Contract Owner has received all of his pre-August 14, 1982 investment in the Contract. The amount received in a complete redemption of a nonqualified Contract (regardless of the date of purchase) will be taxed as ordinary income to the extent that it exceeds the Contract Owner's investment in the Contract. Two or more Contracts purchased from the Company (or an affiliated company) by a Contract Owner within the same calendar year, after October 21, 1988, are treated as a single Contract for purposes of measuring the income on a partial redemption or complete surrender.

   When payments are received as an annuity, the Contract Owner's investment in the Contract is treated as received ratably and excluded ratably from gross income as a tax-free return of capital, over the expected payment period of the annuity. Individuals who begin receiving annuity payments on or after January 1, 1987 can exclude from income only their unrecovered investment in the Contract. Upon death prior to recovering tax-free their entire investment in the Contract, individuals generally are entitled to deduct the unrecovered amount on their final tax return.

   The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty between September 11, 2001 and December 31, 2007 and payments made directly to an insurer up to $3,000 per year for health, life and accident insurance by certain retired public safety officers which are federal tax-free. The Heroes Earnings Assistance and Relief Tax Act of 2008 expanded the reservist provision to include all individuals called up to active duty since September 11, 2001.

SPECIAL TAX CONSEQUENCES -- EARLY DISTRIBUTION

   403(b) Annuities, 401(a)/(k) and 403(a) Qualified Plans, 408(b) Traditional IRAs, SEPs and SIMPLE IRAs. The taxable portion of distributions received before the recipient attains age 59 1/2, generally are subject to a 10% penalty tax in addition to regular income tax. Distributions on account of the following generally are excepted from this penalty tax:

       (1)death;

       (2)disability;

       (3)separation from service after a Participant reaches age 55 (only applies to 403(b), 401(a)/(k), 403(a));

       (4)separation from service at any age if the distribution is in the form of substantially equal periodic payments over the life (or life expectancy) of the Participant (or the Participant and Beneficiary) for a period that lasts the later of five years or until the Participant attains age 59 1/2,, and

       (4)distributions that do not exceed the employee's tax-deductible medical expenses for the taxable year of receipt.

   Separation from service is not required for distributions from a Traditional IRA, SEP or SIMPLE IRA under (4) above. Certain distributions from a SIMPLE IRA within two years after first participating in the Plan may be subject to a 25% penalty, rather than a 10% penalty.

   Currently, distributions from 408(b) IRAs on account of the following additional reasons are also excepted from this penalty tax:

       (1)distributions up to $10,000 (in the aggregate) to cover costs of acquiring, constructing or reconstructing the residence of a first-time homebuyer;

       (2)distributions to cover certain costs of higher education: tuition, fees, books, supplies and equipment for the IRA owner, a spouse, child or grandchild; and

       (3)distributions to cover certain medical care or long-term care insurance premiums, for individuals who have received federal or state unemployment compensation for 12 consecutive months.

   408A Roth IRAs. Distributions, other than "qualified" distributions where the five-year holding rule is met, are generally subject to the same 10% penalty tax on amounts included in income as other IRAs. Distributions of rollover or conversion contributions may be subject to a 10% penalty tax if the distribution of those contributions is made within five years of the rollover/conversion.

   457(b) Plans. Distributions generally may be made under an EDCP prior to separation from service only upon attainment of age 70 1/2, for unforeseeable emergencies or for amounts under $5,000 for inactive Participants, and are includible in the recipient's gross income in the year paid.

   Nonqualified Contracts. A 10% penalty tax applies to the taxable portion of a distribution received before age 59 1/2 under a nonqualified Contract, unless the distribution is:

       (1)to a Beneficiary on or after the Contract Owner's death;

       (2)upon the Contract Owner's disability;

       (3)part of a series of substantially equal annuity payments for the life or life expectancy of the Contract Owner, or the lives or joint life expectancy of the Contract Owner and Beneficiary for a period lasting the later of 5 years or until the Contract Owner attains age 59 1/2;

       (4)made under an immediate annuity contract, or

       (5)allocable to Purchase Payments made before August 14, 1982.

SPECIAL TAX CONSEQUENCES -- REQUIRED DISTRIBUTIONS

   403(b) Annuities. Generally, minimum required distributions are required from both pre-tax and Roth amounts accumulated under the Contract and must commence no later than April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70 1/2 or the calendar year in which the Participant retires. Required distributions must be made over a period no longer than the period determined under The IRS' Uniform Life Expectancy Table reflecting the joint life expectancy of the Participant and a Beneficiary 10 years younger than the Participant, or if the Participant's spouse is the sole Beneficiary and is more than 10 years younger than the Participant, their joint life expectancy. A penalty tax of 50% is imposed on the amount by which the minimum required distribution in any year exceeds the amount actually distributed in that year.

   Amounts accumulated under a Contract on December 31, 1986 may be paid in a manner that meets the above rule or, alternatively:

       (i)must begin to be paid when the Participant attains age 75 or retires, whichever is later; and

      (ii)the present value of payments expected to be made over the life of the Participant, (under the option chosen) must exceed 50% of the present value of all payments expected to be made (the "50% rule").

   The 50% rule will not apply if a Participant's spouse is the joint Annuitant. Notwithstanding these pre-January 1, 1987 rules, the entire contract balance must meet the minimum distribution incidental benefit requirement of section 403(b) (10).

   At the Participant's death before payout has begun, Contract amounts generally either must be paid to the Beneficiary within 5 years, or must begin by December 31st of the year following the year of death and be paid over the single life expectancy of the Beneficiary. If death occurs after commencement of (but before full) payout, distributions generally must be made over a period no longer than the designated Beneficiary's life expectancy. Exceptions to this rule may apply in the case of a beneficiary who is also the participant's spouse.

   A Participant generally may aggregate his or her 403(b) Contracts and accounts for purposes of satisfying these requirements, and withdraw the required distribution in any combination from such Contracts or accounts, unless the plan, Contract, or account otherwise provides. If you purchase the Contract with, or subsequently add, the IncomeLock or other enhanced benefit option, the calculation of the required minimum distribution will include the value of the IncomeLock living benefit or other enhanced benefit and may increase the amount of the required minimum distribution.

   401(a)/(k) and 403(a) Qualified Plans. Minimum distribution requirements for qualified plans are generally the same as described for 403(b) Annuities, except that there is no exception for pre-1987 amounts, and multiple plans may not be aggregated to satisfy the requirement.

   408(b) Traditional IRAs, SEPs and SIMPLE IRAs. Minimum distribution requirements are generally the same as described above for 403(b) Annuities, except that:

       (1)there is no exception for pre-1987 amounts; and

       (2)there is no available postponement past April 1 of the calendar year following the calendar year in which age 70 1/2 is attained.

   A Participant generally may aggregate his or her IRAs for purposes of satisfying these requirements, and withdraw the required distribution in any combination from such Contracts or accounts, unless the Contract or account otherwise provides.

   408A Roth IRAs. Minimum distribution requirements generally applicable to 403(b) Annuities, 401(a)/(k) and 403(a) qualified plans, 408(b) IRAs, SEPs and 457 Plans do not apply to 408A Roth IRAs during the Contract Owner's lifetime, but generally do apply at the Contract Owner's death.

   A Beneficiary generally may aggregate his or her Roth IRAs inherited from the same decedent for purposes of satisfying these requirements, and withdraw the required distribution in any combination from such Contracts or accounts, unless the Contract or account otherwise provides.

   457(b) Plans. Beginning January 1, 1989, the minimum distribution requirements for EDCPs are generally the same as described above for 403(b) Annuities except that there is no exception for pre-1987 amounts, and multiple plans may not be aggregated to satisfy the requirement. Distributions must satisfy the irrevocable election requirements applicable to non-governmental tax-exempt employer EDCPs. Although the Worker, Retiree, and Employer Recovery Act of 2008, eliminated the 2009 minimum distribution requirement from most eligible retirement plans, the suspension does not apply to 457(b) plans of tax-exempt employers and employees in those plans were required to take required minimum distribution for the 2009 tax year, and we are not aware of any subsequent suspension for 2010 or later years.

   Nonqualified Contracts. Nonqualified Contracts do not require commencement of distributions at any particular time during the Contract Owner's lifetime, and generally do not limit the duration of annuity payments.

   At the Contract Owner's death before payout has begun, Contract amounts generally either must be paid to the Beneficiary within 5 years, or must begin within 1 year of death and be paid over the life or life expectancy of the Beneficiary. If death occurs after commencement of (but before full) payout, distributions generally must continue at least as rapidly as in effect at the time of death. Similar distribution requirements will also apply if the Contract Owner is not a natural person, if the Annuitant dies or is changed. An exception to this rule may apply in the case of a beneficiary who is also the participant's spouse.

TAX-FREE ROLLOVERS, TRANSFERS AND EXCHANGES

   403(b) Annuities. Tax-free transfers between 403(b) annuity Contracts and/or 403(b)(7) custodial accounts and, with the exception of distributions to and from Roth 403(b) accounts, tax-free rollovers to or from 403(b) programs to 408(b) IRAs, other 403(b) programs, 401(a)/403(a) qualified plans and governmental EDCPs are permitted under certain circumstances. Funds in a 403(b) annuity contract may be rolled directly over to a Roth IRA. Distributions from Roth 403(b) accounts may be rolled over or transferred to another Roth 403(b) account or rolled over to a Roth IRA or a Roth 401(k). Roth 403(b) accounts may only receive rollover contributions from other Roth accounts.

   401(a)/(k) and 403(a) Qualified Plans. The taxable portion of certain distributions, except for distributions from Roth accounts, may be rolled over tax-free to or from a 408(b) individual retirement account or annuity, another such plan, a 403(b) program, or a governmental EDCP. Funds in a qualified contract may be rolled directly over to a Roth IRA. The rollover/ transfer rules for Qualified plans are generally the same as described for 403(b) Annuities.

   408(b) Traditional IRAs and SEPs. Funds may be rolled over tax-free to or from a 408(b) IRA Contract, from a 403(b) program, a 401(a)/(k) or 403(a) qualified plan, or a governmental EDCP under certain conditions. In addition, tax-free rollovers may be made from one 408(b) IRA (other than a Roth IRA) to another provided that no more than one such rollover is made during any 12-month period.

   408A Roth IRAs. Funds may be transferred tax-free from one 408A Roth IRA to another. Funds in a 408(b) IRA or eligible retirement plan (401(a)/(k), 403(b) or governmental 457(b)) may be rolled in a taxable transaction to a 408A Roth IRA by individuals who:

       (i)have adjusted gross income of $100,000 or less, whether single or married filing jointly;

      (ii)are not married filing separately.

   Beginning 2010, this income limit on rollovers to Roth IRAs was lifted. Special, complicated rules governing holding periods, avoidance of the 10% penalty tax and ratable recognition of 1998 income also apply to rollovers from 408(b) IRAs to 408A Roth IRAs, and may be subject to further modification by Congress. Rollovers from pre-tax retirement plans into Roth IRA made in 2010 are also subject to ratable recognition of income in 2011 and 2012 in the absence of a contrary election by the taxpayer. You should consult your tax advisor regarding the application of these rules.

   408(p) SIMPLE IRAs. Funds may generally be rolled over tax-free from a SIMPLE IRA to a 408(b) IRA. However, during the two-year period beginning on the date you first participate in any SIMPLE IRA plan of your employer, SIMPLE IRA funds may only be rolled to another SIMPLE IRA.

   457(b) Plans. Tax-free transfer of EDCP amounts are permitted only to another EDCP of a like employer. Tax-free rollovers to or from a governmental EDCP to other governmental EDCPs, 403(b) programs, 401(a)/401(k)/403(a) Qualified Plans, 408(b) IRAs are permitted under certain circumstances.

   Nonqualified Contracts. Certain of the nonqualified single payment deferred annuity Contracts permit the Contract Owner to exchange the Contract for a new deferred annuity contract prior to the commencement of annuity payments. A full or partial exchange of one annuity Contract for another is a tax-free transaction under section 1035, provided that the requirements of that section are satisfied. However, the exchange is reportable to the IRS.

EFFECT OF TAX-DEFERRED ACCUMULATIONS

The chart below compares the results from contributions made to:

    . A Contract issued to a tax-favored retirement program purchased with pre-tax contributions (Purchase Payments);
    . A nonqualified Contract purchased with after-tax contributions (Purchase Payments); and
    .  Taxable accounts such as savings accounts.

                                       [CHART]
                            The Power of Tax-Deferred Growth
-------------------------------------------------------------------------
                           Non-qualified Contract
            Tax Account    Tax-Deferred Annuity     Tax-Deferred Annuity
            -----------   ------------------------  ---------------------
10 Years       13,978             14,716                   19,621
20 Years       32,762             36,499                   48,665
30 Years       58,007             68,743                   91,657

   This hypothetical chart compares the results of (1) contributing $100 per month to a conventional, non-tax-deferred plan (shown above as "Taxable Account"); (2) contributing $100 to a nonqualified, tax-deferred annuity (shown above as "Nonqualified Contract Tax-Deferred Annuity"); and
   (3) contributing $100 per month ($133.33 since contributions are made before tax) to an annuity purchased under a tax-deferred retirement program (shown above as "Tax-Deferred Annuity"). The chart assumes a 25% tax rate and a 4% annual rate of return. Variable options incur separate account charges and may also incur account maintenance charges and surrender charges, depending on the contract. The chart does not reflect the deduction of any such charges, and, if reflected, would reduce the amounts shown. Federal withdrawal restrictions and a 10% tax penalty may apply to withdrawals before age 59 1/2. This information is for illustrative purposes only and is not a guarantee of future return for any specific investment.

Unlike taxable accounts, contributions made to tax-favored retirement programs and nonqualified Contracts generally provide tax-deferred treatment on earnings. In addition, pre-tax contributions made to tax-favored retirement programs ordinarily are not subject to income tax until withdrawn. As shown above, investing in a tax-favored program may increase the accumulation power of savings over time. The more taxes saved and reinvested in the program, the more the accumulation power effectively grows over the years.

To further illustrate the advantages of tax-deferred savings using a 25% federal tax bracket, an annual return (before the deduction of any fees or charges) of 4% under a tax-favored retirement program in which tax savings were reinvested has an equivalent after-tax annual return of 3% under a taxable program. The 4% return on the tax-deferred program will be reduced by the impact of income taxes upon withdrawal. The return will vary depending upon the timing of withdrawals. The previous chart represents (without factoring in fees or charges) after-tax amounts that would be received.

By taking into account the current deferral of taxes, contributions to tax-favored retirement programs increase the amount available for savings by decreasing the relative current out-of-pocket cost (referring to the effect on annual net take-home pay) of the investment, regardless of which type of qualifying investment arrangement that is selected. The chart below illustrates this principle by comparing a pre-tax contribution to a tax-favored retirement plan with an after-tax contribution to a taxable account:

                              PAYCHECK COMPARISON

--------------------------------------------------------------------------------------------------------
                                                          Tax-Favored Retirement Program Taxable Account
--------------------------------------------------------------------------------------------------------
Annual amount available for savings before federal taxes              $2,400                 $2,400
--------------------------------------------------------------------------------------------------------
Current federal income tax due on Purchase Payments                        0                 $ (600)
--------------------------------------------------------------------------------------------------------
Net retirement plan Purchase Payments                                 $2,400                 $1,800
--------------------------------------------------------------------------------------------------------

This chart assumes a 25% federal income tax rate. The $600 that is paid toward current federal income taxes reduces the actual amount saved in the taxable account to $1,800 while the full $2,400 is contributed to the tax-qualified program, subject to being taxed upon withdrawal. Stated otherwise, to reach an annual retirement savings goal of $2,400, the contribution to a tax-qualified retirement program results in a current out-of-pocket expense of $1,800 while the contribution to a taxable account requires the full $2,400 out-of-pocket expense. The tax-qualified retirement program represented in this chart is a plan type, such as one under section 403(b) of the Code, which allows participants to exclude contributions (within limits) from gross income. This chart is an example only and does not reflect the return of any specific investment.

--------------------------------------------------------------------------------
                        CALCULATION OF SURRENDER CHARGE
--------------------------------------------------------------------------------

   The surrender charge is discussed in the prospectus under "Fees and Charges -- Surrender Charge." Examples of calculation of the Surrender Charge upon total and partial surrender are set forth below:

ILLUSTRATION OF SURRENDER CHARGE ON TOTAL SURRENDER

                              --------------------
                              Transaction History
                              --------------------

              ---------------------------------------------------
              DATE               TRANSACTION              AMOUNT
              ----    ----------------------------------- -------
              ---------------------------------------------------
              2/1/06  Purchase Payment                    $10,000
              ---------------------------------------------------
              2/1/07  Purchase Payment                      5,000
              ---------------------------------------------------
              2/1/08  Purchase Payment                     15,000
              ---------------------------------------------------
              2/1/09  Purchase Payment                      2,000
              ---------------------------------------------------
              2/1/10  Purchase Payment                      3,000
              ---------------------------------------------------
              2/1/11  Purchase Payment                      4,000
              ---------------------------------------------------
              2/1/11  Purchase Payment                      1,000
                                                          -------
              ---------------------------------------------------
              7/1/11  Total Purchase Payments              40,000
              ---------------------------------------------------
                      (Assumes Account Value is $50,000)
              ---------------------------------------------------

       Assume the Account Value at the time of full withdrawal is $50,000 (7/1/11), and the Account Value on the previous anniversary (2/1/08) was $45,000. 10% of $45,000 ($4,500) is not subject to Surrender Charge. Assume that the 1% Bonus has not been credited to any Purchase Payments.

       The total Surrender Charge is:

       (10,000 -- 4,500) * 1% + 5,000 * 2% + 15,000 * 3% + 2,000 * 4% + 3,000 *
       5% + 4,000 * 5% + 1,000 * 5% = $1,085*

ILLUSTRATION OF SURRENDER CHARGE ON A 10% PARTIAL SURRENDER FOLLOWED BY A FULL SURRENDER

              ---------------------------------------------------
               Transaction History (Assumes No Interest Earned)
              ---------------------------------------------------
              DATE               TRANSACTION              AMOUNT
              ----    ----------------------------------- -------
              ---------------------------------------------------
              2/1/06  Purchase Payment                    $10,000
              ---------------------------------------------------
              2/1/07  Purchase Payment                      5,000
              ---------------------------------------------------
              2/1/08  Purchase Payment                     15,000
              ---------------------------------------------------
              2/1/09  Purchase Payment                      2,000
              ---------------------------------------------------
              2/1/10  Purchase Payment                      3,000
              ---------------------------------------------------
              2/1/11  Purchase Payment                      4,000
              ---------------------------------------------------
              2/1/11  Purchase Payment                      1,000
                                                          -------
              ---------------------------------------------------
              7/1/11  10% Partial Surrender                 4,000
              ---------------------------------------------------
                      (Assumes Account Value is $40,000)
              ---------------------------------------------------
              8/1/11  Full Surrender
              ---------------------------------------------------

       a. Since this is the first partial surrender in this Participant year, calculate free withdrawal amount (10% of the value as of 2/1/11).

                 10% * 40,000 = $4,000 (no charge on this 10% withdrawal)

       b. The Account Value upon which Surrender Charge on the Full Surrender may be calculated is $40,000 -- $4,000 = $36,000

       c. The Surrender Charge is

                 (10,000 -- 4,000) * 1% + 5,000 * 2% + 15,000 * 3% + 2,000 * 4%
                 + 3,000 * 5% + 4,000 * 5% + 1,000 * 5% = $1,090.*

       d. Assume that the $30 Account Maintenance Charge does not apply.

       e. Assume that the 1% Bonus has not been credited to any Purchase
          Payments.
--------

* These calculations refer to the following surrender charge table:

              ----------------------------------------------------
              NUMBER OF YEARS SINCE      CHARGE AS PERCENTAGE OF
              DATE OF PURCHASE PAYMENT  PURCHASE PAYMENT WITHDRAWN
              ----------------------------------------------------
                        1                           5%
              ----------------------------------------------------
                        2                           5%
              ----------------------------------------------------
                        3                           5%
              ----------------------------------------------------
                        4                           4%
              ----------------------------------------------------
                        5                           3%
              ----------------------------------------------------
                        6                           2%
              ----------------------------------------------------
                        7                           1%
              ----------------------------------------------------
                        8+                          0%
              ----------------------------------------------------

--------------------------------------------------------------------------------
                           CALCULATION OF MVA OPTION
--------------------------------------------------------------------------------

       The effect of the market value adjustment may be positive or negative. If, for example, on the date of a withdrawal, the index rate described below (plus 0.5%) is higher than that index rate as of the contract's date of issue, the effect of the market value adjustment will be negative. If, for example, on the date of a withdrawal, the index rate (plus 0.5%) is lower than that index rate as of the contract's date of issue, the effect of the market value adjustment will be positive. Any negative adjustment will be waived to the extent that it would decrease the withdrawal value below the minimum guaranteed value.

       The market value adjustment is determined by the formula below, using the following factors:

       (1)A is an index rate determined at the beginning of each MVA term, for a security with time to maturity equal to that MVA term;

       (2)B is an index rate determined at the time of withdrawal, for a security with time to maturity equal to the current MVA term;

       (3)N is the number of months remaining in the current MVA term (rounded up to the next higher number of months); and

       (4)The index rates for A and B will be the U.S. Treasury Yield as quoted by Bloomberg or a comparable financial market news service, for the maturity equal to the MVA term, using linear interpolation as appropriate.

       The market value adjustment will equal:

       The amount surrendered or transferred out prior to the end of the MVA term multiplied by:

                        [(1+A)/(1+B+0.005)]/(N/12)/--1

       The market value adjustment will be added to or deducted from the amount being withdrawn or transferred.

       Index rates for any calendar month will equal the average of index rates for the last 5 trading days of the previous calendar month.

       We guarantee that any reduction in the amount withdrawn or transferred will not be below the amount initially invested in the MVA Band plus the lowest minimum interest rate applicable to any of the Fixed Account Options offered under the Contract.

--------------------------------------------------------------------------------
                              PURCHASE UNIT VALUE
--------------------------------------------------------------------------------

       Purchase Unit value is discussed in the prospectus under "Purchase Period." The Purchase Unit value for a Division is calculated as shown below:

Step 1: Calculate the gross investment rate:

    Gross Investment Rate
=   (EQUALS)
    The Division's investment income and capital gains and losses (whether realized or unrealized)
    on that day from the assets attributable to the Division.
/   (DIVIDED BY)
    The value of the Division for the immediately preceding day on which the values are calculated.

We calculate the gross investment rate as of 4:00 p.m. Eastern time on each business day when the Exchange is open.

Step 2: Calculate net investment rate for any day as follows:

    Net Investment Rate
=   (EQUALS)
    Gross Investment Rate (calculated in Step 1)
-   (MINUS)
    Separate Account charges.

Step 3: Determine Purchase Unit Value for that day.

    Purchase Unit Value for that day.
=   (EQUALS)
    Purchase Unit Value for immediate preceding day.
X   (MULTIPLIED BY)
    Net Investment Rate (as calculated in Step 2) plus 1.00.

The following illustrations show a calculation of new Purchase Unit value and the purchase of Purchase Units (using hypothetical examples):

ILLUSTRATION OF CALCULATION OF PURCHASE UNIT VALUE

     ----------------------------------------------------------------------
     1. Purchase Unit value, beginning of period                 $ 1.800000
     ----------------------------------------------------------------------
     2. Value of Fund share, beginning of period                 $21.200000
     ----------------------------------------------------------------------
     3. Change in value of Fund share                            $  .500000
     ----------------------------------------------------------------------
     4. Gross investment return (3)/(2)                             .023585
     ----------------------------------------------------------------------
     5. Daily separate account fee*                                 .000025
                                                                 ----------
     ----------------------------------------------------------------------
      *Mortality and expense risk fee and administration and
      distribution fee of 0.90% per annum used for illustrative
      purposes (assumes that no optional separate account
      charges are deducted).
     ----------------------------------------------------------------------
     6. Net investment return (4)--(5)                              .023560
                                                                 ----------
     ----------------------------------------------------------------------
     7. Net investment factor 1.000000+(6)                         1.023560
                                                                 ----------
     ----------------------------------------------------------------------
     8. Purchase Unit value, end of period (1)x(7)                 1.842408
                                                                 ----------
     ----------------------------------------------------------------------

ILLUSTRATION OF PURCHASE OF PURCHASE UNITS

----------------------------------------------------------------------------------------------
1. First Periodic Purchase Payment                                                   $  100.00
----------------------------------------------------------------------------------------------
2. Purchase Unit value on effective date of purchase (see Example 3)                 $1.800000
----------------------------------------------------------------------------------------------
3. Number of Purchase Units purchased (1)/ (2)                                          55.556
----------------------------------------------------------------------------------------------
4. Purchase Unit value for valuation date following purchase (see Example 3)         $1.842408
                                                                                     ---------
----------------------------------------------------------------------------------------------
5. Value of Purchase Units in account for valuation date following purchase (3)x(4)  $  102.36
                                                                                     ---------
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                PAYOUT PAYMENTS
--------------------------------------------------------------------------------

ASSUMED INVESTMENT RATE

       The discussion concerning the amount of Payout Payments which follows this section is based on an Assumed Investment Rate of 3% per annum. The foregoing Assumed Investment Rates are used merely in order to determine the first monthly payment per thousand dollars of value. It should not be inferred that such rates will bear any relationship to the actual net investment experience of AG Separate Account A.

AMOUNT OF PAYOUT PAYMENTS

       The amount of the first variable Payout Payment to the Annuitant will depend on the amount of the Account Value applied to effect the variable payout as of the tenth day immediately preceding the date Payout Payments commence, the amount of any premium tax owed, the annuity option selected, and the age of the Annuitant.

       The Contracts contain tables indicating the dollar amount of the first Payout Payment under each payout option for each $1,000 of Account Value (after the deduction for any premium tax) at various ages. These tables are based upon the Annuity 2000 Table (promulgated by the Society of Actuaries) and an Assumed Investment Rate of 3%.

       The portion of the first monthly variable Payout Payment derived from a Division of AG Separate Account A is divided by the Payout Unit value for that Division (calculated ten days prior to the date of the first monthly payment) to determine the number of Payout Units in each Division represented by the payment. The number of such units will remain fixed during the Payout Period, assuming the Annuitant makes no transfers of Payout Units to provide Payout Units under another Division or to provide a fixed annuity.

       In any subsequent month, the dollar amount of the variable Payout Payment derived from each Division is determined by multiplying the number of Payout Units in that Division by the value of such Payout Unit on the tenth day preceding the due date of such payment. The Payout Unit value will increase or decrease in proportion to the net investment return of the Division or Divisions underlying the variable payout since the date of the previous Payout Payment, less an adjustment to neutralize the 3% or other Assumed Investment Rate referred to above.

       Therefore, the dollar amount of variable Payout Payments after the first will vary with the amount by which the net investment return is greater or less than 3% per annum. For example, if a Division has a cumulative net investment return of 5% over a one year period, the first Payout Payment in the next year will be approximately 2 percentage points greater than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the Division. If such net investment return is 1% over a one year period, the first Payout Payment in the next year will be approximately 2 percentage points less than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the applicable Division.

       Each deferred Contract provides that, when fixed Payout Payments are to be made under one of the first three payout options, the monthly payment to the Annuitant will not be less than the monthly payment produced by the then current settlement option rates, which will not be less than the rates used for a currently issued single payment immediate annuity contract. The purpose of this provision is to assure the Annuitant that, at retirement, if the fixed payout purchase rates then required by the Company for new single payment immediate annuity contracts are significantly more favorable than the annuity rates guaranteed by a Contract, the Annuitant will be given the benefit of the new annuity rates.

PAYOUT UNIT VALUE

       The value of a Payout Unit is calculated at the same time that the value of a Purchase Unit is calculated and is based on the same values for Fund shares and other assets and liabilities. (See "Purchase Period" in the prospectus.) The calculation of Payout Unit value is discussed in the prospectus under "Payout Period."

       The following illustrations show, by use of hypothetical examples, the method of determining the Payout Unit value and the amount of variable annuity payments.

               ILLUSTRATION OF CALCULATION OF PAYOUT UNIT VALUE

    -----------------------------------------------------------------------
    1. Payout Unit value, beginning of period                    $  .980000
    -----------------------------------------------------------------------
    2. Net investment factor for Period (see Example 3)            1.023558
    -----------------------------------------------------------------------
    3. Daily adjustment for 3% Assumed Investment Rate              .999906
    -----------------------------------------------------------------------
    4. (2)x(3)                                                     1.023462
    -----------------------------------------------------------------------
    5. Payout Unit value, end of period (1)x(4)                  $ 1.002993
    -----------------------------------------------------------------------

                       ILLUSTRATION OF PAYOUT PAYMENTS

    -----------------------------------------------------------------------
    1. Number of Purchase Units at Payout Date                    10,000.00
    -----------------------------------------------------------------------
    2. Purchase Unit value (see Example 3)                       $ 1.800000
    -----------------------------------------------------------------------
    3. Account Value of Contract (1)x(2)                         $18,000.00
    -----------------------------------------------------------------------
    4. First monthly Payout Payment per $1,000 of Account Value  $     5.63
    -----------------------------------------------------------------------
    5. First monthly Payout Payment (3)x(4)/ 1,000               $   101.34
    -----------------------------------------------------------------------
    6. Payout Unit value (see Example 10)                        $  .980000
    -----------------------------------------------------------------------
    7. Number of Payout Units (5)/(6)                               103.408
    -----------------------------------------------------------------------
    8. Assume Payout Unit value for second month equal to        $  .997000
    -----------------------------------------------------------------------
    9. Second monthly Payout Payment (7)x(8)                     $   103.10
    -----------------------------------------------------------------------
    10. Assume Payout Unit value for third month equal to        $  .953000
    -----------------------------------------------------------------------
    11. Third monthly Payout Payment (7)x(10)                    $    98.55
    -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                  DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS
--------------------------------------------------------------------------------

       The Company has qualified the Contracts for sale in 47 states and the District of Columbia.

       The Contracts have been sold in a continuous offering by licensed insurance agents who are registered representatives of broker-dealers that are members of the Financial Industry Regulatory Authority ("FINRA"). In some cases the broker-dealers are exempt from registration. The principal underwriter for AG Separate Account A is American General Distributors, Inc. ("Distributor"). Distributor was formerly known as AG Distributors, Inc. In the States of Florida and Illinois, the Distributor is known as American General Financial Distributors of Florida, Inc. and American General Financial Distributors of Illinois, Inc., respectively. Distributor's address is 2929 Allen Parkway, Houston, Texas 77019. Distributor is a Delaware corporation organized in 1994 and is a member of FINRA.

       The broker-dealers whose agents sell the Contracts will be compensated for such sales by commissions ranging up to 7% of each Purchase Payment. The Company may from time to time pay a trail commission to the licensed agents who sell the Contracts. (These various commissions are paid by the Company and do not result in any charge to Contract Owners or to AG Separate Account A in addition to the charges described under "Fees and Charges" in the prospectus.)

       Pursuant to its underwriting agreement with Distributor and AG Separate Account A, the Company reimburses Distributor for reasonable sales expenses, including overhead expenses. Sales commissions paid for the years 2009, 2010 and 2011 were, $30,134, $37,749 and $20,949 respectively. The Distributor retained $0 in Commissions for these same years.

--------------------------------------------------------------------------------
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for AG Separate Account A, the Company, the life companies listed below and American International Group, Inc.

       We are required to include additional life companies' financial statements in the Statement of Additional Information to reflect the effect of the December 31, 2012 merger of Western National Life Insurance Company into American General Life Insurance Company.

       You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

          The following financial statements are included in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

         . Audited Financial Statements of AG Separate Account A of Western National Life Insurance Company for the year ended December 31, 2011
         . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009
         . Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009
         .  Audited Statutory Financial Statements of American General
            Assurance Company for years ended December 31, 2011 and 2010
         . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010
         . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009
         . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010
         . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

       The following financial statements are also included in the Statement of Additional Information:

         . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011.

       The financial statements of the life companies listed above should be considered only as bearing on the ability of the Company to meet its obligation under the Contracts.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

       On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any Contracts referenced herein.

       The following financial statements are incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

        . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)
        . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

       The following financial statements are also incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

        . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment
            No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                                 ANNUAL REPORT
                               DECEMBER 31, 2011

                                   CONTENTS

Report of Independent Registered Public Accounting Firm....................  1
Statements of Assets and Liabilities and of Operations.....................  2
Schedules of Portfolio Investments......................................... 11
Statements of Changes in Net Assets........................................ 12
Notes to Financial Statements.............................................. 24

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Western National Life Insurance Company and Contract Owners of
Western National Life Insurance Company A.G. Separate Account A

   In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Divisions listed in Note 1 of Western National Life Insurance Company A.G. Separate Account A at December 31, 2011, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and each of their financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the management of Western National Life Insurance Company; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investment securities at December 31, 2011 by correspondence with the mutual fund companies, provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
April 25, 2012

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                           STATEMENTS OF OPERATIONS

                                                                           JP MORGAN        JP MORGAN       JP MORGAN
                                                                        INSURANCE TRUST  INSURANCE TRUST INSURANCE TRUST
                                                                              U.S.           EQUITY          INTREPID
                                                                        EQUITY PORTFOLIO INDEX PORTFOLIO GROWTH PORTFOLIO
STATEMENTS OF ASSETS AND LIABILITIES                                    -------------------------------------------------
AS OF DECEMBER 31, 2011                                                    DIVISION 1      DIVISION 2       DIVISION 3
-------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value                     $  2,459,737     $   688,632     $  2,720,460
                                                                        ------------------------------------------------
Net Assets                                                                $  2,459,737     $   688,632     $  2,720,460
                                                                        ================================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals with Right of Reinvestment)       $  2,459,737     $   688,632     $  2,720,460
                                                                        ------------------------------------------------
Total Contract Owner Reserves                                             $  2,459,737     $   688,632     $  2,720,460
                                                                        ================================================
TOTAL UNITS OUTSTANDING                                                    240,562.232      70,446.284      367,884.989
                                                                        ================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
-----------------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                              $     36,321     $    12,720     $     34,404
EXPENSES:
 Mortality And Expense Risk Charge                                              32,807           8,452           36,684
                                                                        ------------------------------------------------
Net Investment Income (Loss)                                              $      3,514     $     4,268     $     (2,280)
                                                                        ------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares                       $     39,271     $     1,436     $    271,707
 Realized Gain Distributions From Mutual Funds                                       -               -                -
                                                                        ------------------------------------------------
 Net Realized Gains (Losses) On Investments                                     39,271           1,436          271,707
                                                                        ------------------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During The Period        (121,549)         (2,756)        (230,479)
                                                                        ------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                         $    (78,764)    $     2,948     $     38,948
                                                                        ================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                                             JP MORGAN      JP MORGAN
                                                                            JP MORGAN     INSURANCE TRUST   INSURANCE
                                                                         INSURANCE TRUST  DIVERSIFIED MID TRUST INTREPID
                                                                             MID CAP        CAP GROWTH       MID CAP
                                                                         VALUE PORTFOLIO     PORTFOLIO      PORTFOLIO
STATEMENTS OF ASSETS AND LIABILITIES                                    ------------------------------------------------
AS OF DECEMBER 31, 2011                                                 DIVISION 4 AND 10   DIVISION 5      DIVISION 6
------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value                     $  2,441,166     $  1,727,537    $   573,849
                                                                        -----------------------------------------------
Net Assets                                                                $  2,441,166     $  1,727,537    $   573,849
                                                                        ===============================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals with Right of Reinvestment)       $  2,441,166     $  1,727,537    $   573,849
                                                                        -----------------------------------------------
Total Contract Owner Reserves                                             $  2,441,166     $  1,727,537    $   573,849
                                                                        ===============================================
TOTAL UNITS OUTSTANDING                                                    118,549.856      108,325.696     32,824.185
                                                                        ===============================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
-----------------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                              $          -     $          -    $     6,249
EXPENSES:
 Mortality And Expense Risk Charge                                              32,011           24,538          7,921
                                                                        -----------------------------------------------
Net Investment Income (Loss)                                              $    (32,011)    $    (24,538)   $    (1,672)
                                                                        -----------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares                       $    265,820     $    (49,900)   $   (26,075)
 Realized Gain Distributions From Mutual Funds                                  38,857                -              -
                                                                        -----------------------------------------------
 Net Realized Gains (Losses) On Investments                                    304,677          (49,900)       (26,075)
                                                                        -----------------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During The Period        (239,336)         (70,521)        13,616
                                                                        -----------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                         $     33,330     $   (144,959)   $   (14,131)
                                                                        ===============================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                JP MORGAN                  INVESCO VAN KAMPEN
                                                             INSURANCE TRUST INVESCO V.I.         V.I.             FRANKLIN
                                                                CORE BOND    INTERNATIONAL   CAPITAL GROWTH      SMALL-MID CAP
                                                                PORTFOLIO     GROWTH FUND       PORTFOLIO      GROWTH SECURITIES
STATEMENTS OF ASSETS AND LIABILITIES                         -------------------------------------------------------------------
AS OF DECEMBER 31, 2011                                        DIVISION 8     DIVISION 21  DIVISION 22 AND 136    DIVISION 23
--------------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value         $ 10,116,490   $  1,616,135     $  4,647,232        $   394,910
                                                             ------------------------------------------------------------------
Net Assets                                                    $ 10,116,490   $  1,616,135     $  4,647,232        $   394,910
                                                             ==================================================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of
   Applicable Contract Loans - Partial Withdrawals with
   Right of Reinvestment)                                     $ 10,116,490   $  1,616,135     $  4,647,232        $   394,910
                                                             ------------------------------------------------------------------
Total Contract Owner Reserves                                 $ 10,116,490   $  1,616,135     $  4,647,232        $   394,910
                                                             ==================================================================
TOTAL UNITS OUTSTANDING                                        542,042.689    114,077.345      277,927.069         31,161.310
                                                             ==================================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                  $    602,646   $     31,889     $          -        $         -
EXPENSES:
 Mortality And Expense Risk Charge                                 122,710         22,520           74,588              5,556
                                                             ------------------------------------------------------------------
Net Investment Income (Loss)                                  $    479,936   $      9,369     $    (74,588)       $    (5,556)
                                                             ------------------------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares           $    146,782   $    234,944     $    251,707        $      (545)
 Realized Gain Distributions From Mutual Funds                           -              -                -                  -
                                                             ------------------------------------------------------------------
 Net Realized Gains (Losses) On Investments                        146,782        234,944          251,707               (545)
                                                             ------------------------------------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During
  The Period                                                        16,241       (383,962)        (553,660)           (22,462)
                                                             ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS             $    642,959   $   (139,649)    $   (376,541)       $   (28,563)
                                                             ==================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                              TEMPLETON
                                             DEVELOPING          OPPENHEIMER       VALIC COMPANY I        PUTNAM VT
                                         MARKETS SECURITIES      HIGH INCOME       MONEY MARKET I       GLOBAL EQUITY
                                                FUND              FUND /VA            PORTFOLIO             FUND
STATEMENTS OF ASSETS AND LIABILITIES     -------------------------------------------------------------------------------
AS OF DECEMBER 31, 2011                  DIVISION 24 AND 115 DIVISION 25 AND 114 DIVISION 26 AND 132 DIVISION 29 AND 149
------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
  Investments in Shares Of Mutual
   Funds, at Fair Value                      $   814,893        $    592,624        $  4,320,986         $   107,111
                                         ------------------------------------------------------------------------------
Net Assets                                   $   814,893        $    592,624        $  4,320,986         $   107,111
                                         ==============================================================================
CONTRACT OWNER RESERVES AND CAPITAL
  SURPLUS:
  Reserves For Redeemable Annuity
   Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals
   with Right of Reinvestment)               $   814,893        $    592,624        $  4,320,986         $   107,111
                                         ------------------------------------------------------------------------------
Total Contract Owner Reserves                $   814,893        $    592,624        $  4,320,986         $   107,111
                                         ==============================================================================
TOTAL UNITS OUTSTANDING                       34,490.476         157,715.082         344,891.961          15,506.053
                                         ==============================================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
---------------------------------------
INVESTMENT INCOME:
  Dividends From Mutual Funds                $     9,719        $     65,118        $        482         $     2,370
EXPENSES:
  Mortality And Expense Risk Charge               12,962               8,639              66,284               1,734
                                         ------------------------------------------------------------------------------
Net Investment Income (Loss)                 $    (3,243)       $     56,479        $    (65,802)        $       636
                                         ------------------------------------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
  Net Realized Gains (Losses) on Sale
   of Fund Shares                            $   (55,160)       $   (462,861)       $          -         $    (5,321)
  Realized Gain Distributions From
   Mutual Funds                                        -                   -                   -                   -
                                         ------------------------------------------------------------------------------
  Net Realized Gains (Losses) On
   Investments                                   (55,160)           (462,861)                  -              (5,321)
                                         ------------------------------------------------------------------------------
Net Change in Unrealized Appreciation
  (Depreciation) During The Period              (121,184)            384,984                   -              (3,322)
                                         ------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM
  OPERATIONS                                 $  (179,587)       $    (21,398)       $    (65,802)        $    (8,007)
                                         ==============================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                                          OPPENHEIMER       OPPENHEIMER
                                                                        INVESCO V.I. CORE MAIN STREET   CAPITAL APPREICATION
                                                                           EQUITY FUND        FUND              FUND
STATEMENTS OF ASSETS AND LIABILITIES                                    ----------------------------------------------------
AS OF DECEMBER 31, 2011                                                    DIVISION 30    DIVISION 111      DIVISION 112
----------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value                      $  2,919,750   $  3,434,340      $  2,299,332
                                                                        ---------------------------------------------------
Net Assets                                                                 $  2,919,750   $  3,434,340      $  2,299,332
                                                                        ===================================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals with Right of Reinvestment)        $  2,919,750   $  3,434,340      $  2,299,332
                                                                        ---------------------------------------------------
Total Contract Owner Reserves                                              $  2,919,750   $  3,434,340      $  2,299,332
                                                                        ===================================================
TOTAL UNITS OUTSTANDING                                                     268,050.080    305,402.742       187,607.769
                                                                        ===================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
-----------------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                               $     31,742   $     32,919      $      9,330
EXPENSES:
 Mortality And Expense Risk Charge                                               40,120         53,338            35,907
                                                                        ---------------------------------------------------
Net Investment Income (Loss)                                               $     (8,378)  $    (20,419)     $    (26,577)
                                                                        ---------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares                        $     80,681   $    123,083      $     93,929
 Realized Gain Distributions From Mutual Funds                                        -              -                 -
                                                                        ---------------------------------------------------
 Net Realized Gains (Losses) On Investments                                      80,681        123,083            93,929
                                                                        ---------------------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During The Period          (95,788)      (161,294)         (129,516)
                                                                        ---------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                          $    (23,485)  $    (58,630)     $    (62,164)
                                                                        ===================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                            OPPENHEIMER       TEMPLETON    INVESCO V.I. CAPITAL INVESCO V.I. DIVERSIFIED
                                         MAIN STREET SMALL     FOREIGN         APPRECIATION              INCOME
                                             CAP FUND      SECURITIES FUND         FUND                   FUND
STATEMENTS OF ASSETS AND LIABILITIES     -------------------------------------------------------------------------------
AS OF DECEMBER 31, 2011                    DIVISION 113     DIVISION 116       DIVISION 117           DIVISION 118
------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
  Investments in Shares Of Mutual
   Funds, at Fair Value                     $ 1,029,505      $   475,524       $    907,390           $   604,375
                                         ------------------------------------------------------------------------------
Net Assets                                  $ 1,029,505      $   475,524       $    907,390           $   604,375
                                         ==============================================================================
CONTRACT OWNER RESERVES AND CAPITAL
  SURPLUS:
  Reserves For Redeemable Annuity
   Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals
   with Right of Reinvestment)              $ 1,029,505      $   475,524       $    907,390           $   604,375
                                         ------------------------------------------------------------------------------
Total Contract Owner Reserves               $ 1,029,505      $   475,524       $    907,390           $   604,375
                                         ==============================================================================
TOTAL UNITS OUTSTANDING                      51,074.193       35,932.383        103,313.749            50,461.714
                                         ==============================================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
---------------------------------------
INVESTMENT INCOME:
  Dividends From Mutual Funds               $         -      $     9,560       $      1,551           $    32,315
EXPENSES:
  Mortality And Expense Risk Charge              15,444            7,926             15,526                 9,111
                                         ------------------------------------------------------------------------------
Net Investment Income (Loss)                $   (15,444)     $     1,634       $    (13,975)          $    23,204
                                         ------------------------------------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
  Net Realized Gains (Losses) on Sale
   of Fund Shares                           $     5,130      $   (16,701)      $     43,103           $   (33,817)
  Realized Gain Distributions From
   Mutual Funds                                   6,611                -                  -                     -
                                         ------------------------------------------------------------------------------
  Net Realized Gains (Losses) On
   Investments                                   11,741          (16,701)            43,103               (33,817)
                                         ------------------------------------------------------------------------------
Net Change in Unrealized Appreciation
  (Depreciation) During The Period              (37,466)         (49,761)          (121,099)               44,971
                                         ------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM
  OPERATIONS                                $   (41,169)     $   (64,828)      $    (91,971)          $    34,358
                                         ==============================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                         VALIC COMPANY I VALIC COMPANY I
                                         VALIC COMPANY I VALIC COMPANY I  INTERNATIONAL    GOVERNMENT
                                           STOCK INDEX   GROWTH & INCOME    EQUITIES       SECURITIES
                                              FUND            FUND            FUND            FUND
STATEMENTS OF ASSETS AND LIABILITIES     ---------------------------------------------------------------
AS OF DECEMBER 31, 2011                   DIVISION 133    DIVISION 134    DIVISION 135    DIVISION 138
--------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
  Investments in Shares Of Mutual
   Funds, at Fair Value                   $  3,818,522    $  2,776,925     $   839,619    $  3,458,609
                                         ---------------------------------------------------------------
Net Assets                                $  3,818,522    $  2,776,925     $   839,619    $  3,458,609
                                         ===============================================================
CONTRACT OWNER RESERVES AND CAPITAL
  SURPLUS:
  Reserves For Redeemable Annuity
   Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals
   with Right of Reinvestment)            $  3,818,522    $  2,776,925     $   839,619    $  3,458,609
                                         ---------------------------------------------------------------
Total Contract Owner Reserves             $  3,818,522    $  2,776,925     $   839,619    $  3,458,609
                                         ===============================================================
TOTAL UNITS OUTSTANDING                    219,166.104     212,985.471      78,784.041     186,243.926
                                         ===============================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
---------------------------------------
INVESTMENT INCOME:
  Dividends From Mutual Funds             $     65,774    $     22,857     $    26,633    $     72,233
EXPENSES:
  Mortality And Expense Risk Charge             58,786          43,776          13,952          51,763
                                         ---------------------------------------------------------------
Net Investment Income (Loss)              $      6,988    $    (20,919)    $    12,681    $     20,470
                                         ---------------------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
  Net Realized Gains (Losses) on Sale
   of Fund Shares                         $     (2,311)   $    (57,059)    $    (9,809)   $     50,329
  Realized Gain Distributions From
   Mutual Funds                                222,674               -               -          29,266
                                         ---------------------------------------------------------------
  Net Realized Gains (Losses) On
   Investments                                 220,363         (57,059)         (9,809)         79,595
                                         ---------------------------------------------------------------
Net Change in Unrealized Appreciation
  (Depreciation) During The Period            (213,784)       (106,932)       (146,611)        191,763
                                         ---------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM
  OPERATIONS                              $     13,567    $   (184,910)    $  (143,739)   $    291,828
                                         ===============================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                                                          VALIC COMPANY I
                                                                               JANUS ASPEN      MFS           SCIENCE
                                                                 JANUS ASPEN     OVERSEAS   CORE EQUITY    & TECHNOLOGY
                                                                  PORTFOLIO     PORTFOLIO      SERIES          FUND
STATEMENTS OF ASSETS AND LIABILITIES                             --------------------------------------------------------
AS OF DECEMBER 31, 2011                                          DIVISION 141  DIVISION 142 DIVISION 143   DIVISION 144
-------------------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value             $   215,872  $   610,664  $    880,704    $   119,510
                                                                 -------------------------------------------------------
Net Assets                                                        $   215,872  $   610,664  $    880,704    $   119,510
                                                                 =======================================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals with Right of
   Reinvestment)                                                  $   215,872  $   610,664  $    880,704    $   119,510
                                                                 -------------------------------------------------------
Total Contract Owner Reserves                                     $   215,872  $   610,664  $    880,704    $   119,510
                                                                 =======================================================
TOTAL UNITS OUTSTANDING                                            31,836.612   46,996.971   116,323.539     24,123.439
                                                                 =======================================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
----------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                      $     1,180  $     3,248  $      8,792    $         -
EXPENSES:
 Mortality And Expense Risk Charge                                      4,009       12,060        12,628          2,045
                                                                 -------------------------------------------------------
Net Investment Income (Loss)                                      $    (2,829) $    (8,812) $     (3,836)   $    (2,045)
                                                                 -------------------------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares               $    36,482  $    (3,811) $      7,852    $    10,938
 Realized Gain Distributions From Mutual Funds                              -        8,544             -              -
                                                                 -------------------------------------------------------
 Net Realized Gains (Losses) On Investments                            36,482        4,733         7,852         10,938
                                                                 -------------------------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During The
  Period                                                              (48,145)    (318,355)      (27,131)       (17,884)
                                                                 -------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                 $   (14,492) $  (322,434) $    (23,115)   $    (8,991)
                                                                 =======================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                     STATEMENTS OF OPERATIONS (CONTINUED)


                                                                                          VALIC        VALIC
                                                                            VALIC       COMPANY II   COMPANY II
                                                                        COMPANY II MID  STRATEGIC    HIGH YIELD
                                                                        CAP VALUE FUND  BOND FUND    BOND FUND
STATEMENTS OF ASSETS AND LIABILITIES                                    ----------------------------------------
AS OF DECEMBER 31, 2011                                                  DIVISION 145  DIVISION 146 DIVISION 147
----------------------------------------------------------------------------------------------------------------
ASSETS AND LIABILITIES:
 Investments in Shares Of Mutual Funds, at Fair Value                    $  1,887,629  $   753,080  $   186,561
                                                                        ---------------------------------------
Net Assets                                                               $  1,887,629  $   753,080  $   186,561
                                                                        =======================================
CONTRACT OWNER RESERVES AND CAPITAL SURPLUS:
 Reserves For Redeemable Annuity Contracts (Net of Applicable
   Contract Loans - Partial Withdrawals with Right of Reinvestment)      $  1,887,629  $   753,080  $   186,561
                                                                        ---------------------------------------
Total Contract Owner Reserves and Capital Surplus                        $  1,887,629  $   753,080  $   186,561
                                                                        =======================================
TOTAL UNITS OUTSTANDING                                                   119,154.042   37,921.542   10,128.565
                                                                        =======================================

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
-----------------------------------------------------------------------
INVESTMENT INCOME:
 Dividends From Mutual Funds                                             $      9,418  $    39,674  $    13,512
EXPENSES:
 Mortality And Expense Risk Charge                                             29,113       10,989        2,712
                                                                        ---------------------------------------
Net Investment Income (Loss)                                             $    (19,695) $    28,685  $    10,800
                                                                        ---------------------------------------
REALIZED GAINS (LOSSES) ON INVESTMENTS:
 Net Realized Gains (Losses) on Sale of Fund Shares                      $    (14,035) $     5,218  $    (2,005)
 Realized Gain Distributions From Mutual Funds                                      -            -            -
                                                                        ---------------------------------------
 Net Realized Gains (Losses) On Investments                                   (14,035)       5,218       (2,005)
                                                                        ---------------------------------------
Net Change in Unrealized Appreciation (Depreciation) During The Period       (184,655)     (11,266)      (3,422)
                                                                        ---------------------------------------
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                        $   (218,385) $    22,637  $     5,373
                                                                        =======================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                      SCHEDULES OF PORTFOLIO INVESTMENTS
                               DECEMBER 31, 2011

                                                                         NET ASSET VALUE  NET ASSET
UNDERLYING FUND                                   DIVISION    SHARES        PER SHARE       VALUE       COST    LEVEL /(1)/
----------------------------------------------------------------------------------------------------------------------------
JPMIT US Equity Portfolio                            1       161,612.205      $    15.22 $ 2,459,737 $2,491,723         1
JPMIT Equity Index Portfolio                         2        63,003.718           10.93     688,632    709,051         1
JPMIT Intrepid Growth Portfolio                      3       178,507.959           15.24   2,720,460  2,204,379         1
JPMIT Mid Cap Value Portfolio                        10      355,855.301            6.86   2,441,166  1,552,727         1
JPMIT Diversified Mid Cap Growth Portfolio           5       108,855.366           15.87   1,727,537  1,649,204         1
JPMIT Intrepid Mid Cap Portfolio                     6        37,604.726           15.26     573,849    605,415         1
JPMIT Core Bond Portfolio                            8       863,918.932           11.71  10,116,490  9,015,671         1
Invesco V.I. International Growth Fund               21       61,286.965           26.37   1,616,135  1,315,342         1
Invesco Van Kampen V.I. Capital Growth Portfolio  22 & 136   145,681.139           31.90   4,647,232  3,644,943         1
Franklin Small-Mid Cap Growth Securities Fund        23       19,273.249           20.49     394,910    400,942         1
Templeton Developing Markets Securities Fund      24 & 115    86,506.245            9.42     814,893    906,549         1
Oppenheimer High Income Fund/VA                   25 & 114   311,906.453            1.90     592,624  1,392,705         1
VALIC Company I Money Market I Fund               26 & 132 4,320,989.930            1.00   4,320,986  4,320,990         1
Putnam VT Global Equity Fund                      29 & 149    10,604.847           10.10     107,111    123,639         1
Invesco V.I. Core Equity Fund                        30      109,272.080           26.72   2,919,750  2,687,526         1
Oppenheimer Main Street Fund                        111      165,830.028           20.71   3,434,340  3,282,001         1
Oppenheimer Capital Appreciation Fund               112       57,844.669           39.75   2,299,332  1,978,694         1
Oppenheimer Main Street Small Cap Fund              113       59,959.402           17.17   1,029,505    954,304         1
Templeton Foreign Securities Fund                   116       37,860.153           12.56     475,524    592,615         1
Invesco V.I. Capital Appreciation Fund              117       42,361.748           21.42     907,390    933,103         1
Invesco V.I. Diversified Income Fund                118       97,637.268            6.19     604,375    679,142         1
VALIC Company I Stock Index Fund                    133      163,603.985           23.34   3,818,522  4,452,100         1
VALIC Company I Growth & Income Fund                134      242,525.674           11.45   2,776,925  2,964,434         1
VALIC Company I International Equities Fund         135      155,198.261            5.41     839,619  1,096,699         1
VALIC Company I Government Securities Fund          138      312,713.462           11.06   3,458,609  3,222,087         1
Janus Aspen Portfolio                               141        9,551.821           22.60     215,872    194,546         1
Janus Aspen Overseas Portfolio                      142       16,319.185           37.42     610,664    710,822         1
MFS VIT Core Equity Series                          143       57,449.412           15.33     880,704    816,611         1
VALIC Company I Science & Technology Fund           144        7,930.105           15.07     119,510     93,512         1
VALIC Company II Mid Cap Value Fund                 145      123,213.335           15.32   1,887,629  1,989,804         1
VALIC Company II Strategic Bond Fund                146       69,729.750           10.80     753,080    685,752         1
VALIC Company II High Yield Bond Fund               147       26,689.670            6.99     186,561    169,820         1

/(1)/ Represents the level within the fair value hieracrchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements. The accompanying notes are an integral part of these financial statements.

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS

                                                                                   JP MORGAN                   JP MORGAN
                                                                                INSURANCE TRUST             INSURANCE TRUST
                                                                                     U.S.                       EQUITY
                                                                               EQUITY PORTFOLIO             INDEX PORTFOLIO
                                                                          -------------------------------------------------------
                                                                                  DIVISION 1                  DIVISION 2
                                                                          -------------------------------------------------------
                                                                          FOR THE YEAR    FOR THE       FOR THE       FOR THE
                                                                             ENDED       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                              2011          2010          2011          2010
                                                                          -------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)                                             $      3,514   $    (6,661)     $  4,268     $   7,354
 Net Realized Gains (Losses) From Securities Transactions                       39,271        48,341         1,436       (11,883)
 Net Change in Unrealized Appreciation (Depreciation) During The
   Period                                                                     (121,549)      317,386        (2,756)       90,069
                                                                          ------------------------------------------------------
Increase (Decrease) In Net Assets From Operations                              (78,764)      359,066         2,948        85,540
                                                                          ------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                                                               1,116           360           (92)          (60)
 Surrenders Of Accumulation Units By Terminations And Withdrawals             (575,036)   (1,032,381)      (98,428)     (163,686)
 Contract Maintenance Charge                                                         -             -             -             -
 Amounts Transferred From (To) Other Divisions Or The WNL General
   Account, Net                                                                (65,377)       51,043        43,311        54,962
                                                                          ------------------------------------------------------
 Increase (Decrease) In Net Assets Resulting From Principal Transactions      (639,297)     (980,978)      (55,209)     (108,784)
                                                                          ------------------------------------------------------
Total Increase (Decrease) In Net Assets                                       (718,061)     (621,912)      (52,261)      (23,244)
NET ASSETS:
Beginning Of Period                                                          3,177,798     3,799,710       740,893       764,137
                                                                          ------------------------------------------------------
End Of Period                                                             $  2,459,737   $ 3,177,798      $688,632     $ 740,893
                                                                          ======================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                   JP MORGAN                  JP MORGAN                 JP MORGAN
                                                INSURANCE TRUST            INSURANCE TRUST           INSURANCE TRUST
                                                   INTREPID                    MID CAP             DIVERSIFIED MID CAP
                                               GROWTH PORTFOLIO            VALUE PORTFOLIO          GROWTH PORTFOLIO
                                          -------------------------------------------------------------------------------
                                                  DIVISION 3              DIVISION 4 AND 10            DIVISION 5
                                          -------------------------------------------------------------------------------
                                           FOR THE YEAR  FOR THE YEAR   FOR THE      FOR THE      FOR THE      FOR THE
                                              ENDED         ENDED      YEAR ENDED   YEAR ENDED   YEAR ENDED   YEAR ENDED
                                           DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                               2011          2010         2011         2010         2011         2010
                                          -------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)              $     (2,280) $    (4,176)  $  (32,011)  $  (35,711)  $  (24,538)  $  (27,219)
 Net Realized Gains (Losses) From
   Securities Transactions                      271,707      345,662      304,677      311,688      (49,900)    (211,160)
 Net Change in Unrealized Appreciation
   (Depreciation) During The Period            (230,479)     125,552     (239,336)     340,747      (70,521)     739,435
                                          ------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                     38,948      467,038       33,330      616,724     (144,959)     501,056
                                          ------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                                  252          991          873          925          848          566
 Surrenders Of Accumulation Units By
   Terminations And Withdrawals                (664,139)  (1,201,766)    (593,877)    (894,004)    (419,478)    (687,255)
 Contract Maintenance Charge                          -            -            -            -            -            -
 Amounts Transferred From (To) Other
   Divisions Or The WNL General
   Account, Net                                (116,497)     (83,948)     (77,974)     (43,426)     (91,643)        (715)
                                          ------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal Transactions       (780,384)  (1,284,723)    (670,978)    (936,505)    (510,273)    (687,404)
                                          ------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets        (741,436)    (817,685)    (637,648)    (319,781)    (655,232)    (186,348)
NET ASSETS:
Beginning Of Period                           3,461,896    4,279,581    3,078,814    3,398,595    2,382,769    2,569,117
                                          ------------------------------------------------------------------------------
End Of Period                              $  2,720,460  $ 3,461,896   $2,441,166   $3,078,814   $1,727,537   $2,382,769
                                          ==============================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                 JP MORGAN                   JP MORGAN                   JP MORGAN
                                              INSURANCE TRUST             INSURANCE TRUST             INSURANCE TRUST
                                                 INTREPID                    CORE BOND                   BALANCED
                                             MID CAP PORTFOLIO               PORTFOLIO                   PORTFOLIO
                                         ---------------------------------------------------------------------------------
                                                DIVISION 6                  DIVISION 8               DIVISION 9 /(1)/
                                         ---------------------------------------------------------------------------------
                                         FOR THE YEAR FOR THE YEAR  FOR THE YEAR   FOR THE YEAR    FOR THE    FOR THE YEAR
                                            ENDED        ENDED         ENDED          ENDED       YEAR ENDED     ENDED
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                             2011         2010          2011           2010          2011         2010
                                         ---------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $   (1,672)  $    1,557  $     479,936  $     362,088     $    -    $    (6,730)
 Net Realized Gains (Losses) From
   Securities Transactions                   (26,075)     (66,008)       146,782        116,438          -       (235,398)
 Net Change in Unrealized
   Appreciation (Depreciation) During
   The Period                                 13,616      188,599         16,241        514,293          -        326,613
                                         --------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                 (14,131)     124,148        642,959        992,819          -         84,485
                                         --------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                            (1,136)         260           (309)          (873)         -           (519)
 Surrenders Of Accumulation Units By
   Terminations And Withdrawals             (112,030)    (197,783)    (1,633,418)    (3,975,264)         -       (531,159)
 Contract Maintenance Charge                       -            -              -              -          -              -
 Amounts Transferred From (To)
   Other Divisions Or The WNL
   General Account, Net                      (44,627)      (7,093)       (11,598)       237,625          -     (1,800,196)
                                         --------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                             (157,793)    (204,616)    (1,645,325)    (3,738,512)         -     (2,331,874)
                                         --------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets     (171,924)     (80,468)    (1,002,366)    (2,745,693)         -     (2,247,389)
NET ASSETS:
Beginning Of Period                          745,773      826,241     11,118,856     13,864,549          -      2,247,389
                                         --------------------------------------------------------------------------------
End Of Period                             $  573,849   $  745,773  $  10,116,490  $  11,118,856     $    -    $         -
                                         ================================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                          INVESCO VAN KAMPEN
                                                 INVESCO V.I.                    V.I.                     FRANKLIN
                                                INTERNATIONAL               CAPITAL GROWTH          SMALL-MID CAP GROWTH
                                                 GROWTH FUND                   PORTFOLIO                 SECURITIES
                                         ----------------------------------------------------------------------------------
                                                 DIVISION 21              DIVISION 22 AND 136            DIVISION 23
                                         ----------------------------------------------------------------------------------
                                          FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR FOR THE YEAR
                                             ENDED         ENDED         ENDED         ENDED         ENDED        ENDED
                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                              2011          2010          2011          2010          2011         2010
                                         ----------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $      9,369  $     23,313  $    (74,588) $    (76,356)  $   (5,556)  $   (5,510)
 Net Realized Gains (Losses) From
   Securities Transactions                     234,944       419,467       251,707       219,982         (545)      (5,849)
 Net Change in Unrealized
   Appreciation (Depreciation)
   During The Period                          (383,962)     (218,051)     (553,660)      803,824      (22,462)     125,378
                                         ---------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                  (139,649)      224,729      (376,541)      947,450      (28,563)     114,019
                                         ---------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                               1,875         2,749        23,227        27,194        4,572        4,864
 Surrenders Of Accumulation Units
   By Terminations And
   Withdrawals                                (397,664)     (777,613)     (802,043)   (1,087,658)     (88,712)     (97,678)
 Contract Maintenance Charge                         -             -        (3,486)       (3,791)           -            -
 Amounts Transferred From (To)
   Other Divisions Or The WNL
   General Account, Net                        (32,956)      (23,086)     (127,424)      (41,499)     (21,781)      19,846
                                         ---------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                               (428,745)     (797,950)     (909,726)   (1,105,754)    (105,921)     (72,968)
                                         ---------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets       (568,394)     (573,221)   (1,286,267)     (158,304)    (134,484)      41,051
NET ASSETS:
Beginning Of Period                          2,184,529     2,757,750     5,933,499     6,091,803      529,394      488,343
                                         ---------------------------------------------------------------------------------
End Of Period                             $  1,616,135  $  2,184,529  $  4,647,232  $  5,933,499   $  394,910   $  529,394
                                         =================================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                 TEMPLETON
                                                 DEVELOPING                OPPENHEIMER              VALIC COMPANY I
                                             MARKETS SECURITIES            HIGH INCOME              MONEY MARKET I
                                                    FUND                    FUND /VA                   PORTFOLIO
                                         --------------------------------------------------------------------------------
                                            DIVISION 24 AND 115        DIVISION 25 AND 114        DIVISION 26 AND 132
                                         --------------------------------------------------------------------------------
                                         FOR THE YEAR FOR THE YEAR  FOR THE YEAR FOR THE YEAR FOR THE YEAR  FOR THE YEAR
                                            ENDED        ENDED         ENDED        ENDED        ENDED         ENDED
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                             2011         2010          2011         2010         2011          2010
                                         --------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $   (3,243) $      3,935   $   56,479   $   36,828  $    (65,802) $    (59,957)
 Net Realized Gains (Losses) From
   Securities Transactions                   (55,160)      (77,703)    (462,861)    (636,775)            -           130
 Net Change in Unrealized
   Appreciation (Depreciation) During
   The Period                               (121,184)      242,751      384,984      692,171             -             -
                                         -------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                (179,587)      168,983      (21,398)      92,224       (65,802)      (59,827)
                                         -------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                             2,167         1,700        3,133        3,372        14,179       213,233
 Surrenders Of Accumulation Units By
   Terminations And Withdrawals             (130,306)     (295,847)    (104,917)    (199,315)     (980,222)   (1,642,584)
 Contract Maintenance Charge                    (365)         (411)        (329)        (356)       (2,633)       (2,743)
 Amounts Transferred From (To) Other
   Divisions Or The WNL General
   Account, Net                              (34,353)       (3,774)     (29,160)      95,476        86,624     5,428,578
                                         -------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                             (162,857)     (298,332)    (131,273)    (100,823)     (882,052)    3,996,484
                                         -------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets     (342,444)     (129,349)    (152,671)      (8,599)     (947,854)    3,936,657
NET ASSETS:
Beginning Of Period                        1,157,337     1,286,686      745,295      753,894     5,268,840     1,332,183
                                         -------------------------------------------------------------------------------
End Of Period                             $  814,893  $  1,157,337   $  592,624   $  745,295  $  4,320,986  $  5,268,840
                                         ===============================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                 PUTNAM VT                INVESCO V.I.                 OPPENHEIMER
                                               GLOBAL EQUITY               CORE EQUITY                 MAIN STREET
                                                   FUND                       FUND                        FUND
                                         ---------------------------------------------------------------------------------
                                            DIVISION 29 AND 149            DIVISION 30                DIVISION 111
                                         ---------------------------------------------------------------------------------
                                         FOR THE YEAR FOR THE YEAR FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR
                                            ENDED        ENDED        ENDED         ENDED         ENDED         ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                             2011         2010         2011          2010          2011          2010
                                         ---------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $      636   $      672  $     (8,378) $     (9,709) $    (20,419) $    (14,430)
 Net Realized Gains (Losses) From
   Securities Transactions                    (5,321)      (8,448)       80,681         6,355       123,083       124,676
 Net Change in Unrealized
   Appreciation (Depreciation)
   During The Period                          (3,322)      16,731       (95,788)      305,356      (161,294)      417,335
                                         --------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                  (8,007)       8,955       (23,485)      302,002       (58,630)      527,581
                                         --------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                               514          621         1,112             5        19,257        29,177
 Surrenders Of Accumulation Units
   By Terminations And
   Withdrawals                               (17,725)     (44,268)     (799,416)   (1,225,096)     (566,836)     (698,123)
 Contract Maintenance Charge                     (78)         (78)            -             -        (3,066)       (3,531)
 Amounts Transferred From (To)
   Other Divisions Or The WNL
   General Account, Net                        9,115       31,215       (71,821)      (29,033)      (54,651)      343,821
                                         --------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                               (8,174)     (12,510)     (870,125)   (1,254,124)     (605,296)     (328,656)
                                         --------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets      (16,181)      (3,555)     (893,610)     (952,122)     (663,926)      198,925
NET ASSETS:
Beginning Of Period                          123,292      126,847     3,813,360     4,765,482     4,098,266     3,899,341
                                         --------------------------------------------------------------------------------
End Of Period                             $  107,111   $  123,292  $  2,919,750  $  3,813,360  $  3,434,340  $  4,098,266
                                         ================================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                                                          TEMPLETON
                                                 OPPENHEIMER                  OPPENHEIMER                  FOREIGN
                                             CAPITAL APPRECIATION        MAIN STREET SMALL CAP           SECURITIES
                                                     FUND                        FUND                       FUND
                                         ----------------------------------------------------------------------------------
                                                 DIVISION 112                DIVISION 113               DIVISION 116
                                         ----------------------------------------------------------------------------------
                                          FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR FOR THE YEAR
                                             ENDED         ENDED         ENDED         ENDED         ENDED        ENDED
                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                              2011          2010          2011          2010          2011         2010
                                         ----------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $    (26,577) $    (32,637) $    (15,444) $    (15,065)  $    1,634   $    2,758
 Net Realized Gains (Losses) From
   Securities Transactions                      93,929        35,106        11,741           349      (16,701)     (25,108)
 Net Change in Unrealized
   Appreciation (Depreciation)
   During The Period                          (129,516)      176,136       (37,466)      216,276      (49,761)      56,080
                                         ---------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                   (62,164)      178,605       (41,169)      201,560      (64,828)      33,730
                                         ---------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                              11,842        16,715         8,083         5,681        1,579        2,762
 Surrenders Of Accumulation Units
   By Terminations And
   Withdrawals                                (256,558)     (412,643)      (42,591)     (166,794)     (44,331)     (64,824)
 Contract Maintenance Charge                    (2,262)       (2,521)         (844)         (956)        (317)        (373)
 Amounts Transferred From (To)
   Other Divisions Or The WNL
   General Account, Net                        (28,473)      (72,312)        3,997        (6,461)       5,921      (11,283)
                                         ---------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                               (275,451)     (470,761)      (31,355)     (168,530)     (37,148)     (73,718)
                                         ---------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets       (337,615)     (292,156)      (72,524)       33,030     (101,976)     (39,988)
NET ASSETS:
Beginning Of Period                          2,636,947     2,929,103     1,102,029     1,068,999      577,500      617,488
                                         ---------------------------------------------------------------------------------
End Of Period                             $  2,299,332  $  2,636,947  $  1,029,505  $  1,102,029   $  475,524   $  577,500
                                         =================================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                            INVESCO V.I. CAPITAL    INVESCO V.I. DIVERSIFIED        VALIC COMPANY I
                                                APPRECIATION                 INCOME                   STOCK INDEX
                                                    FUND                      FUND                       FUND
                                         --------------------------------------------------------------------------------
                                                DIVISION 117              DIVISION 118               DIVISION 133
                                         --------------------------------------------------------------------------------
                                         FOR THE YEAR FOR THE YEAR  FOR THE YEAR FOR THE YEAR FOR THE YEAR  FOR THE YEAR
                                            ENDED        ENDED         ENDED        ENDED        ENDED         ENDED
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                             2011         2010          2011         2010         2011          2010
                                         --------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)             $  (13,975) $     (8,713)  $   23,204   $   29,146  $      6,988  $      7,653
 Net Realized Gains (Losses) From
   Securities Transactions                    43,103        (6,316)     (33,817)     (35,930)      220,363      (189,874)
 Net Change in Unrealized
   Appreciation (Depreciation) During
   The Period                               (121,099)      169,654       44,971       59,291      (213,784)      708,346
                                         -------------------------------------------------------------------------------
Increase (Decrease) In Net Assets From
  Operations                                 (91,971)      154,625       34,358       52,507        13,567       526,125
                                         -------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                             1,920         5,961        4,869        2,767         8,835        10,212
 Surrenders Of Accumulation Units By
   Terminations And Withdrawals             (215,871)     (251,889)     (83,275)     (82,912)     (505,296)     (521,466)
 Contract Maintenance Charge                  (1,310)       (1,458)        (382)        (446)       (2,786)       (3,190)
 Amounts Transferred From (To) Other
   Divisions Or The WNL General
   Account, Net                              (13,292)      (23,633)      (3,460)      55,209       (62,905)      (79,867)
                                         -------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                             (228,553)     (271,019)     (82,248)     (25,382)     (562,152)     (594,311)
                                         -------------------------------------------------------------------------------
Total Increase (Decrease) In Net Assets     (320,524)     (116,394)     (47,890)      27,125      (548,585)      (68,186)
NET ASSETS:
Beginning Of Period                        1,227,914     1,344,308      652,265      625,140     4,367,107     4,435,293
                                         -------------------------------------------------------------------------------
End Of Period                             $  907,390  $  1,227,914   $  604,375   $  652,265  $  3,818,522  $  4,367,107
                                         ===============================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                          VALIC COMPANY I             VALIC COMPANY I             VALIC COMPANY I
                                          GROWTH & INCOME          INTERNATIONAL EQUITIES      GOVERNMENT SECURITIES
                                                FUND                        FUND                       FUND
                                    -----------------------------------------------------------------------------------
                                            DIVISION 134                DIVISION 135               DIVISION 138
                                    -----------------------------------------------------------------------------------
                                     FOR THE YEAR  FOR THE YEAR  FOR THE YEAR FOR THE YEAR  FOR THE YEAR  FOR THE YEAR
                                        ENDED         ENDED         ENDED        ENDED         ENDED         ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         2011          2010          2011         2010          2011          2010
                                    -----------------------------------------------------------------------------------
OPERATIONS:
 Net Investment Income (Loss)        $    (20,919) $     (7,911)  $   12,681  $      9,301  $     20,470  $     58,303
 Net Realized Gains (Losses) From
   Securities Transactions                (57,059)     (242,767)      (9,809)      (22,874)       79,595        36,769
 Net Change in Unrealized
   Appreciation (Depreciation)
   During The Period                     (106,932)      572,912     (146,611)       69,595       191,763        11,575
                                    ----------------------------------------------------------------------------------
Increase (Decrease) In Net Assets
  From Operations                        (184,910)      322,234     (143,739)       56,022       291,828       106,647
                                    ----------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS:
 Purchase Payments                          2,491         4,895        2,406         6,694         4,756         6,335
 Surrenders Of Accumulation Units
   By Terminations And
   Withdrawals                           (267,175)     (615,597)     (67,268)     (202,793)     (525,269)     (536,822)
 Contract Maintenance Charge               (1,896)       (2,167)        (443)         (572)       (1,304)       (1,528)
 Amounts Transferred From (To)
   Other Divisions Or The WNL
   General Account, Net                   (34,530)      (45,727)     (13,406)        6,448       (79,546)       41,180
                                    ----------------------------------------------------------------------------------
 Increase (Decrease) In Net Assets
   Resulting From Principal
   Transactions                          (301,110)     (658,596)     (78,711)     (190,223)     (601,363)     (490,835)
                                    ----------------------------------------------------------------------------------
Total Increase (Decrease) In Net
  Assets                                 (486,020)     (336,362)    (222,450)     (134,201)     (309,535)     (384,188)
NET ASSETS:
Beginning Of Period                     3,262,945     3,599,307    1,062,069     1,196,270     3,768,144     4,152,332
                                    ----------------------------------------------------------------------------------
End Of Period                        $  2,776,925  $  3,262,945   $  839,619  $  1,062,069  $  3,458,609  $  3,768,144
                                    ==================================================================================

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                             PIMCO PREMIER VIT
                                                  MANAGED                   JANUS ASPEN            JANUS ASPEN OVERSEAS
                                                 PORTFOLIO                   PORTFOLIO                   PORTFOLIO
                                         -------------------------  --------------------------  --------------------------
                                             DIVISION 139 /(2)/            DIVISION 141                DIVISION 142
                                         -------------------------  --------------------------  --------------------------
                                           FOR THE      FOR THE       FOR THE       FOR THE       FOR THE       FOR THE
                                          YEAR ENDED   YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                             2011         2010          2011          2010          2011          2010
                                         ------------ ------------  ------------  ------------  ------------  ------------
OPERATIONS:
   Net Investment Income (Loss)              $      -  $   (19,414)    $  (2,829)     $ (3,860)   $   (8,812)   $   (7,630)
   Net Realized Gains (Losses) From
     Securities Transactions                        -   (1,445,069)       36,482        20,540         4,733        47,197
   Net Change in Unrealized
     Appreciation (Depreciation) During
     The Period                                     -    1,811,692       (48,145)       26,135      (318,355)      142,399
                                             --------  -----------     ---------      --------    ----------    ----------
Increase (Decrease) In Net Assets From
  Operations                                        -      347,209       (14,492)       42,815      (322,434)      181,966
                                             --------  -----------     ---------      --------    ----------    ----------
PRINCIPAL TRANSACTIONS:
   Purchase Payments                                -     (182,900)         (534)        2,716        30,823        80,930
   Surrenders Of Accumulation Units By
     Terminations And Withdrawals                   -     (243,301)     (108,841)      (74,955)      (73,371)      (90,244)
   Contract Maintenance Charge                      -         (876)         (534)         (571)         (506)         (613)
   Amounts Transferred From (To) Other
     Divisions Or The WNL General
     Account, Net                                   -   (7,077,512)      (15,807)        8,498       (47,586)      149,739
                                             --------  -----------     ---------      --------    ----------    ----------
   Increase (Decrease) In Net Assets
     Resulting From Principal
     Transactions                                   -   (7,504,589)     (125,716)      (64,312)      (90,640)      139,812
                                             --------  -----------     ---------      --------    ----------    ----------
Total Increase (Decrease) In Net Assets             -   (7,157,380)     (140,208)      (21,497)     (413,074)      321,778
NET ASSETS:
Beginning Of Period                                 -    7,157,380       356,080       377,577     1,023,738       701,960
                                             --------  -----------     ---------      --------    ----------    ----------
End Of Period                                $      -  $         -     $ 215,872      $356,080    $  610,664    $1,023,738
                                             ========  ===========     =========      ========    ==========    ==========

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                  VALIC COMPANY I
                                       MFS VIT CORE                  SCIENCE &                VALIC COMPANY II
                                          EQUITY                    TECHNOLOGY                     MID CAP
                                          SERIES                       FUND                      VALUE FUND
                                --------------------------  --------------------------  ----------------------------
                                       DIVISION 143                DIVISION 144                 DIVISION 145
                                --------------------------  --------------------------  ----------------------------
                                FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR   FOR THE YEAR   FOR THE YEAR
                                   ENDED         ENDED         ENDED         ENDED          ENDED          ENDED
                                DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    2011          2010          2011          2010           2011           2010
                                ------------  ------------  ------------  ------------  -------------  -------------
OPERATIONS:
   Net Investment Income
     (Loss)                       $   (3,836)   $     (941)   $   (2,045)   $   (2,186)  $    (19,695)  $    (13,078)
   Net Realized Gains
     (Losses) From Securities
     Transactions                      7,852        11,350        10,938        10,260        (14,035)       (40,370)
   Net Change in Unrealized
     Appreciation
     (Depreciation) During
     The Period                      (27,131)       84,065       (17,884)       20,817       (184,655)       389,847
                                 -----------   -----------   -----------   -----------  -------------  -------------
Increase (Decrease) In Net
  Assets From Operations             (23,115)       94,474        (8,991)       28,891       (218,385)       336,399
                                 -----------   -----------   -----------   -----------  -------------  -------------
PRINCIPAL TRANSACTIONS:
   Purchase Payments                  16,892         4,311           (26)          150         40,146         35,388
   Surrenders Of Accumulation
     Units By Terminations
     And Withdrawals                 (25,728)      (33,376)      (29,517)      (14,508)       (60,102)      (140,034)
   Contract Maintenance Charge          (521)         (521)          (96)         (116)          (816)          (827)
   Amounts Transferred From
     (To) Other Divisions Or
     The WNL General
     Account, Net                     14,802       613,517         4,363       (17,461)       (18,956)       441,143
                                 -----------   -----------   -----------   -----------  -------------  -------------
   Increase (Decrease) In Net
     Assets Resulting From
     Principal Transactions            5,445       583,931       (25,276)      (31,935)       (39,728)       335,670
                                 -----------   -----------   -----------   -----------  -------------  -------------
Total Increase (Decrease) In
  Net Assets                         (17,670)      678,405       (34,267)       (3,044)      (258,113)       672,069
NET ASSETS:
Beginning Of Period                  898,374       219,969       153,777       156,821      2,145,742      1,473,673
                                 -----------   -----------   -----------   -----------  -------------  -------------
End Of Period                     $  880,704    $  898,374    $  119,510    $  153,777   $  1,887,629   $  2,145,742
                                 ===========   ===========   ===========   ===========  =============  =============

  The accompanying notes are an integral part of these financial statements.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                         VALIC COMPANY II            VALIC COMPANY II
                                          STRATEGIC BOND              HIGH YIELD BOND
                                               FUND                        FUND
                                    --------------------------  --------------------------
                                           DIVISION 146                DIVISION 147
                                    --------------------------  --------------------------
                                    FOR THE YEAR  FOR THE YEAR  FOR THE YEAR  FOR THE YEAR
                                       ENDED         ENDED         ENDED         ENDED
                                    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                        2011          2010          2011          2010
                                    ------------  ------------  ------------  ------------
OPERATIONS:
   Net Investment Income (Loss)       $   28,685    $   29,464    $   10,800    $   11,251
   Net Realized Gains (Losses)
     From Securities Transactions          5,218        (5,550)       (2,005)       (9,827)
   Net Change in Unrealized
     Appreciation (Depreciation)
     During The Period                   (11,266)       51,750        (3,422)       22,144
                                     -----------   -----------   -----------   -----------
Increase (Decrease) In Net Assets
  From Operations                         22,637        75,664         5,373        23,568
                                     -----------   -----------   -----------   -----------
PRINCIPAL TRANSACTIONS:
   Purchase Payments                       5,143         6,489          (119)           82
   Surrenders Of Accumulation
     Units By Terminations And
     Withdrawals                         (78,393)     (192,339)      (11,894)      (50,607)
   Contract Maintenance Charge              (409)         (374)         (179)         (190)
   Amounts Transferred From (To)
     Other Divisions Or The WNL
     General Account, Net                 15,562        53,516         3,858         1,474
                                     -----------   -----------   -----------   -----------
   Increase (Decrease) In Net
     Assets Resulting From
     Principal Transactions              (58,097)     (132,708)       (8,334)      (49,241)
                                     -----------   -----------   -----------   -----------
Total Increase (Decrease) In Net
  Assets                                 (35,460)      (57,044)       (2,961)      (25,673)
NET ASSETS:
Beginning Of Period                      788,540       845,584       189,522       215,195
                                     -----------   -----------   -----------   -----------
End Of Period                         $  753,080    $  788,540    $  186,561    $  189,522
                                     ===========   ===========   ===========   ===========

/(1)/ Fund closed on April 23, 2010.
/(2)/ Fund closed on April 3, 2010.

  The accompanying notes are an integral part of these financial statements.

                            A.G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

A.G. Separate Account A (the "Separate Account") is a segregated investment account that was established by Western National Life Insurance Company (the "Company") to fund variable annuity insurance contracts issued by the Company. The Company is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a holding company, which through its subsidiaries is engaged in a broad range of insurance and insurance related activities, financial services, retirement savings and asset management. The Separate Account is registered with the Securities and Exchange Commission as a segregated unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

The Separate Account consists of the following variable annuity products: Elite Plus Bonus Variable Annuity and the One Multi Manager Variable Annuity. Effective February 22, 2002, the Company is no longer selling the Elite Plus Bonus Variable Annuity product. Effective March 31, 2003, the Company is no longer selling the One-Multi Manager Variable Annuity product.

The distributor of the Separate Account contracts is American General Distributors, Inc., a wholly owned subsidiary of the Company; however, the Company pays all commissions. No underwriting fees are paid in connection with the distribution of the contracts. The Variable Annuity Life Insurance Company ("VALIC"), an affiliate of the Company, serves as the investment adviser to the VALIC Company I and II Series. VALIC also serves as the transfer agent and accounting services agent to VALIC Company I and II Series. AIG Global Investment Corp. ("AIGGIC") and SunAmerica Asset Management Corp. ("SAAMCO"), each an affiliate of the Company, serve as investment sub-advisers to certain underlying mutual funds of each series. Third-party portfolio managers manage the remaining mutual funds. Collectively, all of the mutual funds are referred to as "Funds" throughout these financial statements.

The AIM Variable Insurance Funds, Inc. changed its name to Invesco Variable Insurance Funds, Inc. on April 30, 2010.

The PIMCO Premier VIT Managed Portfolio was closed on April 3, 2010. The JPMIT Balanced Portfolio was closed on April 23, 2010.

The Separate Account is divided into thirty-two sub-accounts or "divisions". Seven of the divisions invest in one portfolio of the VALIC Company I Series and three of the divisions invest in one portfolio of the VALIC Company II Series.

As of December 31, 2011, the Funds available to contract owners through the various divisions are as follows:

Oppenheimer Variable Account Funds
       Oppenheimer Main Street Fund/VA
       Oppenheimer Capital Appreciation Fund/VA
       Oppenheimer Main Street Small Cap Fund/VA
       Oppenheimer High Income Fund/VA
Templeton Variable Products Series - Class 2
       Templeton Developing Markets Securities Fund
       Templeton Foreign Securities Fund
       Franklin Small Cap-Mid Cap Growth Securities Fund
Invesco Variable Insurance Funds, Inc. - Series I
       Invesco V.I. Capital Appreciation Fund
       Invesco V.I. Diversified Income Fund
       Invesco V.I. Core Equity Fund
       Invesco V.I. International Growth Fund
Invesco Van Kampen Life Investment Trust ("LIT") - Class I Shares
       Invesco Van Kampen V.I. Capital Growth Portfolio

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION (CONTINUED)

VALIC Company I
       VALIC Company I Stock Index Fund
       VALIC Company I Growth & Income Fund
       VALIC Company I International Equities Fund
       VALIC Company I Government Securities Fund
       VALIC Company I Science & Technology Fund
       VALIC Company I Money Market I Fund
VALIC Company II
       VALIC Company II Mid Cap Value Fund
       VALIC Company II High Yield Bond Fund
       VALIC Company II Strategic Bond Fund
JP Morgan Insurance Trust
       JP Morgan Insurance Trust U.S. Equity Portfolio
       JP Morgan Insurance Trust Equity Index Portfolio
       JP Morgan Insurance Trust Intrepid Growth Portfolio
       JP Morgan Insurance Trust Mid Cap Value Portfolio
       JP Morgan Insurance Trust Diversified Mid Cap Growth Portfolio JP Morgan Insurance Trust Intrepid Mid Cap Portfolio
       JP Morgan Insurance Trust Core Bond Portfolio
Janus Aspen Series Service Shares
       Janus Aspen Portfolio
       Janus Aspen Overseas Portfolio
MFS Variable Insurance Trust ("MFS VIT")
       MFS VIT Core Equity Series
Putnam Variable Trust - Class IB Shares ("Putnam VT")
       Putnam VT Global Equity Fund

The assets of the Separate Account are segregated from the Company's other assets. The operations of the Separate Account are part of the Company.

In addition to the thirty-two divisions above, a contract owner may allocate contract funds to a fixed account, which is part of the Company's general account.

Contract owners should refer to the ElitePlus Bonus Variable Annuity prospectus and The One-Multi Manager Variable Annuity prospectus for a complete description of the available Funds and fixed account.

Net premiums from the contracts are allocated to the divisions and invested in the Funds in accordance with contract owner instructions and are recorded as principal transactions in the Statement of Changes in Net Assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Separate Account have been prepared in conformity with accounting principles generally accepted in the United States of America. The following is a summary of significant accounting policies consistently followed by the Separate Account in the preparation of its financial statements.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT VALUATION: Investments in the Funds are valued at the net asset value per share at the close of each business day as reported by each Fund, which value their securities at fair value.

INVESTMENT TRANSACTIONS AND RELATED INVESTMENT INCOME: Purchases and sales of shares of the Funds are made at the net asset values of such Funds. Transactions are recorded on a trade date basis. Realized gains and losses on the sales of investments are recognized at the date of sale. The cost basis to calculate the realized gains and losses is determined by recording purchases and subsequent sales on a first-in, first-out basis. Dividends and capital gain distributions from the Funds are recorded on the ex-dividend date and reinvested upon receipt.

RESERVES FOR ANNUITY CONTRACTS ON BENEFIT: Net purchase payments made by variable annuity contract owners are accumulated based on the performance of the investments of the Separate Account until the date the contract owners select to commence annuity payments. At December 31, 2011, the Separate Account did not have contracts in the annuity payout phase; therefore, no future policy benefit reserves were required.

ACCUMULATION UNITS: Accumulation units are the basic valuation unit of a deferred variable annuity. Such units are valued daily to reflect investment performance and the prorated daily deduction for administration and mortality and expense risk charges. The Company offers both standard and enhanced contracts, which have different administration and mortality and expense risk charges.

FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment granted to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total operations of the Company and are not taxed separately. Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

3. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value in the Separate Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

Level 1-- Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets and most mutual funds.

Level 2-- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal and provincial obligations, hybrid securities, and derivative contracts.

Level 3-- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. FAIR VALUE MEASUREMENTS (CONTINUED)

The Separate Account assets measured at fair value as of December 31, 2011 consist of investments registered mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1. The Separate Account had no liabilities as of December 31, 2011. See the Schedule of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy levels. As all assets of the Separate Account are classified as Level 1, no reconciliation of Level 3 assets and change in unrealized gains (losses) for Level 3 assets still held as of December 31, 2011, is presented.

4. CHARGES AND DEDUCTIONS

Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

ADMINISTRATIVE AND MORTALITY AND EXPENSE RISK CHARGE: Deductions for the administrative expenses and mortality and expense risks assumed by the Company are calculated daily, at an annual rate, on the average daily net asset value of the underlying Funds comprising the divisions attributable to the contract owners and are paid to the Company.

The annual rate for administrative expenses is 0.15% and the annual rate for the mortality and expense risks is 1.25% for the ElitePlus Bonus product, and 0.15% and 1.00%, respectively, for The One Multi-Manager Annuity product. These charges are guaranteed and cannot be increased by the Company. The administrative fee is to reimburse the Company for our administrative expenses under the Contract. This includes the expense of administration and marketing. The mortality and expense risk charges are to compensate the Company for assuming mortality and expense risks under the contract. The mortality risk that the Company assumes is the obligation to provide payments during the payout period for the life of the contract, no matter how long that might be. In addition, the Company assumes the obligation to pay during the purchase period a death benefit. The expense risk is the Company's obligation to cover the cost of issuing and administering the contract, no matter how large the cost may be.

The ElitePlus Bonus product also has optional death benefit charges of 0.05% and 0.10% for the optional Enhanced Death Benefit and the optional Annual Step-Up Death Benefit, respectively. For the years ended December 31, 2011 and 2010, deductions for all divisions of the Separate Account for the optional Death Benefit charges were $4,883 and $5,032, respectively, and mortality and expense risk charges for all divisions of the Separate Account were $502,877 and $539,380, respectively.

These charges are included on the mortality and expense risk charge line of the Statement of Operations.

ACCOUNT MAINTENANCE CHARGE: On the contract anniversary, the Company assesses an annual maintenance charge of $30 per contract during the accumulation period for the maintenance of the ElitePlus Bonus product contracts. The maintenance charges are not an expense of the Separate Account but rather are paid by redemption of units outstanding and are not assessed if the contract value on the contract anniversary equals or exceeds $40,000 for the ElitePlus Bonus product. Maintenance charges for all divisions in the Separate Account totaled $24,562 and $28,207 for the years ended December 31, 2011 and 2010, respectively. These charges are included on the contract maintenance charge line of the Statement of Changes in Net Assets.

SURRENDER CHARGE: A surrender charge is applicable to certain contract withdrawals pursuant to the contract and is payable to the Company. For the years ended December 31, 2011 and 2010, surrender charges totaled $1,983 and $6,607, respectively, and are included as a component of surrenders and withdrawals on the statement of changes in net assets. The surrender charges are paid by redemption of units outstanding and represent the sum of all divisions presented in the Separate Account. These charges are included as part of the surrenders of accumulation units by termination and withdrawal line of the Statement of Changes in Net Assets.

PREMIUM TAX CHARGE: Taxes on purchase payments are imposed by some states, cities, and towns. The rate will range from 0% to 3.5%. If the law of the state, city, or town requires premium taxes to be paid when purchase payments are made, the Company will deduct the tax from such payments prior to depositing the payments into the separate account. Otherwise, such tax will be deducted from the account value when annuity payments are to begin.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. PURCHASES AND SALES OF INVESTMENTS

For the year ended December 31, 2011, the aggregate cost of purchases and proceeds from sales of investments were:

                UNDERLYING FUND                   DIVISION PURCHASES   SALES
-------------------------------------------------------------------------------
JPMIT US Equity Portfolio                            1     $ 38,873  $  674,610
JPMIT Equity Index Portfolio                         2       64,806     115,743
JPMIT Intrepid Growth Portfolio                      3       34,921     817,550
JPMIT Mid Cap Value Portfolio                      4 & 10    42,556     706,687
JPMIT Diversified Mid Cap Growth Portfolio           5          439     535,225
JPMIT Intrepid Mid Cap Portfolio                     6        6,421     165,863
JPMIT Core Bond Portfolio                            8      655,512   1,820,885
Invesco V.I. International Growth Fund               21      36,100     455,464
Invesco Van Kampen V.I. Capital Growth Portfolio  22 & 136   45,015   1,029,321
Franklin Small-Mid Cap Growth Securities             23       3,736     115,198
Templeton Developing Markets Securities Fund      24 & 115   30,531     196,631
Oppenheimer High Income Fund/VA                   25 & 114   77,569     152,367
VALIC Company I Money Market I Fund               26 & 132  411,144   1,358,998
Putnam VT Global Equity Fund                      29 & 149   16,724      24,262
Invesco V.I. Core Equity Fund                        30      34,033     912,509
Oppenheimer Main Street Fund                        111     103,515     729,216
Oppenheimer Capital Appreciation Fund               112      73,643     375,664
Oppenheimer Main Street Small Cap Fund              113      58,840      99,028
Templeton Foreign Securities Fund                   116      23,217      58,726
Invesco V.I. Capital Appreciation Fund              117      27,202     269,727
Invesco V.I. Diversified Income Fund                118      38,560      97,604
VALIC Company I Stock Index Fund                    133     347,232     679,712
VALIC Company I Growth & Income Fund                134      61,540     383,568
VALIC Company I International Equities Fund         135      58,305     124,334
VALIC Company I Government Securities Fund          138     119,337     670,963
Janus Aspen Portfolio                               141       6,206     134,749
Janus Aspen Overseas Portfolio                      142      47,118     138,018
MFS VIT Core Equity Series                          143      53,231      51,622
VALIC Company I Science & Technology Fund           144       4,678      31,998
VALIC Company II Mid Cap Value Fund                 145      56,037     115,425
VALIC Company II Strategic Bond Fund                146      79,243     108,655
VALIC Company II High Yield Bond Fund               147      17,508      15,042

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING

The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                            JP MORGAN         JP MORGAN        JP MORGAN          JP MORGAN
                                         INSURANCE TRUST   INSURANCE TRUST  INSURANCE TRUST    INSURANCE TRUST
                                               U.S.            EQUITY           INTREPID           MID CAP
                                         EQUITY PORTFOLIO  INDEX PORTFOLIO  GROWTH PORTFOLIO   VALUE PORTFOLIO
                                         -----------------------------------------------------------------------
                                            DIVISION 1       DIVISION 2        DIVISION 3     DIVISION 4 AND 10
                                         -----------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.15%
   Accumulation Units For Purchase
     Payments Received                                 29                                 42                 15
   Decrease For Surrendered
     Contracts                                    (54,934)         (10,141)          (87,870)           (28,835)
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or
       The WNL General Account, Net                (6,013)           4,386           (15,635)            (3,623)
                                         ----------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                  (60,918)          (5,755)         (103,463)           (32,443)
   Accumulation Units At Beginning
     Of Period                                    301,480           76,201           471,348            150,994
                                         ----------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                       240,562           70,446           367,885            118,551
                                         ======================================================================

CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.40%
   Accumulation Units For Purchase
     Payments Received                                  -                -                 -                  -
   Decrease For Surrendered
     Contracts                                          -                -                 -                  -
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or
       The WNL General Account, Net                     -                -                 -                  -
                                         ----------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                        -                -                 -                  -
   Accumulation Units At Beginning
     Of Period                                          -                -                 -                  -
                                         ----------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                             -                -                 -                  -
                                         ======================================================================

CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.45%
   Accumulation Units For Purchase
     Payments Received                                  -                -                 -                  -
   Decrease For Surrendered
     Contracts                                          -                -                 -                  -
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or
       The WNL General Account, Net                     -                -                 -                  -
                                         ----------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                        -                -                 -                  -
   Accumulation Units At Beginning
     Of Period                                          -                -                 -                  -
                                         ----------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                             -                -                 -                  -
                                         ======================================================================

CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.50%
   Accumulation Units For Purchase
     Payments Received                                  -                -                 -                  -
   Decrease For Surrendered
     Contracts                                          -                -                 -                  -
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or
       The WNL General Account, Net                     -                -                 -                  -
                                         ----------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                        -                -                 -                  -
   Accumulation Units At Beginning
     Of Period                                          -                -                 -                  -
                                         ----------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                             -                -                 -                  -
                                         ======================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                             JP MORGAN          JP MORGAN         JP MORGAN
                                                          INSURANCE TRUST    INSURANCE TRUST   INSURANCE TRUST
                                                        DIVERSIFIED MID CAP     INTREPID          CORE BOND
                                                         GROWTH PORTFOLIO   MID CAP PORTFOLIO     PORTFOLIO
                                                        -------------------------------------------------------
                                                            DIVISION 5         DIVISION 6        DIVISION 8
                                                        -------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF
  1.15%
   Accumulation Units For Purchase Payments Received                     11                 3                7
   Decrease For Surrendered Contracts                              (25,125)            (6,110)         (89,983)
   Increase (Decrease) For Transfers - From (To) Other
     Divisions Or The WNL General Account, Net                      (5,172)            (2,593)            (812)
                                                        ------------------------------------------------------
   Increase (Decrease) In Units Outstanding                        (30,286)            (8,700)         (90,788)
   Accumulation Units At Beginning Of Period                        138,612            41,525          632,830
                                                        ------------------------------------------------------
   Accumulation Units At End Of Period                              108,326            32,825          542,042
                                                        ======================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF
  1.40%
   Accumulation Units For Purchase Payments Received                      -                 -                -
   Decrease For Surrendered Contracts                                     -                 -                -
   Increase (Decrease) For Transfers - From (To) Other
     Divisions Or The WNL General Account, Net                            -                 -                -
                                                        ------------------------------------------------------
   Increase (Decrease) In Units Outstanding                               -                 -                -
   Accumulation Units At Beginning Of Period                              -                 -                -
                                                        ------------------------------------------------------
   Accumulation Units At End Of Period                                    -                 -                -
                                                        ======================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF
  1.45%
   Accumulation Units For Purchase Payments Received                      -                 -                -
   Decrease For Surrendered Contracts                                     -                 -                -
   Increase (Decrease) For Transfers - From (To) Other
     Divisions Or The WNL General Account, Net                            -                 -                -
                                                        ------------------------------------------------------
   Increase (Decrease) In Units Outstanding                               -                 -                -
   Accumulation Units At Beginning Of Period                              -                 -                -
                                                        ------------------------------------------------------
   Accumulation Units At End Of Period                                    -                 -                -
                                                        ======================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF
  1.50%
   Accumulation Units For Purchase Payments Received                      -                 -                -
   Decrease For Surrendered Contracts                                     -                 -                -
   Increase (Decrease) For Transfers - From (To) Other
     Divisions Or The WNL General Account, Net                            -                 -                -
                                                        ------------------------------------------------------
   Increase (Decrease) In Units Outstanding                               -                 -                -
   Accumulation Units At Beginning Of Period                              -                 -                -
                                                        ------------------------------------------------------
   Accumulation Units At End Of Period                                    -                 -                -
                                                        ======================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                                                                               TEMPLETON
                                                     AIM V.I.         VAN KAMPEN        FRANKLIN SMALL-       DEVELOPING
                                                   INTERNATIONAL      LIT CAPITAL           MID CAP       MARKETS SECURITIES
                                                    GROWTH FUND    GROWTH PORTFOLIO    GROWTH SECURITIES         FUND
                                                   ---------------------------------------------------------------------------
                                                    DIVISION 21   DIVISION 22 AND 136     DIVISION 23     DIVISION 24 AND 115
                                                   ---------------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.15%
   Accumulation Units For Purchase Payments
     Received                                                124                  244                328                    2
   Decrease For Surrendered Contracts                    (26,109)             (26,381)            (6,815)              (3,030)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                  (2,089)              (3,739)            (1,650)              (1,839)
                                                   --------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding              (28,074)             (29,876)            (8,137)              (4,867)
   Accumulation Units At Beginning Of Period             142,152              138,384             39,298               21,641
                                                   --------------------------------------------------------------------------
   Accumulation Units At End Of Period                   114,078              108,508             31,161               16,774
                                                   ==========================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.40%
   Accumulation Units For Purchase Payments
     Received                                                  -                  651                  -                   32
   Decrease For Surrendered Contracts                          -              (15,376)                 -               (1,968)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                       -               (3,397)                 -                  391
                                                   --------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                    -              (18,122)                 -               (1,545)
   Accumulation Units At Beginning Of Period                   -              168,863                  -               17,715
                                                   --------------------------------------------------------------------------
   Accumulation Units At End Of Period                         -              150,741                  -               16,170
                                                   ==========================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.45%
   Accumulation Units For Purchase Payments
     Received                                                  -                   (8)                 -                   (2)
   Decrease For Surrendered Contracts                          -               (6,193)                 -                   (3)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                       -                  (19)                 -                    -
                                                   --------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                    -               (6,220)                 -                   (5)
   Accumulation Units At Beginning Of Period                   -               14,668                  -                  146
                                                   --------------------------------------------------------------------------
   Accumulation Units At End Of Period                         -                8,448                  -                  141
                                                   ==========================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.50%
   Accumulation Units For Purchase Payments
     Received                                                  -                   (7)                 -                   (3)
   Decrease For Surrendered Contracts                          -               (1,276)                 -                  (68)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                       -                 (196)                 -                  (73)
                                                   --------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                    -               (1,479)                 -                 (144)
   Accumulation Units At Beginning Of Period                   -               11,706                  -                1,551
                                                   --------------------------------------------------------------------------
   Accumulation Units At End Of Period                         -               10,227                  -                1,407
                                                   ==========================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                        OPPENHEIMER        VALIC COMPANY I         PUTNAM VT        AIM V.I.    OPPENHEIMER
                                        HIGH INCOME        MONEY MARKET I        GLOBAL EQUITY     CORE EQUITY  MAIN STREET
                                         FUND /VA             PORTFOLIO              FUND             FUND          FUND
                                    -----------------------------------------------------------------------------------------
                                    DIVISION 25 AND 114  DIVISION 26 AND 132  DIVISION 29 AND 149  DIVISION 30  DIVISION 111
                                    -----------------------------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.15%
   Accumulation Units For Purchase
     Payments Received                               15                    -                    -           28             -
   Decrease For Surrendered
     Contracts                                  (19,808)             (25,828)              (1,137)     (71,683)            -
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or The WNL General
     Account, Net                                (7,689)                (713)                   -       (6,145)            -
                                    ----------------------------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                (27,482)             (26,541)              (1,137)     (77,800)            -
   Accumulation Units At Beginning
     Of Period                                  123,018               79,441                2,462      345,850             -
                                    ----------------------------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                      95,536               52,900                1,325      268,050             -
                                    ========================================================================================
CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.40%
   Accumulation Units For Purchase
     Payments Received                              718                  848                    9            -         1,513
   Decrease For Surrendered
     Contracts                                   (4,924)             (40,911)                (824)           -       (40,894)
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or The WNL General
     Account, Net                                  (674)              11,885                1,201            -        (2,340)
                                    ----------------------------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                 (4,880)             (28,178)                 386            -       (41,721)
   Accumulation Units At Beginning
     Of Period                                   52,245              281,788                7,879            -       276,391
                                    ----------------------------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                      47,365              253,610                8,265            -       234,670
                                    ========================================================================================
CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.45%
   Accumulation Units For Purchase
     Payments Received                               (2)                 (11)                   -            -            (5)
   Decrease For Surrendered
     Contracts                                      (12)             (10,083)                   -            -          (246)
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or The WNL General
     Account, Net                                     -                    -                    -            -            10
                                    ----------------------------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                    (14)             (10,094)                   -            -          (241)
   Accumulation Units At Beginning
     Of Period                                    1,632               27,983                    -            -         8,807
                                    ----------------------------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                       1,618               17,889                    -            -         8,566
                                    ========================================================================================
CONTRACTS WITH MORTALITY AND
  EXPENSE RISK CHARGE OF 1.50%
   Accumulation Units For Purchase
     Payments Received                               (9)                  11                   34            -            82
   Decrease For Surrendered
     Contracts                                   (2,079)              (2,150)                (121)           -        (9,376)
   Increase (Decrease) For
     Transfers - From (To) Other
     Divisions Or The WNL General
     Account, Net                                   895               (5,059)                  (7)           -        (2,696)
                                    ----------------------------------------------------------------------------------------
   Increase (Decrease) In Units
     Outstanding                                 (1,193)              (7,198)                 (94)           -       (11,990)
   Accumulation Units At Beginning
     Of Period                                   14,386               27,690                6,008            -        74,156
                                    ----------------------------------------------------------------------------------------
   Accumulation Units At End Of
     Period                                      13,193               20,492                5,914            -        62,166
                                    ========================================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)



The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                  OPPENHEIMER            OPPENHEIMER          TEMPLETON     AIM V.I. CAPITAL
                                              CAPITAL APPREICATION  MAIN STREET SMALL CAP      FOREIGN        APPRECIATION
                                                      FUND                  FUND           SECURITIES FUND        FUND
                                              -------------------------------------------------------------------------------
                                                  DIVISION 112          DIVISION 113        DIVISION 116      DIVISION 117
                                              -------------------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK
  CHARGE OF 1.15%
   Accumulation Units For Purchase Payments
     Received                                                    -                      -                -                 -
   Decrease For Surrendered Contracts                            -                      -                -                 -
   Increase (Decrease) For Transfers - From
     (To) Other Divisions Or The WNL General
     Account, Net                                                -                      -                -                 -
                                              ------------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                      -                      -                -                 -
   Accumulation Units At Beginning Of Period                     -                      -                -                 -
                                              ------------------------------------------------------------------------------
   Accumulation Units At End Of Period                           -                      -                -                 -
                                              ==============================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK
  CHARGE OF 1.40%
   Accumulation Units For Purchase Payments
     Received                                                  730                    315              213               243
   Decrease For Surrendered Contracts                      (14,406)                (1,727)          (2,985)          (16,495)
   Increase (Decrease) For Transfers - From
     (To) Other Divisions Or The WNL General
     Account, Net                                           (2,202)                   569              463              (773)
                                              ------------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                (15,878)                  (843)          (2,309)          (17,025)
   Accumulation Units At Beginning Of Period               167,365                 37,148           29,959            82,982
                                              ------------------------------------------------------------------------------
   Accumulation Units At End Of Period                     151,487                 36,305           27,650            65,957
                                              ==============================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK
  CHARGE OF 1.45%
   Accumulation Units For Purchase Payments
     Received                                                   (5)                    (2)                                (5)
   Decrease For Surrendered Contracts                         (294)                  (137)             (31)             (313)
   Increase (Decrease) For Transfers - From
     (To) Other Divisions Or The WNL General
     Account, Net                                               27                      -                -                 -
                                              ------------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                   (272)                  (139)             (31)             (318)
   Accumulation Units At Beginning Of Period                 9,759                  4,288              784             8,541
                                              ------------------------------------------------------------------------------
   Accumulation Units At End Of Period                       9,487                  4,149              753             8,223
                                              ==============================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK
  CHARGE OF 1.50%
   Accumulation Units For Purchase Payments
     Received                                                  (14)                    21               (4)               21
   Decrease For Surrendered Contracts                       (5,733)                  (217)             (82)           (5,350)
   Increase (Decrease) For Transfers - From
     (To) Other Divisions Or The WNL General
     Account, Net                                              (92)                  (487)             (63)             (685)
                                              ------------------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                 (5,839)                  (683)            (149)           (6,014)
   Accumulation Units At Beginning Of Period                32,472                 11,305            7,678            35,149
                                              ------------------------------------------------------------------------------
   Accumulation Units At End Of Period                      26,633                 10,622            7,529            29,135
                                              ==============================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                                                                           VALIC COMPANY I
                                                   AIM V.I. DIVERSIFIED  VALIC COMPANY I  VALIC COMPANY I   INTERNATIONAL
                                                          INCOME           STOCK INDEX    GROWTH & INCOME     EQUITIES
                                                           FUND               FUND             FUND             FUND
                                                   ------------------------------------------------------------------------
                                                       DIVISION 118       DIVISION 133     DIVISION 134     DIVISION 135
                                                   ------------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.15%
   Accumulation Units For Purchase Payments
     Received                                                         -                -                -                -
   Decrease For Surrendered Contracts                                 -                -                -                -
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                              -                -                -                -
                                                   -----------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                           -                -                -                -
   Accumulation Units At Beginning Of Period                          -                -                -                -
                                                   -----------------------------------------------------------------------
   Accumulation Units At End Of Period                                -                -                -                -
                                                   =======================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.40%
   Accumulation Units For Purchase Payments
     Received                                                       400              346                3              143
   Decrease For Surrendered Contracts                            (5,982)         (26,801)         (17,881)          (4,845)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                           (267)          (3,148)          (2,436)          (1,070)
                                                   -----------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                      (5,849)         (29,603)         (20,314)          (5,772)
   Accumulation Units At Beginning Of Period                     42,245          214,253          206,858           76,240
                                                   -----------------------------------------------------------------------
   Accumulation Units At End Of Period                           36,396          184,650          186,544           70,468
                                                   =======================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.45%
   Accumulation Units For Purchase Payments
     Received                                                         -               (6)              (6)              (2)
   Decrease For Surrendered Contracts                                 -             (105)            (254)            (101)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                              -               (6)              (5)               -
                                                   -----------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                           -             (117)            (265)            (103)
   Accumulation Units At Beginning Of Period                        263            4,077            7,719            2,914
                                                   -----------------------------------------------------------------------
   Accumulation Units At End Of Period                              263            3,960            7,454            2,811
                                                   =======================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.50%
   Accumulation Units For Purchase Payments
     Received                                                        (9)               -              (13)              (6)
   Decrease For Surrendered Contracts                            (1,111)          (1,120)          (2,533)            (866)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                            (17)            (171)            (117)              68
                                                   -----------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                      (1,137)          (1,291)          (2,663)            (804)
   Accumulation Units At Beginning Of Period                     14,940           31,845           21,649            6,309
                                                   -----------------------------------------------------------------------
   Accumulation Units At End Of Period                           13,803           30,554           18,986            5,505
                                                   =======================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                                      VALIC COMPANY I
                                                                        GOVERNMENT                   JANUS ASPEN       MFS
                                                                        SECURITIES     JANUS ASPEN     OVERSEAS    CORE EQUITY
                                                                           FUND         PORTFOLIO     PORTFOLIO       SERIES
                                                                      ----------------------------------------------------------
                                                                       DIVISION 138    DIVISION 141  DIVISION 142  DIVISION 143
                                                                      ----------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF 1.15%
   Accumulation Units For Purchase Payments Received                                -             -             -             -
   Decrease For Surrendered Contracts                                               -             -             -             -
   Increase (Decrease) For Transfers - From (To) Other Divisions Or
     The WNL General Account, Net                                                   -             -             -             -
                                                                      ---------------------------------------------------------
   Increase (Decrease) In Units Outstanding                                         -             -             -             -
   Accumulation Units At Beginning Of Period                                        -             -             -             -
                                                                      ---------------------------------------------------------
   Accumulation Units At End Of Period                                              -             -             -             -
                                                                      =========================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF 1.40%
   Accumulation Units For Purchase Payments Received                              290           165         1,726         2,217
   Decrease For Surrendered Contracts                                         (16,162)      (14,442)       (4,099)       (2,794)
   Increase (Decrease) For Transfers - From (To) Other Divisions Or
     The WNL General Account, Net                                              (4,256)       (2,392)       (3,159)        2,221
                                                                      ---------------------------------------------------------
   Increase (Decrease) In Units Outstanding                                   (20,128)      (16,669)       (5,532)        1,644
   Accumulation Units At Beginning Of Period                                  178,715        43,653        46,854       107,574
                                                                      ---------------------------------------------------------
   Accumulation Units At End Of Period                                        158,587        26,984        41,322       109,218
                                                                      =========================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF 1.45%
   Accumulation Units For Purchase Payments Received                               (9)            -             -            (1)
   Decrease For Surrendered Contracts                                            (219)            -             -             -
   Increase (Decrease) For Transfers - From (To) Other Divisions Or
     The WNL General Account, Net                                                   -             -             -             -
                                                                      ---------------------------------------------------------
   Increase (Decrease) In Units Outstanding                                      (228)            -             -            (1)
   Accumulation Units At Beginning Of Period                                   11,254             -           151         1,367
                                                                      ---------------------------------------------------------
   Accumulation Units At End Of Period                                         11,026             -           151         1,366
                                                                      =========================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE OF 1.50%
   Accumulation Units For Purchase Payments Received                               (8)            1            (1)           13
   Decrease For Surrendered Contracts                                         (14,301)         (367)         (102)         (532)
   Increase (Decrease) For Transfers - From (To) Other Divisions Or
     The WNL General Account, Net                                                   5           (11)           82          (614)
                                                                      ---------------------------------------------------------
   Increase (Decrease) In Units Outstanding                                   (14,304)         (377)          (21)       (1,133)
   Accumulation Units At Beginning Of Period                                   30,935         5,229         5,545         6,872
                                                                      ---------------------------------------------------------
   Accumulation Units At End Of Period                                         16,631         4,852         5,524         5,739
                                                                      =========================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  UNIT VALUES, NET ASSETS AND CHANGES IN UNITS OUTSTANDING (CONTINUED)


The accumulation units outstanding and analysis of the increase (decrease) in units outstanding as of December 31, 2011.

                                                   VALIC COMPANY I
                                                       SCIENCE      VALIC COMPANY II  VALIC COMPANY II  VALIC COMPANY II
                                                    & TECHNOLOGY        MID CAP        STRATEGIC BOND   HIGH YIELD BOND
                                                        FUND           VALUE FUND           FUND              FUND
                                                   ----------------------------------------------------------------------
                                                    DIVISION 144      DIVISION 145      DIVISION 146      DIVISION 147
                                                   ----------------------------------------------------------------------
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.15%
   Accumulation Units For Purchase Payments
     Received                                                    -                 -                 -                 -
   Decrease For Surrendered Contracts                            -                 -                 -                 -
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                         -                 -                 -                 -
                                                   ---------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                      -                 -                 -                 -
   Accumulation Units At Beginning Of Period                     -                 -                 -                 -
                                                   ---------------------------------------------------------------------
   Accumulation Units At End Of Period                           -                 -                 -                 -
                                                   =====================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.40%                                                                         -                 -                 -
   Accumulation Units For Purchase Payments
     Received                                                   (5)            2,225               256                (8)
   Decrease For Surrendered Contracts                       (5,198)           (3,494)           (3,916)             (615)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                       826              (799)              689                (2)
                                                   ---------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                 (4,377)           (2,068)           (2,971)             (625)
   Accumulation Units At Beginning Of Period                26,176           110,467            36,366             8,992
                                                   ---------------------------------------------------------------------
   Accumulation Units At End Of Period                      21,799           108,399            33,395             8,367
                                                   =====================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.45%
   Accumulation Units For Purchase Payments
     Received                                                   (1)               (1)               (2)                -
   Decrease For Surrendered Contracts                            -                 -                 -                 -
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                         -                 -                10                 -
                                                   ---------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                     (1)               (1)                8
   Accumulation Units At Beginning Of Period                 1,471             2,467             1,582               272
                                                   ---------------------------------------------------------------------
   Accumulation Units At End Of Period                       1,470             2,466             1,590               272
                                                   =====================================================================
CONTRACTS WITH MORTALITY AND EXPENSE RISK CHARGE
  OF 1.50%
   Accumulation Units For Purchase Payments
     Received                                                    6                48                (3)               (1)
   Decrease For Surrendered Contracts                         (272)             (227)              (44)              (43)
   Increase (Decrease) For Transfers - From (To)
     Other Divisions Or The WNL General Account,
     Net                                                        (6)             (410)               91               209
                                                   ---------------------------------------------------------------------
   Increase (Decrease) In Units Outstanding                   (272)             (589)               44               165
   Accumulation Units At Beginning Of Period                 1,124             8,876             2,891             1,324
                                                   ---------------------------------------------------------------------
   Accumulation Units At End Of Period                         852             8,287             2,935             1,489
                                                   =====================================================================

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS

A summary of unit values and units outstanding for the divisions, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios for each of the five years in the period ended December 31, 2011, follows:

                           AT DECEMBER 31                             FOR THE YEAR ENDED DECEMBER 31
                  ------------------------------------------ ---------------------------------------------------
                            UNIT FAIR VALUE                   AVERAGE      INVESTMENT  EXPENSE RATIO TOTAL RETURN
                  UNITS        LOWEST TO       NET ASSETS    NET ASSETS      INCOME      LOWEST TO    LOWEST TO
                  (000S)        HIGHEST          (000S)        (000S)      RATIO /(1)/ HIGHEST /(2)/ HIGHEST /(3)/
---------------------------------------------------          ---------------------------------------------------
JP MORGAN INSURANCE TRUST U.S. EQUITY PORTFOLIO, DIVISION 1
---------------------------------------------------------------------------
2011                241        $  10.22         $  2,460      $  2,841       1.28%         1.15%        -2.99%
2010                301           10.54            3,178         3,278        0.95          1.15         12.27
2009                405            9.39            3,800         3,804        2.90          1.15         32.14
2008                663            7.10            4,709         8,481        1.24          1.15        -35.55
2007              1,113           11.02           12,268        14,954        1.13          1.15          9.17
JP MORGAN INSURANCE TRUST EQUITY INDEX PORTFOLIO, DIVISION 2
---------------------------------------------------------------------------
2011                 70        $   9.77         $    689      $    733       1.74%         1.15%         0.54%
2010                 76            9.72              741           724        2.17          1.15         13.09
2009                 89            8.60              764           734        2.60          1.15         24.98
2008                140            6.88              960         2,141        2.26          1.15        -37.93
2007                299           11.08            3,313         4,394        1.61          1.15          3.88
JP MORGAN INSURANCE TRUST INTREPID GROWTH PORTFOLIO, DIVISION 3
---------------------------------------------------------------------------
2011                368        $   7.39         $  2,720      $  3,177       1.08%         1.15%         0.68%
2010                471            7.34            3,462         3,602        1.04          1.15         14.77
2009                669            6.40            4,280         4,183        0.81          1.15         32.78
2008              1,058            4.82            5,098         9,610        1.06          1.15        -39.92
2007              1,813            8.02           14,542        17,923        0.18          1.15         10.26
JP MORGAN INSURANCE TRUST MID CAP VALUE PORTFOLIO, DIVISION 4 AND 10 /(7)/
---------------------------------------------------------------------------
2011                119        $  20.59         $  2,441      $  2,773       0.00%         1.15%         0.99%
2010                151           20.39            3,079         3,087           -          1.15         22.04
2009                203           16.71            3,399         3,341        2.55          1.15         26.43
2008                328           13.22            4,329         8,042        1.67          1.15        -36.23
2007                563           20.72           11,671        15,358        2.06          1.15         -0.25
JP MORGAN INSURANCE TRUST DIVERSIFIED MID CAP GROWTH PORTFOLIO, DIVISION 5
---------------------------------------------------------------------------
2011                108        $  15.95         $  1,728      $  2,124       0.00%         1.15%        -7.23%
2010                139           17.19            2,383         2,353           -          1.15         24.19
2009                186           13.84            2,569         2,462           -          1.15         41.39
2008                279            9.79            2,732         5,614           -          1.15       - 44.43
2007                488           17.62            8,602        10,137           -          1.15         15.88
JP MORGAN INSURANCE TRUST INTREPID MID CAP PORTFOLIO, DIVISION 6
---------------------------------------------------------------------------
2011                 33        $  17.48         $    574      $    686       0.91%         1.15%        -2.65%
2010                 42           17.96              746           732        1.37          1.15         18.15
2009                 54           15.20              826           765        1.58          1.15         34.10
2008                 78           11.33              889         1,621        0.61          1.15        -39.52
2007                126           18.74            2,368         3,397        0.67          1.15          1.68
JP MORGAN INSURANCE TRUST GOVERNMENT BOND PORTFOLIO, DIVISION 7 (CLOSED) /(6)/
------------------------------------------------------------------------------
2008                673        $  16.46         $ 11,073      $ 14,762       5.65%         1.15%         8.76%
2007              1,158           15.13           17,531        21,744        5.86          1.15          6.25
JP MORGAN INSURANCE TRUST CORE BOND PORTFOLIO, DIVISION 8
---------------------------------------------------------------------------
2011                542        $  18.66         $ 10,116      $ 10,634       5.67%         1.15%         6.22%
2010                633           17.57           11,119        12,420        4.07          1.15          7.98
2009                852           16.27           13,865        13,023        5.15          1.15          8.39
2008                687           15.01           10,307        13,906        5.98          1.15          0.15
2007              1,138           14.99           17,055        21,159        5.46          1.15          5.08
                                                                    37

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS (CONTINUED)

                               AT DECEMBER 31                           FOR THE YEAR ENDED DECEMBER 31
                     -----------------------------------  ----------------------------------------------------------
                             UNIT FAIR VALUE               AVERAGE   INVESTMENT    EXPENSE RATIO      TOTAL RETURN
                     UNITS      LOWEST TO      NET ASSETS NET ASSETS   INCOME        LOWEST TO         LOWEST TO
                     (000S)      HIGHEST         (000S)     (000S)   RATIO /(1)/   HIGHEST /(2)/     HIGHEST /(3)/
-------------------------------------------------------   ----------------------------------------------------------
JP MORGAN INSTITUTIONAL TRUST BALANCED PORTFOLIO, DIVISION 9 /(8)/
---------------------------------------------------------------------
2009                  199   $  11.31            $  2,247   $  2,274    3.99%           1.15%        23.02%
2008                  299       9.19               2,748      4,408     4.00            1.15        -25.18
2007                  482      12.29               5,920      7,617     3.48            1.15          4.91
INVESCO V.I. INTERNATIONAL GROWTH FUND, DIVISION 21
---------------------------------------------------------------------
2011                  114   $  14.17            $  1,616   $  1,950    1.64%           1.15%        -7.81%
2010                  142      15.37               2,185      2,305     2.17            1.15         11.57
2009                  200      13.77               2,758      2,719     1.34            1.15         33.69
2008                  320      10.30               3,301      6,276     0.43            1.15        -41.07
2007                  543      17.48               9,487     11,481     0.34            1.15         13.39
INVESCO VAN KAMPEN V.I. CAPITAL GROWTH PORTFOLIO, DIVISION 22 & 136
---------------------------------------------------------------------
2011                  278   $  10.32 to  21.29  $  4,647   $  5,526    0.00%     1.15%    to 1.50%  -7.58% to   -7.25%
2010                  334      11.13 to  23.01     5,933      5,676        -      1.15    to  1.50   18.05 to    18.47
2009                  420       9.39 to  19.47     6,092      5,369     0.11      1.15    to  1.50   63.58 to    64.16
2008                  596       5.72 to  11.89     5,011      9,852        -      1.15    to  1.50  -49.76 to   -49.58
2007                  888      11.34 to  23.65    14,081     15,739     5.00      1.15    to  1.50   15.20 to    15.61
FRANKLIN SMALL-MID CAP GROWTH SECURITIES, DIVISION 23
---------------------------------------------------------------------
2011                   31   $  12.67            $    395   $    481    0.00%           1.15%        -5.92%
2010                   39      13.47                 529        476        -            1.15         26.16
2009                   46      10.68                 488        446        -            1.15         41.92
2008                   64       7.52                 482      1,090        -            1.15        -43.16
2007                  132      13.24               1,752      2,170        -            1.15          9.96
TEMPLETON DEVELOPING MARKETS SECURITIES FUND, DIVISION 24 & 115
---------------------------------------------------------------------
2011                   34   $  20.80 to  26.57  $    815   $    998    0.97%     1.15%    to 1.50% -17.12% to  -16.82%
2010                   41      25.10 to  32.03     1,157      1,166     1.62      1.15    to  1.50   15.83 to    16.23
2009                   54      21.67 to  27.63     1,287      1,047     4.86      1.15    to  1.50   70.01 to    70.61
2008                   66      12.73 to  16.23       930      1,804    11.28      1.15    to  1.50  -52.26 to   -52.09
2007                   93      26.58 to  33.97     2,698      3,033     2.32      1.15    to  1.50   26.85 to    27.30
OPPENHEIMER HIGH INCOME FUND/VA, DIVISION 25 & 114
---------------------------------------------------------------------
2011                  158   $   3.69 to   3.77  $    593   $    687    9.48%     1.15%    to 1.50%  -3.80% to   -3.46%
2010                  191       3.83 to   3.92       745        746     6.19      1.15    to  1.50   13.09 to    13.49
2009                  219       3.39 to   3.46       754        728        -      1.15    to  1.50   23.44 to    23.88
2008                  303       2.75 to   2.80       842      4,539     8.43      1.15    to  1.50  -78.99 to   -78.92
2007                  525      13.07 to  13.31     6,913      9,458     7.91      1.15    to  1.50   -1.61 to    -1.26

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS (CONTINUED)

                     AT DECEMBER 31                               FOR THE YEAR ENDED DECEMBER 31
           ----------------------------------------  ---------------------------------------------------------------
                  UNIT FAIR VALUE LOWEST              AVERAGE   INVESTMENT                            TOTAL RETURN
           UNITS         TO               NET ASSETS NET ASSETS   INCOME    EXPENSE RATIO LOWEST TO     LOWEST TO
           (000S)      HIGHEST              (000S)     (000S)   RATIO /(1)/   HIGHEST /(2)/           HIGHEST /(3)/
----------------------------------------------       ---------------------------------------------------------------
VALIC COMPANY I MONEY MARKET FUND, DIVISION 26 & 132
----------------------------------------------------------------
2011         345  $  11.43   to    12.82   $  4,321   $  4,820    0.01%     1.15%      to   1.50%    -1.48% to  -1.14%
2010         417     11.60   to    13.00      5,269      4,407     0.01      1.15      to    1.50     -1.48 to   -1.13
2009         104     11.78   to    13.18      1,332      1,456     0.31      1.15      to    1.50     -1.20 to   -0.85
2008         110     11.89   to    13.33      1,423      2,160     2.32      1.15      to    1.50      0.69 to    1.05
2007         201     11.76   to    13.22      2,535      2,816     4.60      1.15      to    1.50      3.12 to    3.49
VAN KAMPEN LIT ENTERPRISE PORTFOLIO, DIVISION 27 (CLOSED) /(6)/
----------------------------------------------------------------
2008          58  $   5.10                 $    294   $    591    1.17%             1.15%           -43.61%
2007          96      9.04                      867      1,049     0.47              1.15             11.38
PUTNAM VT GLOBAL EQUITY FUND, DIVISION 29 & 149
----------------------------------------------------------------
2011          16  $   6.65   to     9.18   $    107   $    124    1.91%     1.15%      to   1.50%    -6.37% to  -6.04%
2010          16      7.10   to     9.77        123        120     1.96      1.15      to    1.50      8.19 to    8.57
2009          18      6.57   to     9.00        127        122        -      1.15      to    1.50     28.03 to   28.48
2008          23      5.13   to     7.00        129        343     3.10      1.15      to    1.50    -46.17 to  -45.98
2007          57      9.53   to    12.96        579        635     2.05      1.15      to    1.50      7.38 to    7.76
INVESCO V.I. CORE EQUITY FUND, DIVISION 30 /(5)/
----------------------------------------------------------------
2011         268  $  10.89                 $  2,920   $  3,474    0.91%             1.15%            -1.21%
2010         346     11.03                    3,813      4,060     0.92              1.15              8.30
2009         468     10.18                    4,765      4,812     1.62              1.15             26.82
2008         753      8.03                    6,043     10,619     1.70              1.15            -30.95
2007       1,275     11.63                   14,824     18,572     0.92              1.15              6.87
OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA, DIVISION
  111
----------------------------------------------------------------
2011         306  $  10.39   to    11.75   $  3,434   $  3,736    0.88%     1.40%      to   1.50%    -1.51% to  -1.41%
2010         360     10.55   to    11.92      4,098      3,973     1.07      1.40      to    1.50     14.37 to   14.48
2009         392      9.22   to    10.42      3,899      3,562     2.04      1.40      to    1.50     26.36 to   26.49
2008         485      7.30   to     8.24      3,806      6,374     1.66      1.40      to    1.50    -39.40 to  -39.33
2007         679     12.04   to    13.59      8,800     10,467     1.06      1.40      to    1.50      2.85 to    2.95
OPPENHEIMER CAPITAL APPRECIATION FUND/VA, DIVISION 112
----------------------------------------------------------------
2011         188  $  11.42   to    12.37   $  2,299   $  2,521    0.37%     1.40%      to   1.50%    -2.63% to  -2.53%
2010         210     11.72   to    12.70      2,637      2,621     0.18      1.40      to    1.50      7.78 to    7.89
2009         252     10.87   to    11.79      2,929      2,693     0.34      1.40      to    1.50     42.35 to   42.50
2008         317      7.63   to     8.28      2,588      4,737     0.16      1.40      to    1.50    -46.34 to  -46.28
2007         438     14.22   to    15.43      6,657      7,164     0.23      1.40      to    1.50     12.43 to   12.54
OPPENHEIMER MAIN STREET SMALL CAP FUND/VA, DIVISION 113
----------------------------------------------------------------
2011          51  $  18.41   to    20.63   $  1,030   $  1,080    0.00%     1.40%      to   1.50%    -3.68% to  -3.58%
2010          53     19.11   to    21.40      1,102      1,051        -      1.40      to    1.50     21.56 to   21.68
2009          62     15.72   to    17.58      1,069      1,017     1.04      1.40      to    1.50     35.14 to   35.27
2008          87     11.63   to    13.00      1,104      1,954     0.58      1.40      to    1.50    -38.77 to  -38.70
2007         135     19.00   to    21.21      2,810      3,601     0.34      1.40      to    1.50     -2.70 to   -2.60

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS (CONTINUED)

                     AT DECEMBER 31                            FOR THE YEAR ENDED DECEMBER 31
            -------------------------------------  --------------------------------------------------------
                     UNIT FAIR VALUE       NET      AVERAGE    INVESTMENT  EXPENSE RATIO      TOTAL RETURN
            UNITS       LOWEST TO         ASSETS   NET ASSETS    INCOME      LOWEST TO         LOWEST TO
            (000S)       HIGHEST          (000S)     (000S)    RATIO /(1)/ HIGHEST /(2)/     HIGHEST /(3)/
--------------------------------------------       --------------------------------------------------------
TEMPLETON FOREIGN SECURITIES FUND, DIVISION 116
---------------------------------------------------------------
2011          36    $  12.60  to   13.40  $   476   $   555      1.72%     1.40% to  1.50% -11.97% to  -11.88%
2010          38       14.31  to   15.22      577       568       1.92      1.40 to   1.50    6.78 to     6.89
2009          44       13.40  to   14.24      617       542       3.44      1.40 to   1.50   34.99 to    35.12
2008          51        9.93  to   10.55      535     1,089       2.77      1.40 to   1.50  -41.11 to   -41.05
2007          93       16.86  to   17.90    1,652     1,809       1.93      1.40 to   1.50   13.72 to    13.83
INVESCO V.I. CAPITAL APPREICATION FUND, DIVISION 117
---------------------------------------------------------------
2011         103    $   8.05  to    9.18  $   907   $ 1,080      0.14%     1.40% to  1.50%  -9.29% to   -9.20%
2010         127        8.87  to   10.11    1,228     1,231       0.73      1.40 to   1.50   13.76 to    13.87
2009         157        7.80  to    8.88    1,344     1,256       0.62      1.40 to   1.50   19.26 to    19.38
2008         191        6.54  to    7.44    1,373     2,317          -      1.40 to   1.50  -43.36 to   -43.30
2007         262       11.54  to   13.11    3,314     3,704          -      1.40 to   1.50   10.33 to    10.44
INVESCO V.I. DIVERSIFIED INCOME FUND, DIVISION 118
---------------------------------------------------------------
2011          51    $  11.90  to   12.09  $   604   $   636      5.08%     1.40% to  1.50%   5.42% to    5.53%
2010          58       11.28  to   11.47      652       648       5.93      1.40 to   1.50    8.40 to     8.51
2009          60       10.41  to   10.57      625       640      10.02      1.40 to   1.50    9.41 to     9.52
2008          74        9.51  to    9.66      702     1,133       6.61      1.40 to   1.50  -17.00 to   -16.91
2007         127       11.46  to   11.63    1,459     1,835       6.11      1.40 to   1.50    0.19 to     0.29
VALIC COMPANY I STOCK INDEX, DIVISION 133
---------------------------------------------------------------
2011         219    $  10.28  to   18.59  $ 3,819   $ 4,153       1.58%    1.40% to  1.50%   0.30% to    0.40%
2010         250       10.25  to   18.51    4,367     4,248       1.60      1.40 to   1.50   12.98 to    13.09
2009         290        9.07  to   16.37    4,435     3,923       2.39      1.40 to   1.50   24.27 to    24.39
2008         340        7.30  to   13.16    4,119     6,572       1.97      1.40 to   1.50  -38.15 to   -38.09
2007         457       11.80  to   21.25    8,993    10,360       1.38      1.40 to   1.50    3.54 to     3.65
VALIC COMPANY I GROWTH & INCOME FUND, DIVISION 134
---------------------------------------------------------------
2011         214    $   8.70  to   13.47  $ 2,777   $ 3,094       0.74%    1.40% to  1.50%  -5.78% to   -5.68%
2010         237        9.24  to   14.28    3,263     3,300       1.18      1.40 to   1.50   10.58 to    10.69
2009         288        8.35  to   12.90    3,599     3,317       2.37      1.40 to   1.50   19.99 to    20.11
2008         345        6.96  to   10.74    3,582     5,428       1.79      1.40 to   1.50  -37.70 to   -37.64
2007         418       11.17  to   17.22    6,958     7,885       1.13      1.40 to   1.50    5.43 to     5.54
VALIC COMPANY I INTERNATIONAL EQUITIES FUND, DIVISION 135
---------------------------------------------------------------
2011          79    $   8.26  to   10.84  $   840   $   986       2.70%    1.40% to  1.50% -14.40% to  -14.32%
2010          86        9.66  to   12.65    1,062     1,073       2.28      1.40 to   1.50    6.84 to     6.95
2009         103        9.04  to   11.83    1,196     1,066       2.67      1.40 to   1.50   27.66 to    27.78
2008         122        7.08  to    9.26    1,106     2,013       2.54      1.40 to   1.50  -44.25 to   -44.19
2007         183       12.70  to   16.59    2,898     3,229       2.12      1.40 to   1.50    7.13 to     7.24
VALIC COMPANY I GOVERNMENT SECURITIES FUND, DIVISION 138
---------------------------------------------------------------
2011         186    $  16.60  to   18.78  $ 3,459   $ 3,646       1.98%    1.40% to  1.50%   8.14% to    8.25%
2010         221       15.35  to   17.35    3,768     4,035       2.87      1.40 to   1.50    2.40 to     2.51
2009         249       14.99  to   16.92    4,152     4,720       3.31      1.40 to   1.50   -5.23 to    -5.13
2008         344       15.81  to   17.84    6,040     6,699       2.01      1.40 to   1.50    8.11 to     8.22
2007         455       14.63  to   16.48    7,382     7,859       4.02      1.40 to   1.50    6.05 to     6.15
PIMCO ADVISORS VIT OPCAP MANAGED PORTFOLIO, DIVISION 139 /(4)/
---------------------------------------------------------------
2009         428    $  10.43  to   17.18  $ 7,157   $ 6,715       2.42%    1.40% to  1.50%  22.83% to   22.96%
2008         496        8.49  to   13.98    6,739     9,759       3.18      1.40 to   1.50  -30.82 to   -30.75
2007         656       12.28  to   20.18   12,581    14,391       2.19      1.40 to   1.50    1.50 to     1.60

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS (CONTINUED)

                    AT DECEMBER 31                       FOR THE YEAR ENDED DECEMBER 31
            -------------------------------  -------------------------------------------------------------
                    UNIT FAIR VALUE    NET    AVERAGE   INVESTMENT                           TOTAL RETURN
            UNITS      LOWEST TO      ASSETS NET ASSETS   INCOME    EXPENSE RATIO LOWEST      LOWEST TO
            (000S)      HIGHEST       (000S)   (000S)   RATIO /(1)/ TO HIGHEST /(2)/        HIGHEST /(3)/
-------------------------------------        -------------------------------------------------------------
JANUS ASPEN PORTFOLIO, DIVISION 141
--------------------------------------------------------
2011          32   $   6.72 to   6.79 $  216   $  282     0.42%     1.40%   to    1.50%    -6.95% to   -6.86%
2010          49       7.22 to   7.29    356      361      0.36      1.40   to     1.50     12.55 to    12.66
2009          59       6.41 to   6.47    378      351      0.37      1.40   to     1.50     33.98 to    34.11
2008          85       4.79 to   4.83    406      784      0.56      1.40   to     1.50    -40.77 to   -40.71
2007         138       8.08 to   8.14  1,113    1,117      0.57      1.40   to     1.50     13.07 to    13.18
JANUS ASPEN OVERSEAS PORTFOLIO, DIVISION 142
--------------------------------------------------------
2011          47   $  12.87 to  13.01 $  611   $  849     0.38%     1.40%   to    1.50%   -33.35% to  -33.28%
2010          52      19.30 to  19.50  1,024      891      0.57      1.40   to     1.50     23.15 to    23.27
2009          44      15.68 to  15.82    702      560      0.41      1.40   to     1.50     76.39 to    76.57
2008          47       8.89 to   8.96    422      850      2.73      1.40   to     1.50    -52.95 to   -52.90
2007          59      18.89 to  19.02  1,138    1,118      0.43      1.40   to     1.50     26.09 to    26.22
MFS VIT CORE EQUITY SERIES, DIVISION 143
--------------------------------------------------------
2011         116   $   7.49 to   7.58 $  881   $  894     0.98%     1.40%   to    1.50%    -2.50% to   -2.40%
2010         115       7.68 to   7.76    898      697      1.28      1.40   to     1.50     15.46 to    15.57
2009          32       6.65 to   6.72    220      198      1.80      1.40   to     1.50     30.45 to    30.58
2008          42       5.10 to   5.14    216      421      0.84      1.40   to     1.50    -40.07 to   -40.01
2007          70       8.51 to   8.57    606      652      0.35      1.40   to     1.50      9.47 to     9.58
VALIC COMPANY I SCIENCE & TECHNOLOGY FUND, DIVISION 144
--------------------------------------------------------
2011          24   $   4.90 to   4.96 $  120   $  145     0.00%     1.40%   to    1.50%    -7.40% to   -7.30%
2010          29       5.29 to   5.35    154      154         -      1.40   to     1.50     20.26 to    20.38
2009          35       4.40 to   4.44    157      150      0.10      1.40   to     1.50     63.03 to    63.20
2008          49       2.70 to   2.72    132      317         -      1.40   to     1.50    -46.80 to   -46.75
2007         101       5.08 to   5.11    514      512         -      1.40   to     1.50     15.92 to    16.04
VALIC COMPANY II MID CAP VALUE FUND, DIVISION 145
--------------------------------------------------------
2011         119   $  15.68 to  15.86 $1,888   $2,058     0.46%     1.40%   to    1.50%   -10.15% to  -10.06%
2010         122      17.45 to  17.63  2,146    1,863      0.72      1.40   to     1.50     20.38 to    20.50
2009         101      14.50 to  14.63  1,474    1,268      1.23      1.40   to     1.50     34.72 to    34.86
2008         116      10.76 to  10.85  1,257    2,006      0.38      1.40   to     1.50    -39.62 to   -39.55
2007         160      17.82 to  17.95  2,868    3,302      0.42      1.40   to     1.50      1.25 to     1.35
VALIC COMPANY II STRATEGIC BOND FUND, DIVISION 146
--------------------------------------------------------
2011          38   $  19.66 to  19.88 $  753   $  776     5.11%     1.40%   to    1.50%     2.77% to    2.87%
2010          41      19.13 to  19.33    789      800      5.11      1.40   to     1.50      9.33 to     9.44
2009          48      17.50 to  17.66    846      731      5.52      1.40   to     1.50     24.11 to    24.24
2008          40      14.10 to  14.21    572      841      6.24      1.40   to     1.50    -15.48 to   -15.40
2007          61      16.68 to  16.80  1,017    1,149      3.82      1.40   to     1.50      2.58 to     2.68
VALIC COMPANY II HIGH YIELD BOND FUND, DIVISION 147
--------------------------------------------------------
2011          10   $  18.25 to  18.45 $  187   $  191     7.07%     1.40%   to    1.50%     2.85% to    2.95%
2010          10      17.74 to  17.92    190      209      6.80      1.40   to     1.50     11.82 to    11.93
2009          13      15.87 to  16.01    215      172     10.39      1.40   to     1.50     41.35 to    41.49
2008          10      11.22 to  11.32    114      286      4.81      1.40   to     1.50    -32.33 to   -32.26
2007          36      16.59 to  16.71    605      671      4.94      1.40   to     1.50     -0.06 to     0.04

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FINANCIAL HIGHLIGHTS (CONTINUED)

               AT DECEMBER 31                                FOR THE YEAR ENDED DECEMBER 31
        ---------------------------------------  -----------------------------------------------------------------
                 UNIT FAIR VALUE         NET      AVERAGE    INVESTMENT                              TOTAL RETURN
        UNITS       LOWEST TO           ASSETS   NET ASSETS    INCOME    EXPENSE RATIO                LOWEST TO
        (000S)       HIGHEST            (000S)     (000S)    RATIO /(1)/ LOWEST TO HIGHEST /(2)/    HIGHEST /(3)/
-----------------------------------------------  -----------------------------------------------------------------

PUTNAM VT DISCOVERY GROWTH FUND, DIVISION 148 (CLOSED) /(6)/
-------------------------------------------------------------
2008      57     $  3.84   to    3.88   $  222     $  399        -       1.40%    to     1.50%    -44.15% to  -44.09%
2007      83        6.88   to    6.93      574        598        -        1.40    to      1.50       8.66 to     8.76

/(1)/ These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense risk charges, that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the division invests.

/(2)/ These amounts represent the annualized contract expenses of the separate account, consisting primarily of administrative and mortality and expense risk charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

/(3)/ These amounts represent the total return for periods indicated, including changes in the value of the underlying fund, which includes expenses assessed through the reduction of unit values. The ratio does not include any expenses assessed through the redemption of units. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.

/(4)/ Fund closed on April 3, 2010.

/(5)/ The Invesco V.I. Premier Equity Fund was merged with Invesco V.I. Core Equity Fund as of May 1, 2006.

/(6)/ Fund closed on April 24, 2009.

/(7)/ Division 4 merged into Division 10 on April 24, 2009.

/(8)/ Fund closed on April 23, 2010.

                           A. G. SEPARATE ACCOUNT A
                                      OF
                    WESTERN NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. OTHER MATTERS

The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                                ELITEPLUS BONUS
                                    PART C
                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements.

       The following financial statements are incorporated by reference or included herein, as indicated below, to thei Registration Statement:

       (1) Audited Financial Statements of AG Separate Account A of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are included in Part B of the registration statement.

       (2) Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.

       (3) Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.

       (4)  Audited Statutory Financial Statements of American General
            Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

       (5) Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on
            January 2, 2013.

       (6) Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No.11 to Form N-4 Registration Statement (File No. 333-157199) of Variable Separate Account filed on April 26, 2012.

       (7) Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6
            Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

       (8) Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.

       (9) Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.

(b)  Exhibits

      (1)(a) American General Annuity Insurance Company Board of Directors resolution, authorizing the establishment of A. G. Separate
                 Account A. (1)

      (1)(b)     Section 5, the "Governing Law and Name of Surviving
                 Corporation" of the Agreement and Plan of Merger. (2)

      (2)        None.

      (3)        Principal Underwriter's Agreement. (3)

      (4)(i)     Individual Fixed and Variable Deferred Annuity Contract. (3)

      (4)(ii)    Annual Step-Up Death Benefit. (3)

      (4)(iii)   Persistency Bonus Endorsement. (4)

      (4)(iv)    Guaranteed Minimum Income Benefit Rider. (5)

      (4)(v)     Gain Preservation Death Benefit Rider. (5)

      (4)(vi)    Extended Care Waiver Endorsement. (5)

      (4)(vii)   MarketValue Adjustment Endorsement. (5)

      (4)(viii)  Tax Sheltered Annuity Endorsement. (5)

      (5)(i)     Application Form. (6)

      (5)(ii)    Investor Allocation Form. (6)

      (5)(iii) Specimen form of Merger Endorsement for owners and participants residing in Texas. (2)

      (6)        Corporate Documents

      (6) (a) By-Laws of American General Life Insurance Company, restated as of June 8, 2005. (7)

      (6)(b)     Amended and Restated Articles of Incorporation of American
                 General Life Insurance Company, effective December 31, 1991.
                 (8)

      (6)(c)     Amendment to the Amended and Restated Articles of
                 Incorporation of American General Life Insurance Company, effective July 13, 1995. (9)

      (7) (a)    Unconditional Capital Maintenance Agreement between American
                 International Group, Inc. and American General Life Insurance
                 Company. (10)

      (7)(b) Specimen form of Agreement and Plan of Merger, including the Articles of Incorporation of American General Life Insurance
                 Company as the Surviving Corporation. (2)

      (8)(a)(i)  Participation Agreement by and among A I M Variable Insurance
                 Funds, Inc., A I M Distributors, Inc., American General
                 Annuity Insurance Company and AGA Brokerage Services, Inc.
                 dated November 23, 1998. (11)

     (8)(a)(ii)   Form of Administrative Services Agreement between American
                  General Annuity Insurance Company and A I M Advisors, Inc.
                  (12)

     (8)(a)(iii)  Form of Amendment No. 1 to Participation Agreement between
                  A I M Variable Insurance Funds, Inc., A I M Distributors,
                  Inc., American General Annuity Insurance Company and AG
                  Distributors, Inc. (formerly known as AGA Brokerage
                  Services, Inc.). (11)

     (8)(a)(iv)   Form of Amendment No. 2 to Participation Agreement between
                  A I M Variable Insurance Funds, Inc., A I M Distributors,
                  Inc., American General Annuity Insurance Company and
                  American General Distributors, Inc. (formerly known as AG
                  Distributors, Inc. and AGA Brokerage Services, Inc.). (13)

     (8)(b)(i)    Participation Agreement between Oppenheimer Variable
                  Account Funds, OppenheimerFunds, Inc. and American General
                  Annuity Insurance Company. (3)

     (8)(b)(ii)   First Amendment to Participation Agreement among
                  Oppenheimer Variable Account Funds, OppenheimerFunds, Inc.
                  and American General Annuity Insurance Company. (3)

     (8)(b)(iii)  Form of Administrative Services Agreement between American
                  General Annuity Insurance Company and OppenheimerFunds,
                  Inc. (12)

     (8)(c)(i)    Form of Participation Agreement between Franklin Templeton
                  Variable Insurance Products Trust, Franklin Templeton
                  Distributors, Inc. and American General Annuity Insurance
                  Company, dated May 1, 2000. (14)

     (8)(c)(ii)   Form of Administrative Services Agreement between American
                  General Annuity Insurance Company and Franklin Templeton
                  Services, Inc. (12)

     (8)(c)(iii)  Form of First Amendment to Administrative Services
                  Agreement between American General Annuity Insurance
                  Company and Franklin Templeton Services, Inc. (13)

     (8)(d)(i)    Participation Agreement between American General Annuity
                  Insurance Company, Van Kampen Life Investment Trust, Van
                  Kampen Funds Inc. and Van Kampen Asset Management Inc.
                  dated November 23, 1998. (11)

     (8)(d)(ii)   Form of Amendment No. 1 to Participation Agreement between
                  American General Annuity Insurance Company, Van Kampen Life
                  Investment Trust, Van Kampen Funds Inc. and Van Kampen
                  Asset Management Inc. (11)

     (8)(d)(iii)  Form of Administrative Services Agreement between American
                  General Annuity Insurance Company and Van Kampen Asset
                  Management Inc. (12)

     (8)(e)(i)    Form of Participation Agreement between American General
                  Annuity Insurance Company, VALIC Company I, formerly known as American General Series Portfolio Company and The
                  Variable Annuity Life Insurance Company. (11)

     (8)(e)(ii)   Form of Amendment No. 1 to Participation Agreement between
                  American General Annuity Insurance Company, VALIC Company
                  I, formerly known as American General Series Portfolio
                  Company and The Variable Annuity Life Insurance Company dated August 6, 2010. (6)

     (8)(f)       Form of Participation Agreement among American General
                  Annuity Insurance Company, OpCap Advisors and OCC
                  Accumulation Trust. (14)

      (8)(g)       Form of Participation Agreement among MFS Variable
                   Insurance Trust, American General Annuity Insurance Company and Massachusetts Financial Services Company, dated
                   November 15, 2000. (6)

      (8)(h)       Form of Participation Agreement among Putnam Variable
                   Trust, Putnam Mutual Funds, Corp. and American General
                   Annuity Insurance Company, dated November 15, 2000. (6)

      (8)(i)(i) Form of Distribution and Shareholder Services Agreement by and between Janus Distributors, Inc. and American General
                   Annuity Insurance Company, dated October 2, 2000. (6)

      (8)(i)(ii)   Form of Fund Participation Agreement between Janus Aspen
                   Series, Janus Distributors, Inc. and American General
                   Annuity Insurance Company, dated October 2, 2000. (6)

      (8)(i)(iii) Form of amendment to Fund Participation Agreement by and between Janus Aspen Series, Janus Distribuors, LLc and
                   American General Life Insurance Company dated January 1,
                   2013. (File herewith)

      (8)(i)(iv)   Form of Amendment to Distribution and Shareholder Services
                   Agreement by and between Janus Distributors, dated
                   January 1, 2012. (Filed herewith)

      (8)(j)       Form of Participation Agreement among Western National Life
                   Insurance Company, The Variable Annuity Life Insurance
                   Company, VALIC Company II and American General Distribuors,
                   Inc., dated May 12, 2010. (Filed herewith)

      (8)(k) Form of Consents to Assignment of the Fund Participation and Other Agreements (Filed herewith)

      (9)(a) Opinion of Counsel and Consent of Depositor. (Filed herewith)

      (10)         Consents (Filed herewith)

      (11)         None.
      (12)         None.
      (13)         Calculation of standard and nonstandard Performance
                   Information. (15)
      (14)         Powers of Attorney (N/A)

---------------------

(1) Incorporated by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 033-39171) of Variable Account I of AIG Life Insurance Company filed on October 27, 1998.

(2) Incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

(3) Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 29, 1999, accession number 0000950129-99-001838.

(4) Incorporated by reference to Post-Effective Amendment No. 3 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on March 2, 1998, accession number 0000928389-98-000039.

(5) Incorporated by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on June 5, 2001, accession number 0000950129-01-501192.

(6) Incorporated by reference to Post-Effective Amendment No. 10 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on November 3, 2000, accession number 0000950129-00-005239.

(7) Incorporated by reference to Post-Effective Amendment No. 11 to Form N-6 Registration Statement (File No. 333-43264) of American General Life Insurance Company Separate Account VL-R filed on August 12, 2005.

(8) Incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 033-43390) of American General Life Insurance Company Separate Account D filed on October 16, 1991.

(9) Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement (File No. 333-53909) of American General Life Insurance Company Separate Account VL-R filed on August 19, 1998.

(10) Incorporated by reference to Post-Effective Amendment No. 3 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on May 2, 2011.

(11) Incorporated by reference to Pre-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-70801) of AG Separate Account A filed on July 16, 1999, accession number 0000950129-99-003204

(12) Incorporated by reference to Post-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-70801) of AG Separate Account A filed on April 18, 2000, accession number 0000950129-00-001880.

(13) Incorporated by reference to Pre-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-67605) of AG Separate Account A filed on June 29, 2000, accession number 0000950129-00-003490.

(14) Incorporated by reference to Post-Effective Amendment No. 8 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on December 22, 1999, accession number 0000950129-99-005515.

(15) Incorporated by reference to Post-Effective Amendment No. 6 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on September 29, 1998, accession number 0000950129-98-004072.

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------

       James A. Mallon                 Director, Acting Chairman, President and Chief Executive Officer
       Robert M. Beuerlein (9)         Director, Senior Vice President and Chief and Appointed Actuary
       Jeffrey H. Carlson (9)          Director and Executive Vice President
       Don W. Cummings                 Director and Senior Vice President
       Mary Jane B. Fortin             Director, Executive Vice President and Chief Financial Officer
       Kyle L. Jennings (10)           Director, Executive Vice President, General Counsel and Secretary
       Curtis W. Olson (1)             President - Benefit Solutions
       John B. Deremo                  Executive Vice President
       Steven D. Anderson              Senior Vice President
       Erik A. Baden (10)              Senior Vice President

       Wayne A. Barnard                  Senior Vice President and Illustration Actuary
       David Butterfield (1)             Senior Vice President
       Terry B. Festervand (9)           Senior Vice President and Treasurer
       Brad J. Gabel (4)                 Senior Vice President, Chief Underwriter
       John Gatesman                     Senior Vice President
       David S. Jorgensen                Senior Vice President
       Terry Keiper (12)                 Senior Vice President
       Glen D. Keller (9)                Senior Vice President
       Stephen Kennedy (9)               Senior Vice President
       Frank A. Kophamel (9)             Senior Vice President
       Simon J. Leech (9)                Senior Vice President
       Edmund D. McClure (9)             Senior Vice President
       Richard D. McFarland (9)          Senior Vice President
       Laura E. Milazzo (9)              Senior Vice President
       Larry Nisenson                    Senior Vice President
       John W. Penko (2)                 Senior Vice President
       Rodney E. Rishel (10)             Senior Vice President
       Sharon K. Roberson (12)           Senior Vice President
       Dale W. Sachtleben (3)            Senior Vice President
       Stephen J. Stone (13)             Senior Vice President
       Carol B. Whaley (1)               Senior Vice President
       Chris N. Aiken (9)                Vice President
       Chris Ayers (9)                   Vice President
       Joan M. Bartel                    Vice President
       Robert Beauchamp                  Vice President
       Michael B. Boesen                 Vice President
       Laura J. Borowski (4)             Vice President
       David R. Brady (11)               Vice President
       Dan Chamberlain (9)               Vice President
       Mark E. Childs (9)                Vice President
       Robert M. Cicchi (9)              Vice President
       Lawrence C. Cox                   Vice President
       Timothy M. Donovan                Vice President
       Jay Drucker                       Vice President
       Farideh N. Farrokhi (9)           Vice President and Assistant Secretary
       Royce Fithen (6)                  Vice President
       Frederick J. Garland, Jr.         Vice President
       Manda Ghaferi (7)                 Vice President
       Liza Glass (9)                    Vice President
       Leo W. Grace                      Vice President and Assistant Secretary
       Richard L. Gravette (9)           Vice President and Assistant Treasurer
       Lori S. Guadagno (5)              Vice President
       Daniel J. Gutenberger (9)         Vice President and Medical Director
       Joel H. Hammer (8)                Vice President
       D. Leigh Harrington (9)           Vice President
       Tracey Harris (10)                Vice President
       Michael Harrison                  Vice President
       Julie Cotton Hearne (10)          Vice President and Assistant Secretary
       Tim Heslin                        Vice President
       Keith C. Honig (7)                Vice President
       Stephen Howard (2)                Vice President
       S. Caitlin Irby (9)               Vice President
       Walter P. Irby                    Vice President
       Sharla A. Jackson (6)             Vice President
       Wesley E. Jarvis (1)              Vice President
       Debra H. Kile (9)                 Vice President and Medical Director

       Michael J. Krugel (4)             Vice President
       Kenneth R. Kiefer (6)             Vice President
       Mel McFall (9)                    Vice President
       Lochlan O. McNew                  Vice President and Investment Officer
       Gwendolyn J. Mallett (9)          Vice President
       W. Larry Mask                     Vice President, Real Estate Investment Officer and Assistant Secretary
       Beverly Meyer (4)                 Vice President
       Candace A. Michael (9)            Vice President
       Michael R. Murphy (4)             Vice President
       David Napoli                      Vice President
       Deanna D. Osmonson (1)            Vice President
       Cathy A. Percival (9)             Vice President and Medical Director
       Carin M. Phelan                   Vice President
       Glenn H. Plotkin (4)              Vice President
       Debbie Runge                      Vice President, Human Resources
       Jeanise L. Ryser                  Vice President
       Michael Sibley (2)                Vice President
       T. Clay Spires (9)                Vice President and Tax Officer
       Gregory R. Thornton (3)           Vice President
       Cynthia Wieties                   Vice President
       Jeffrey L. Winkelmann (4)         Vice President
       William P. Hayes (10)             Chief Compliance Officer
       Debra L. Herzog (10)              Assistant Secretary

     (1)  3600 Route 66, Neptune, NJ 07753
     (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231
     (3)  3051 Hollis Drive, Springfield, IL 62704
     (4)  1200 N. Mayfair Road, Milwaukee, WI 53226
     (5)  599 Lexington Avenue, New York, N 10022
     (6)  205 E. 10th Avenue, Amarillo, TX 79101
     (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067
     (8)  32 Old Slip, New York, NY 10005
     (9)  2727-A Allen Parkway, Houston, TX 77019
     (10) 2919 Allen Parkway, Houston, TX 77019
     (11) 200 Liberty Street, New York, NY 10281
     (12) 200 American General Way, Brentwood, TN 37027
     (13) 21650 Oxnard Street, Woodland Hills, CA 91367

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor is an indirect wholly-owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC file Number 001-08787, accession number 0001047469-12-001369, filed
February 23, 2012. Exhibit 21 is incorporated herein by reference.

ITEM 27. NUMBER OF CONTRACT OWNERS

As of November 30, 2012, there were 1,308 contract owners of which 865 were qualified contracts offered by this Registration Statement and 443 owned non-qualified contracts offered by this Registration Statement.

ITEM 28. INDEMNIFICATION

Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

AMERICAN GENERAL LIFE INSURANCE COMPANY

To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ITEM 29. PRINCIPAL UNDERWRITERS

       (a) Registrant's principal underwriter, American General Distributors, Inc., also acts as principal underwriter for affiliated entities of American General Life Insurance Company.

       (b) The directors and principal officers of the principal underwriter are shown below. Unless otherwise indicated, the principal business address of each individual listed below is 2929 Allen Parkway, Houston, Texas 77019:

             NAME AND PRINCIPAL              POSITION AND OFFICES WITH UNDERWRITER
             BUSINESS ADDRESS                AMERICANGENERAL DISTRIBUTORS, INC.

             Kurt W. Bernlohr                Director, Chief Executive Officer and President
             Jim Coppedge                    Director and Secretary
             David H. den Boer               Director and Senior Vice President
             Thomas G. Norwood               Executive Vice President
             Tom Ward                        Vice President
             Krien VerBerkmoes               Chief Compliance Officer
             John Reiner                     Chief Financial Officer and Treasurer
             Daniel R. Cricks                Tax Officer
             Robert C. Bauman                Assistant Vice President
             Paul Hoepfl                     Assistant Treasurer
             Louis V. McNeal                 Assistant Treasurer
             Linda L. Pinney                 Assistant Treasurer
             Debra L. Herzog                 Assistant Secretary
             Paula G. Payne                  Assistant Secretary

ITEM 30. LOCATION OF RECORDS

All records referenced under Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained and are in the custody of American General Life Insurance Company at its principal executive office located at 2929 Allen Parkway, Houston, Texas 77019.

ITEM 31. MANAGEMENT SERVICES

Not Applicable.

ITEM 32. UNDERTAKINGS

       a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen (16) months old for so long as payments under the variable annuity contracts may be accepted.

       b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

       c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

       d. American General Life Insurance Company, hereby represents that the fees and charges deducted under the Contract described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(E)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940

American General Life Insurance Company hereby represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                              POWERS OF ATTORNEY

   Each person whose signature appears below hereby appoints Don W. Cummings, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Separate Account I of American General Life Insurance Company, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.


                   AG SEPARATE ACCOUNT A OF AMERICAN GENERAL LIFE
                   INSURANCE COMPANY
                   (Registrant)

              BY:  AMERICAN GENERAL LIFE INSURANCE COMPANY
                   (On behalf of the Registrant
                   and itself)

              BY:  MARY JANE B. FORTIN
                   ----------------------------------------------
                   MARY JANE B. FORTIN
                   EXECUTIVE VICE PRESIDENT
                     AND CHIEF FINANCIAL OFFICER

                                    AGL - 1

   As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.

Signature                                              Title                        Date
---------                                              -----                        ----
JAMES A. MALLON                        Director, Acting Chairman, President   December 28, 2012
---------------------------------------And Chief Executive Officer
JAMES A. MALLON

MARY JANE B. FORTIN                    Director, Executive Vice President     December 28, 2012
---------------------------------------And Chief Financial Officer
MARY JANE B. FORTIN

DON W. CUMMINGS                        Director, Senior Vice President        December 28, 2012
---------------------------------------
DON W. CUMMINGS

ROBERT M. BEUERLEIN                    Director                               December 28, 2012
---------------------------------------
ROBERT M. BEUERLEIN

JEFFREY H. CARLSON                     Director                               December 28, 2012
---------------------------------------
JEFFREY H. CARLSON

KYLE L. JENNINGS                       Director                               December 28, 2012
---------------------------------------
KYLE L. JENNINGS

                                    AGL - 2

                                 EXHIBIT INDEX

ITEM 24. EXHIBITS


  (8)(j)(iii) Form of Amendment to Fund Participation Agreement by and between
              Janus Aspen Series, Janus Distributors, LLC and American General Life Insurance Company.

  (8)(j)(iv) Form of Amendment to Distribution and Shareholder Services Agreement by and between Janus Distributors.

  (8)(s) Form of Participation Agreement among Western National Life Insurance Company, The Variable Annuity Life Insurance Company, VALIC Company II and American General Distributors, Inc., dated May 12, 2010.

  (8)(v) Form of Consents to Assignment of the Fund Participation and Other Agreements.

  (9)         Opinion of Counsel and Consent of Depositor.

  (10)        Consents.

                                      E-1